As filed with the Securities and Exchange Commission on October 31, 2018

Registration No. 333-226774

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 3

to

FORM S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ETON PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	2834	37-1858472
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

21925 W. Field Parkway, Suite 235

Deer Park, Illinois 60010

(847) 787-7361

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Sean E. Brynjelsen

President and Chief Executive Officer

Eton Pharmaceuticals, Inc.

21925 W. Field Parkway, Suite 235

Deer Park, Illinois 60010

(847) 787-7361

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Daniel K. Donahue, Esq. Christopher M. Piazza, Esq. Greenberg Traurig, LLP 3161 Michelson Drive, Suite 1000 Irvine, California 92612 Telephone: (949) 732-6557	Martin C. Glass, Esq. Jenner & Block LLP 919 Third Avenue New York, New York 10022 Telephone: (212) 891-1600

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act (check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(5)
Common Stock, $0.001 par value per share	$20,700,000	$2,577.15
Underwriter Warrant (2)(3)(4)	$100	—
Shares of Common Stock underlying Underwriter Warrant	$2,587,500	$322.15

(1)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended. Includes the aggregate offering price of additional shares that the underwriter has the option to purchase to cover over-allotments, if any.

(2)	No registration fee required pursuant to Rule 457(g) under the Securities Act of 1933.
(3)	Registers a warrant to be granted to the underwriter for an amount equal to 10% of the number of the shares sold to the public.
(4)	Pursuant to Rule 416 under the Securities Act of 1933, this registration statement shall be deemed to cover the additional securities (i) to be offered or issued in connection with any provision of any securities purported to be registered hereby to be offered pursuant to terms which provide for a change in the amount of securities being offered or issued to prevent dilution resulting from stock splits, stock dividends, or similar transactions and (ii) of the same class as the securities covered by this registration statement issued or issuable prior to completion of the distribution of the securities covered by this registration statement as a result of a split of, or a stock dividend on, the registered securities.
(5)	Of which, $2,886.41 has been previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment, which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION, DATED OCTOBER 31, 2018

3,000,000 Shares of Common Stock

ETON PHARMACEUTICALS, INC.

Eton Pharmaceuticals, Inc. is offering shares of common stock on a firm commitment basis. This is an initial public offering of our common stock and there is presently no public market for our common stock. The initial public offering price is $6.00 per share. We intend to apply for listing of our common stock on the NASDAQ Global Market under the symbol “ETON.”

We are an “emerging growth company” under the federal securities laws and will have the option to use reduced public company reporting requirements. Please see “Risk Factors” beginning on page 6 to read about certain factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Price to Public	Underwriting Discounts and Commissions (1)	Proceeds to Eton Pharmaceuticals, Inc.
Per Share	$6.00	$0.49	$5.51
Total Offering	$18,000,000	$1,476,000	$16,524,000

(1)	Does not include our obligation to reimburse the underwriter for its expenses in an amount not to exceed $200,000. See “Underwriting” for a description of the compensation payable to the underwriter.

The underwriter may also purchase an additional 450,000 shares of our common stock amounting to 15% of the number of shares offered to the public, within 45 days of the date of this prospectus, to cover over-allotments, if any, on the same terms set forth above.

The underwriter expects to deliver the shares on or about , 2018.

National Securities Corporation

The date of this prospectus is        , 2018

Neither we nor the underwriter has authorized anyone to provide any information or make any representations other than those contained in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. Neither we nor the underwriter takes responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the common stock.

Through and including         , 2018 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

For investors outside of the United States: Neither we nor the underwriter has done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States are required to inform themselves about, and to observe any restrictions relating to, this offering and the distribution of this prospectus outside of the United States.

(i)

Prospectus Summary

Investing in our common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below, together with all of the other information in this prospectus, including our financial statements and related notes, before investing in our common stock. If any of the following risks materialize, our business, financial condition, operating results and prospects could be materially and adversely affected. In that event, the price of our common stock could decline, and you could lose part or all of your investment.

Our Company

Overview

Eton Pharmaceuticals, Inc. is a specialty pharmaceutical company focused on developing and commercializing innovative pharmaceutical products utilizing the FDA’s 505(b)(2) regulatory pathway. Our business model is to develop proprietary innovative products that fulfill an unmet patient need.

The 505(b)(2) pathway is intended for molecules that have been previously approved by the FDA or have already been proven to be safe and effective. A 505(b)(2) product typically reformulates the known molecule in a new strength or dosage form. 505(b)(2) products have the advantage of potentially significantly lower development costs and shorter development timelines versus traditional new molecular entities.

A 505(b)(2) NDA is an application that contains full reports of investigations of safety and effectiveness, but where at least some of the information required for approval comes from studies not conducted by or for the applicant. This alternate regulatory pathway enables the applicant to rely, in part, on the FDA’s findings of safety and efficacy for an existing product, or published literature, in support of its application. A 505(b)(2) product candidate might rely on the clinical studies or literature of a previously FDA-approved drug, or rely on the literature and physician usage of an FDA-unapproved drug. We believe there is a significant opportunity to pursue alternative formulations of off-patent drugs using the 505(b)(2) regulatory pathway.

Our Products

We have established a diversified pipeline of product candidates in various stages of development. Our six lead products include:

Innovative Formula Products

Three innovative formula products for which we have developed unique formulations of already approved molecules that we believe will provide a significant safety, efficacy, or cost benefit to patients and practitioners:

●	EM-100 is an ophthalmic product with a unique preservative-free formulation of the active ingredient ketotifen, and is indicated for the treatment of allergic conjunctivitis. EM-100 is expected to be the first preservative-free ophthalmic product approved for allergic conjunctivitis. According to IRI, a market research organization, the market for ketotifen ophthalmic anti-allergy products is more than $55 million annually. We believe our EM-100 product candidate will address the entire $55 million market for ketotifen ophthalmic anti-allergy products and we expect to capture a small percentage of the market with our EM-100 product candidate. An ANDA for EM-100 has been filed with the FDA and we anticipate receiving marketing approval in 2019.

●	ET-103 is an oral liquid formulation of levothyroxine, which is widely used in tablet and capsule form, and is indicated for the treatment of hypothyroidism. According to IQVIA, an independent pharmaceutical data company, the market for ET-103’s active ingredient in tablet and capsule form is greater than $2.6 billion annually, and we expect to convert a small percentage of the tablet market to our liquid product. We believe our innovative formula will provide a significant benefit to geriatric and pediatric patients that have trouble swallowing pills.

●	CT-100 is our patent-pending synthetic corticotropin therapeutic candidate that mimics the amino acid chain of injectable product H.P. Acthar Gel. H.P Acthar Gel currently sells for a list price of over $38,000 per vial and is currently approved for 19 indications, including as a prescription add-on medicine for the short-term administration of rheumatoid arthritis to tide patients over an acute episode or exacerbation. We believe that the annual sales of H.P. Acthar Gel for all 19 indications exceed $1 billion, and that 10% to 20% of the patients using H.P. Acthar Gel are being treated for the rheumatoid arthritis indication. We intend to pursue one indication for CT-100, as a prescription add-on medicine for the short-term administration of rheumatoid arthritis to tide patients over an acute episode or exacerbation. We believe our CT-100 product candidate will address the entire market presently served by H.P. Acthar Gel for the rheumatoid arthritis indication and we expect to capture a small percentage of the market with our CT-100 product candidate. We believe CT-100 would provide patients with an alternative treatment option at a discounted price.

We have held two written response meetings with the FDA regarding CT-100 and we are currently working with a clinical research organization to analyze the cost and protocol for CT-100’s clinical program based on the FDA’s feedback. If the project is determined to be cost prohibitive for us, we may seek to partner with or license the product to a larger or more well-capitalized company. For this reason, as of the date of this prospectus, we are unable to estimate the amount required to fund CT-100 through regulatory approval and we do not intend to allocate a meaningful amount of our cash on hand or net proceeds of this offering towards CT-100.

DESI Conversion Products

Three products that are reformulations of currently unapproved, or DESI drugs, by which we will seek to convert the market from the DESI product to our product candidate for which we are seeking FDA approval:

●	DS-300 is a patent-pending injectable product candidate indicated to treat nutritional deficiencies in neonates. The DESI product we are targeting with DS-300 has annual sales of approximately $19 million. Our DS-300 product candidate has been granted Fast Track Designation and an NDA for the product has been filed under a rolling review. We expect the product to be approved in 2019.

●	DS-200 is an injectable product candidate indicated to treat nutritional deficiencies. The DESI product we are targeting with DS-200 has annual sales of approximately $6 million. Our DS-200 product candidate was also granted Fast Track Designation and we expect the product’s NDA will be filed in 2019.

●	DS-100 is an injectable product candidate indicated for therapeutic neurolysis for the relief of intractable pain, generally defined as severe, constant pain that is not curable by any known means. The DESI product we are targeting with DS-100 has annual sales of approximately $11 million. We expect the product’s NDA will be filed in 2019.

We will seek to convert the market from the current DESI products to our product candidates for which we are seeking FDA approval. DESI products, also known as “grandfathered” or “unapproved” products, are products that were marketed prior to 1962 when the FDA began requiring proof of efficacy, in addition to safety, in order to gain approval. The FDA has allowed DESI products to remain on the market until someone receives formal FDA approval for the molecule. We will pursue a formal approval via the 505(b)(2) NDA pathway for our products. Based on the FDA’s published guidance document, we would expect the currently marketed DESI product to exit the market within one year of our product’s approval. However, none of our DESI conversion products are subject to patent protection or market exclusivity under the provisions of the Federal Food, Drug and Cosmetic Act, or FDCA. Following FDA approval of our product candidates for which we have no patent protection or market exclusivity, our competitors may seek to develop a competing product pursuant to the 505(j) pathway, which is an abbreviated pathway used for the regulatory approval of generic product candidates. As a result of the foregoing, and the fact that 505(b)(2) product candidates generally have shorter timelines to, and lower cost of, regulatory approval, we may find that the market opportunity for our product candidates that target DESI products and for which we have no patent protection or market exclusivity is relatively small due to the fact that barriers to entry are low and generic competition may follow within relatively short time periods after our product is approved.

Early Stage Products

We also have two early stage products under development:

●	ET-101. ET-101 is an innovative oral liquid product for use in the treatment of epilepsy. The active ingredient in ET-101 is FDA-approved in an oral solid dosage form but is not approved in oral liquid form. We anticipate submitting a patent application on our unique formulation and expect to file the NDA for ET-101 in 2020.

●	ET-102. ET-102 is an innovative oral liquid product for use as a muscle relaxant in the treatment of muscle contractions due to multiple sclerosis. The active ingredient in ET-102 is FDA-approved in an oral solid dosage form but is not approved in an oral liquid form. We expect to file the NDA for ET-102 in 2020.

We intend to focus on product candidates that are liquid in formulation, including injections, oral liquids and ophthalmics, and qualify under the FDA’s 505(b)(2) regulatory pathway. Our corporate strategy is to pursue what we perceive to be low-risk 505(b)(2) candidates where existing published literature, historical clinical trials, or physician usage has established safety and/or efficacy of the molecule, thereby reducing the incremental clinical burden required for us to bring the product to patients. We intend to focus on product candidates that we believe will offer innovative and proprietary functional advantages to currently available alternatives.

We intend to pursue product candidates that require a single small Phase 3 trial, a bio-equivalence trial, or literature-based filings. Prior to initiating significant development activities on a product candidate, we typically meet with the FDA to establish a defined clinical and regulatory path to approval. We intend to pursue product opportunities where patient demand is not being met by current FDA-approved pharmaceutical products. This may include products that are being supplied on an unapproved basis, products that are currently being compounded, internationally approved products that are widely used offshore but not approved in the United States, or approved products where we believe we can provide a lower-cost alternative to an existing high-priced branded product. While we may opportunistically pursue 505(b)(2) opportunities across all dosage forms, we are primarily focused on liquid products, including injectables, oral liquids and ophthalmics.

2017 Private Placement of Series A Preferred Stock

On June 20, 2017, we completed the private placement of 6,685,082 shares of our Series A preferred stock, at an offering price of $3.00 per share, for the gross proceeds of approximately $20.1 million. Pursuant to the terms of our current amended and restated certificate of incorporation, the Series A preferred stock accumulates dividends at the rate of 6% per annum. The shares of Series A preferred stock plus all accrued but unpaid dividends on the Series A preferred stock will automatically convert into shares of our common stock concurrent with the completion of this offering, at the conversion price of 50% of the initial public offering price, provided, however, in no event shall the conversion price be greater than $3.00 nor less than $2.25 per share. Assuming that this offering was completed on June 30, 2018 at a price of $6.00 per share, and based on dividends accrued through such date in the amount of $1,242,875, the Series A preferred stock would have converted into 7,099,374 shares of our common stock.

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Risks Related to Our Business

Our business is subject to numerous risks, which are highlighted in the section “Risk Factors” immediately following this prospectus summary. Some of those risks include:

●	our future financial and operating results;

●	the report of our independent registered public accounting firm as of and for the period ended December 31, 2017 states that due to our accumulated deficit and negative operating cash flows and potential redemption demands under our redeemable convertible preferred stock there is substantial doubt about our ability to continue as a going concern;

●	our intentions, expectations and beliefs regarding anticipated growth, market penetration and trends in our business;
●	the timing and success of our plan of commercialization;
●	our ability to successfully develop and clinically test our product candidates;
●	our ability to file for FDA approval of our product candidates through the 505(b)(2) regulatory pathway;
●	our ability to obtain FDA approval for any of our product candidates;
●	our ability to comply with all U.S. and foreign regulations concerning the development, manufacture and sale of our product candidates;
●	the adequacy of the net proceeds of this offering;
●	the effects of market conditions on our stock price and operating results;
●	our ability to maintain, protect and enhance our intellectual property and the risks associated with the fact that we hold only two patent applications at this time and no issued patents;
●	the effects of increased competition in our market and our ability to compete effectively;
●	our plans to use the proceeds from this offering;
●	costs associated with initiating and defending intellectual property infringement and other claims;
●	the attraction and retention of qualified employees and key personnel;
●	future acquisitions of or investments in complementary companies or technologies; and
●	our ability to comply with evolving legal standards and regulations, particularly concerning requirements for being a public company.

Corporate Information

We were incorporated under the laws of the state of Delaware in April 2017. We were initially a wholly-owned subsidiary of Imprimis Pharmaceuticals, Inc., or Imprimis. On June 20, 2017, we completed a Series A preferred stock financing with third-party investors and, as of December 31, 2017, Imprimis owned 3,500,000 shares of our common stock, or approximately 27% of our capital stock on an as-converted to common stock basis. We are no longer a subsidiary of Imprimis. Our principal executive offices are located at 21925 W. Field Parkway, Suite 235, Deer Park, Illinois, 60010, and our telephone number is (847) 787-7361. Our website address is www.etonpharma.com. The information contained in, or accessible through, our website is not incorporated by reference into this prospectus, and you should not consider any information contained in, or that can be accessed through, our website as part of this prospectus or in deciding whether to purchase our common stock.

We own two U.S. federal trademark applications and unregistered trademarks, including our company name. All other trademarks or trade names referred to in this prospectus are the property of their respective owners. Solely for convenience, the trademarks and trade names in this prospectus are referred to without the symbols ® and ™, but such references should not be construed as any indication that their respective owners will not assert, to the fullest extent under applicable law, their rights thereto.

Emerging Growth Company

The Jumpstart Our Business Startups Act, or the JOBS Act, was enacted in April 2012 with the intention of encouraging capital formation in the United States and reducing the regulatory burden on newly public companies that qualify as “emerging growth companies.” We are an emerging growth company within the meaning of the JOBS Act. As an emerging growth company, we may take advantage of certain exemptions from various public reporting requirements, including:

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●	the requirement that our internal control over financial reporting be attested to by our independent registered public accounting firm pursuant to Section 404 of the Sarbanes-Oxley Act of 2002;

●	certain requirements related to the disclosure of executive compensation in this prospectus and in our periodic reports and proxy statements;

●	the requirement that we hold a nonbinding advisory vote on executive compensation and any golden parachute payments; and

●	the ability to delay compliance with new or revised financial accounting standards until private companies are required to comply with the new or revised financial accounting standard.

We may take advantage of the exemptions under the JOBS Act discussed above until we are no longer an emerging growth company. We will remain an emerging growth company until the earliest to occur of (1) the last day of the fiscal year in which we have $1.07 billion or more in annual revenue; (2) the date we qualify as a “large accelerated filer,” with at least $700 million of equity securities held by non-affiliates; (3) the date on which we have issued, in any three-year period, more than $1.0 billion in non-convertible debt securities; or (4) the last day of the fiscal year ending after the fifth anniversary of our initial public offering.

We may choose to take advantage of some, but not all, of the available benefits under the JOBS Act. We are choosing to irrevocably “opt out” of the extended transition periods available under the JOBS Act for complying with new or revised accounting standards, but we intend to take advantage of the other exemptions discussed above. Accordingly, the information contained herein and in our subsequent filing with the Securities and Exchange Commission may be different than the information you receive from other public companies in which you hold stock.

For certain risks related to our status as an emerging growth company, see the disclosure elsewhere in this prospectus under “Risk Factors — Risks Related to this Offering and Owning Our Common Stock — We are an ‘emerging growth company’ under the JOBS Act of 2012 and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors.”

The Offering

Common stock offered by us	3,000,000 shares
Common stock to be outstanding after this
offering	16,318,354 shares

Over-allotment option offered by us	450,000 shares

Proposed NASDAQ symbol	“ETON”

Use of proceeds	We estimate that the net proceeds from the sale of the shares of common stock in this offering will be approximately $15.8 million, or approximately $18.3 million if the underwriter exercises its option to purchase additional shares in full, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. We intend to use the net proceeds from this offering for clinical trials and product development, FDA filing fees, laboratory expansion, as well as for other general corporate purposes, including general and administrative expenses and working capital. See “Estimated Use of Proceeds”.

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The number of shares of our common stock to be outstanding after this offering is based on 13,318,354 shares of common stock outstanding as of the date of this prospectus (including preferred stock on an as-converted basis as of June 30, 2018 assuming a conversion price of $3.00 per share of the Series A preferred stock), and excludes:

●	1,225,000 shares of our common stock issuable upon exercise of outstanding options, with a weighted average exercise price of $1.43 per share, granted pursuant to our 2017 Equity Incentive Plan, or the 2017 Plan;

●	100,000 shares of common stock issuable upon the settlement of outstanding restricted stock units pursuant to the 2017 Plan;

●	approximately 1,289,548 shares of our common stock issuable upon exercise of outstanding warrants, with a weighted average exercise price of $1.61 per share, which includes an estimated 689,548 shares of our common stock issuable upon exercise of a warrant issued to the underwriter as placement agent compensation in connection with the offering of our Series A preferred stock;

●	up to 450,000 shares issuable pursuant to the underwriter’s over-allotment option;

●	300,000 shares issuable upon exercise of a warrant to be issued to the underwriter as part of its compensation in connection with this offering (up to 345,000 shares if the overallotment option is exercised) at an exercise price of $7.50 per share;

•	956,020 shares of our common stock to be reserved for future issuance under our 2018 Equity Incentive Plan, or 2018 Plan, which will become effective at the time of execution of the underwriting agreement for this offering and contains provisions that automatically increase its share reserve each year, as more fully described in “Executive Compensation—Equity Incentive Plans;” and

•	150,000 shares of common stock reserved for issuance under our 2018 Employee Stock Purchase Plan, or 2018 ESPP, which will become effective at the time of execution of the underwriting agreement for this offering and which contains provisions that automatically increase its share reserve each year, as more fully described in “Executive Compensation—Equity Incentive Plans.”

Except as otherwise indicated, all information in this prospectus assumes:

●	the automatic conversion of all outstanding shares of our redeemable convertible preferred stock into an aggregate of 7,099,374 shares of common stock in connection with the closing of this offering (assuming a conversion as of June 30, 2018 at a conversion price of $3.00 per share of the Series A preferred stock);

●	no exercise of outstanding warrants or options described above;

●	the filing and effectiveness of our amended and restated certificate of incorporation and the effectiveness of our amended and restated bylaws, each of which will occur in connection with the closing of this offering; and

●	no exercise of the underwriter’s over-allotment option.

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Summary Financial Data

The following tables summarize our financial data. You should read this summary financial data together with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes that are included elsewhere in this prospectus. The financial information for the period from April 27, 2017 (inception) to December 31, 2017 is derived from the audited financial statements that are included elsewhere in this prospectus. The statement of operations data for the periods ended June 30, 2017 and 2018 and the balance sheet data as of June 30, 2018 have been derived from our unaudited financial statements that are included elsewhere in this prospectus. The unaudited financial statements were prepared on a basis consistent with our audited financial statements and include, in management’s opinion, all adjustments, consisting only of normal recurring adjustments that we consider necessary for a fair presentation of the financial information set forth in those statements. Our historical results are not necessarily indicative of the results that may be expected in the future, and our interim results are not necessarily indicative of the results to be expected for the full year or any other period.

	Period from April 27, 2017 (Inception) to December 31, 2017	Period from April 27, 2017 to June 30, 2017	Six Months Ended June 30, 2018
Statement of Operations Data (in thousands)		(unaudited)	(unaudited)

Revenues	$—	$—	$—
Net loss	$(7,156)	$(2,184)	$(6,100)
Net loss per share attributable to common shareholders - basic and diluted	$(2.50)	$(0.69)	$(1.80)

	June 30, 2018
(in thousands)	Actual	Pro Forma (1)	Pro Forma as Adjusted (2)
	(unaudited)	(unaudited)	(unaudited)
Balance Sheet Data:
Cash and cash equivalents	$8,946	$8,946	$24,952
Working capital	$8,028	$8,028	$24,034
Total assets	$9,646	$9,646	$25,450
Total redeemable convertible preferred stock – Series A	$20,432	$—	$—
Total common stock	$6	$13	$16
Additional paid-in capital	$3,225	$46,830	$62,631
Total shareholders’ (deficit) equity	$(12,936)	$8,512	$24,316

(1) The pro forma column reflects the automatic conversion of 6,685,082 shares of our Series A preferred stock at the close of this offering into 7,099,374 shares of our common stock and reclassified into common stock and additional paid-in capital and the reclassification of the warrant liability into additional paid-in capital.

(2) The pro forma as adjusted column reflects all adjustments included in the pro forma column and gives effect to the sale by us of 3,000,000 shares of common stock offered by this prospectus at the public offering price of $6.00 and deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

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RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below, together with all of the other information in this prospectus, including our financial statements and related notes, before investing in our common stock. If any of the following risks materialize, our business, financial condition, operating results and prospects could be materially and adversely affected. In that event, the price of our common stock could decline, and you could lose part or all of your investment.

Risks Relating to Our Business

We are a specialty pharmaceutical company with a limited operating history, and it is difficult for potential investors to evaluate our business. We are a specialty pharmaceutical company founded in April 2017 and have not commenced revenue-producing operations. To date, our operations have consisted of the preliminary formulation, testing and development of our initial product candidates. Our limited operating history makes it difficult for potential investors to evaluate our initial product candidates or our prospective operations. As an early stage company, we are subject to all the risks inherent in the initial organization, financing, expenditures, complications and delays in a new business. Further, biopharmaceutical product development is a highly speculative undertaking, involves a substantial degree of risk, and is a capital-intensive business. Accordingly, you should consider our prospects in light of the costs, uncertainties, delays and difficulties frequently encountered by companies in the early stages of development, especially clinical-stage biopharmaceutical companies such as ours. Potential investors should carefully consider the risks and uncertainties that a company with a limited operating history will face. In particular, potential investors should consider that we may be unable to:

●	successfully implement or execute our current business plan, or develop a business plan that is sound;

●	successfully complete clinical trials and obtain regulatory approval for the marketing of our product candidates;

●	successfully contract for the manufacture of our clinical drug products and establish a commercial drug supply;

●	secure market exclusivity or adequate intellectual property protection for our product candidates;

●	attract and retain an experienced management and advisory team; or

●	raise sufficient funds in the capital markets to effectuate our business plan, including clinical development, regulatory approval and commercialization for our product candidates.

Investors should evaluate an investment in us in light of the uncertainties encountered by developing companies in a competitive environment. There can be no assurance that our efforts will be successful or that we will ultimately be able to attain profitability. If we cannot successfully execute any one of the foregoing, our business may not succeed and your investment will be adversely affected.

We have a history of significant operating losses and anticipate continued operating losses for the foreseeable future. From our inception in April 2017 through December 31, 2017 and for the six months ended June 30, 2018, we incurred a net loss of $7.2 million and $6.1 million, respectively, and our operations used $4.7 million and $4.1 million of cash and cash equivalents, respectively. Following completion of this offering, we expect to incur substantial expenses without any corresponding revenues unless and until we are able to obtain regulatory approval and successfully commercialize a product candidate. We expect to incur significant expense to complete our clinical programs for our product candidates in the United States and elsewhere. We may never be able to obtain regulatory approval for the marketing of our product candidates in any indication in the United States or internationally. Even if we are able to commercialize our product candidates, there can be no assurance that we will generate significant revenues or ever achieve profitability.

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We expect to have significant research, regulatory and development expenses as we advance our product candidates. As a result, we expect to incur substantial losses for the foreseeable future, and these losses will be increasing. We are uncertain when or if we will be able to achieve or sustain profitability. If we achieve profitability in the future, we may not be able to sustain profitability in subsequent periods. Failure to become and remain profitable may impair our ability to sustain operations and adversely affect our business and our ability to raise capital. If we are unable to generate positive cash flow within a reasonable period of time, we may be unable to further pursue our business plan or continue operations, in which case you may lose your entire investment.

The report of our independent registered public accounting firm as of and for the period ended December 31, 2017 states that due to our accumulated deficit and negative operating cash flows and potential redemption demands under our redeemable convertible preferred stock there is substantial doubt about our ability to continue as a going concern.

We expect we will need additional financing to execute our business plan and fund operations, which additional financing may not be available on reasonable terms or at all. As of June 30, 2018, we had total assets of $9.6 million and working capital of $8.0 million. We believe that we require a minimum of $10 million of additional capital in order to fund our current business plan over, at least, the 12 months following the date of this prospectus, including the securing of regulatory approval and commencement commercial sales of at least one drug product candidate. We further believe that the net proceeds of this offering, along with our cash on hand, will allow us to fund our business plan over the 24 months following the date of this prospectus without the need for internally or externally generated capital. We have undertaken this initial public offering of our common shares to acquire the necessary capital. However, we may require additional capital, the receipt of which there can be no assurance. In the event we require additional capital, we will endeavor to seek additional funds through various financing sources, including the sale of our equity and debt securities, licensing fees for our technology and joint ventures with industry partners. In addition, we will consider alternatives to our current business plan that may enable to us to achieve revenue producing operations and meaningful commercial success with a smaller amount of capital. However, there can be no guarantees that such funds will be available on commercially reasonable terms, if at all. If such financing is not available on satisfactory terms, we may be unable to further pursue our business plan and we may be unable to continue operations, in which case you may lose your entire investment.

We will need to grow the size of our organization, and we may experience difficulties in managing this growth. As our development and commercialization plans and strategies develop, we will need to expand the size of our employee and consultant/contractor base. Future growth would impose significant added responsibilities on members of management, including the need to identify, recruit, maintain, motivate and integrate additional employees. In addition, our management may have to divert a disproportionate amount of its attention away from our day-to-day activities and devote a substantial amount of time to managing these growth activities. Our future financial performance and our ability to commercialize our product candidates and any other future product candidates and our ability to compete effectively will depend, in part, on our ability to effectively manage our future growth.

If we are not successful in attracting and retaining highly qualified personnel, we may not be able to successfully implement our business strategy. In addition, the loss of the services of our senior management would adversely impact our business prospects. Our management team has expertise in many different aspects of drug development and commercialization. However, our ability to compete in the highly competitive pharmaceuticals industry depends in large part upon our ability to attract and retain highly qualified managerial, scientific and medical personnel. We will need to hire additional personnel as we further develop our product candidates. Competition for skilled personnel in our market is intense and competition for experienced scientists may limit our ability to hire and retain highly qualified personnel on acceptable terms. Despite our efforts to retain valuable employees, members of our management, scientific and medical teams may terminate their employment with us on short notice. The loss of the services of any of our executive officers or other key employees, or our inability to hire targeted executives, could potentially harm our business, operating results or financial condition. In particular, we believe that the loss of the services of our chief executive officer would have a material adverse effect on our business.

Other pharmaceutical companies with which we compete for qualified personnel have greater financial and other resources, different risk profiles, and a longer history in the industry than we do. They also may provide more diverse opportunities and better chances for career advancement. Some of these characteristics may be more appealing to high-quality candidates than what we have to offer. If we are unable to continue to attract and retain high-quality personnel, the rate and success at which we can develop and commercialize product candidates would be limited.

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If product liability lawsuits are brought against us, we may incur substantial liabilities and may be required to limit commercialization of our product candidates. We face a potential risk of product liability as a result of the clinical testing of our product candidates and will face an even greater risk if we commercialize any of our product candidates or any other future product. For example, we may be sued if any product we develop, including any of our product candidates, or any materials that we use in our products allegedly causes injury or is found to be otherwise unsuitable during product testing, manufacturing, marketing or sale. Any such product liability claims may include allegations of defects in manufacturing, defects in design, a failure to warn of dangers inherent in the product, negligence, strict liability and a breach of warranties. In the US, claims could also be asserted under state consumer protection acts. If we cannot successfully defend ourselves against product liability claims, we may incur substantial liabilities or be required to limit commercialization of our product candidates. Even successful defense would require significant financial and management resources. Regardless of the merits or eventual outcome, liability claims may result in:

●	decreased demand for any of our product candidates or any future products that we may develop;

●	injury to our reputation;

●	withdrawal of clinical trial participants;

●	costs to defend the related litigation;

●	a diversion of management’s time and our resources;

●	substantial monetary awards to trial participants or patients;

●	product recalls, withdrawals or labeling, marketing or promotional restrictions;

●	the inability to commercialize some or all of our product candidates; and

●	a decline in the value of our stock.

As of the date of this prospectus, we carry product liability insurance we consider adequate for our current level of clinical testing and development. However, we will need additional product liability coverage at the time we commence commercial sale of our initial product. Our inability to obtain and retain sufficient product liability insurance at an acceptable cost to protect against potential product liability claims could prevent or inhibit the commercialization of products we develop. Although we will endeavor to obtain and maintain such insurance in coverage amounts we deem adequate, any claim that may be brought against us could result in a court judgment or settlement in an amount that is not covered, in whole or in part, by our insurance or that is in excess of the limits of our insurance coverage. Our insurance policies also have various exclusions, and we may be subject to a product liability claim for which we have no coverage. We may have to pay any amounts awarded by a court or negotiated in a settlement that exceed our coverage limitations or that are not covered by our insurance, and we may not have, or be able to obtain, sufficient capital to pay such amounts.

We may acquire businesses or products, or form strategic alliances, in the future, and we may not realize the benefits of such acquisitions. We may acquire additional businesses or products, form strategic alliances or create joint ventures with third parties that we believe will complement or augment our existing business. If we acquire businesses with promising markets or technologies, we may not be able to realize the benefit of acquiring such businesses if we are unable to successfully integrate them with our existing operations and company culture. We may encounter numerous difficulties in developing, manufacturing and marketing any new products resulting from a strategic alliance or acquisition that delay or prevent us from realizing their expected benefits or enhancing our business. We cannot assure you that, following any such acquisition, we will achieve the expected synergies to justify the transaction.

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Our business operations could suffer in the event of information technology systems’ failures or security breaches. While we believe that we have implemented adequate security measures within our internal information technology and networking systems, our information technology systems may be subject to security breaches, damages from computer viruses, natural disasters, terrorism, and telecommunication failures. Any system failure or security breach could cause interruptions in our operations in addition to the possibility of losing proprietary information and trade secrets. To the extent that any disruption or security breach results in inappropriate disclosure of our confidential information, our competitive position may be adversely affected and we may incur liability or additional costs to remedy the damages caused by these disruptions or security breaches.

Sales of counterfeits of any of our product candidates, as well as unauthorized sales of any of our product candidates, may have adverse effects on our revenues, business, results of operations and damage our brand and reputation. Our product candidates may become subject to competition from counterfeit pharmaceutical products, which are pharmaceutical products sold under the same or very similar brand names and/or having a similar appearance to genuine products, but which are sold without proper licenses or approvals. Such products divert sales from genuine products, often are of lower cost, often are of lower quality (having different ingredients or formulations, for example), and have the potential to damage the reputation for quality and effectiveness of the genuine product. Obtaining regulatory approval for our product candidates is a complex and lengthy process. If during the period while the regulatory approval is pending illegal sales of counterfeit products begin, consumers may buy such counterfeit products, which could have an adverse impact on our revenues, business and results of operations. In addition, if illegal sales of counterfeits result in adverse side effects to consumers, we may be associated with any negative publicity resulting from such incidents. Although pharmaceutical regulation, control and enforcement systems throughout the world have been increasingly active in policing counterfeit pharmaceuticals, we may not be able to prevent third parties from manufacturing, selling or purporting to sell counterfeit products competing with our product candidates. Such sales may also be occurring without our knowledge. The existence and any increase in production or sales of counterfeit products or unauthorized sales could negatively impact our revenues, brand reputation, business and results of operations.

We have entered into several arrangements with related parties for the development and marketing of certain product candidates and these arrangements present potential conflicts of interest. Our Chief Executive Officer, Sean Brynjelsen, has a material ownership interest in several companies from which we have licensed or acquired product development and marketing rights. See, “Management — Related Party Transactions.” We are required to pay these entities a combination of licensing fees, milestone payments and royalty payments. The transactional agreements also subject us to a loss of our rights to the product candidates in the event we breach any of our representations, warranties or covenants included in the agreements. While we believe the terms of the transactional agreements, including the licensing fees, milestone payments and royalty payments, approximate the terms and payments we could have obtained in an arms’ length transaction with an unaffiliated party, these arrangements may present Mr. Brynjelsen with a conflict of interest in the event of dispute between the parties. Although we believe we have mechanisms in place to protect the interests of our stockholders, including a board of directors, a majority of which are independent and have no interest in these related parties, there can be no assurance that a conflict of interest will not arise or that any such conflict will not adversely impact the interests of our stockholders.

Risks Related to Product Development, Regulatory Approval, Manufacturing and Commercialization

We depend entirely on the success of our product candidates, which have not yet demonstrated efficacy for their target or any other indications. If we are unable to generate revenues from our product candidates, our ability to create stockholder value will be limited. Our product candidates are in the early stages of clinical development and as of the date of this prospectus we do not generate revenues from any FDA approved drug products. An ANDA was submitted for our EM-100 product candidate and an NDA was submitted for our DS-300 product candidate in January 2018. We expect to submit an Investigational New Drug Applications, or IND, or foreign equivalent to the FDA or international regulatory authorities for our CT-100 product candidate, and may be required to submit INDs for our other product candidates, seeking approval to initiate our clinical trials in humans in the United States or other countries yet to be determined. We plan on submitting our clinical trial protocols and receive approvals from the FDA and international regulatory authorities before we commence any clinical trials. We may not be successful in obtaining acceptance from the FDA or comparable foreign regulatory authorities to start our clinical trials. If we do not obtain such acceptance, the time in which we expect to commence clinical programs for any product candidate will be extended and such extension will increase our expenses and increase our need for additional capital. Moreover, there is no guarantee that our clinical trials will be successful or that we will continue clinical development in support of an approval from the FDA or comparable foreign regulatory authorities for any indication. We note that most product candidates never reach the clinical development stage and even those that do commence clinical development have only a small chance of successfully completing clinical development and gaining regulatory approval. Therefore, our business currently depends entirely on the successful development, regulatory approval and commercialization of our product candidates, which may never occur.

We face competition from other biotechnology and pharmaceutical companies and our operating results will suffer if we fail to compete effectively. The biotechnology and pharmaceutical industries are intensely competitive and subject to rapid and significant technological change. We have existing competitors and potential new competitors in a number of jurisdictions, many of which have or will have substantially greater name recognition, commercial infrastructures and financial, technical and personnel resources than we have. Established competitors may invest heavily to quickly discover and develop novel compounds that could make any of our product candidates obsolete or uneconomical. In addition, mergers and acquisitions in the biotechnology and pharmaceutical industries may result in even more resources being concentrated among a smaller number of our competitors, potentially reducing or eliminating our commercial opportunity. Furthermore, such potential competitors may enter the market before us, and their products may be designed to circumvent our pending patent applications and any patents we may receive. They may also challenge, narrow or invalidate any granted patents or our patent applications, and such patents and patent applications may fail to provide adequate protection for our product candidates. Any new product that competes with an approved product may need to demonstrate compelling advantages in efficacy, cost, convenience, tolerability and safety to be commercially successful. Other competitive factors, including generic competition, could force us to lower prices or could result in reduced sales. In addition, new products developed by others could emerge as competitors to our product candidates. If we are not able to compete effectively against our current and future competitors, our business will not grow and our financial condition and operations will suffer.

We face substantial competition, which may result in others discovering, developing and commercializing products before or more successfully than our product candidates. The development and commercialization of new drugs is highly competitive. We face competition (from major pharmaceutical companies, specialty pharmaceutical companies and biotechnology companies worldwide) with respect to our current product candidates and will face competition with respect to any product candidates that we may seek to develop or commercialize in the future. We compete directly with companies that focus on 505(b)(2) and generic drugs, and companies dedicating their resources to novel forms of therapies for these indications. Many of these competitors are attempting to develop products for our target indications. We face the risk that our competitors will develop a competing product using the same 505(b)(2) pathway that we intend to pursue. Our business model is to focus on product candidates that we consider to have a shorter timeline to, and lower cost of, regulatory approval.  These attributes can also be taken advantage of by our competitors to develop and obtain marketing approval of a competing product. In addition, following FDA approval of our product candidates for which we have no patent protection, our competitors may seek to develop a competing product pursuant to the 505(j) pathway, which is an abbreviated pathway used for the regulatory approval of generic product candidates.  As a result of the foregoing, we may find that the market opportunity for our product candidates for which we have no patent protection is relatively small due to the fact that barriers to entry are low and generic competition may follow within relatively short time periods after our product is approved. With the proliferation of new drugs and therapies in these areas, we expect to face increasingly intense competition as new technologies become available. Any product candidates that we successfully develop and commercialize will compete with existing products and new products that may become available in the future.

There are products already approved for all of the indications we are targeting. Many of these approved products are well established therapies and are widely accepted by physicians, patients and third-party payors. This may make it difficult for us to achieve our business strategy of replacing existing products with our product candidates. In addition, where we are able to offer benefits over existing products offered by our competitors, those competitors may reformulate their drugs in a manner that mimics the benefits offered by our product candidates. As noted below, many of our product candidates are not eligible for patent protection or the market and data exclusivity provisions under the Federal Food, Drug and Cosmetic Act, or FDCA. Consequently, our commercial operations face significant direct competition and our competitors may develop products that are similar to ours and perhaps safer, more effective, more convenient or less costly than any that we are developing or that would render our product candidates obsolete or non-competitive. Our inability to successfully compete could negatively impact our business, results of operations and stock price.

Our competitors may obtain FDA or other regulatory approval for comparable products more rapidly than we may obtain approval for ours, and the risk of our competitors doing so may lead us to develop drug candidates without disclosing certain information with regard to such candidates. We hold one patent application for our CT-100 product candidate and one provisional patent application for our DS-300 product candidate. In addition, we expect that we or our development partner will file a patent application covering our ET-103 product candidate in the fourth quarter of 2018. Other than any protection that may be afforded by the issuance of a patent with respect to such applications, of which there can be no assurance, we do not believe that any of our current product candidates are eligible for patent protection or the market and data exclusivity provisions under the FDCA. The FDCA provides three years of marketing exclusivity for an NDA, 505(b)(2) NDA, or supplement to an existing NDA or 505(b)(2) NDA if new clinical investigations, other than bioavailability studies, that were conducted or sponsored by the applicant are deemed by the FDA to be essential to the approval of the application, for example (for new indications, dosages, strengths or dosage forms of an existing drug). Many of our competitors have significantly greater financial, manufacturing, marketing, drug development, technical and human resources than we do. As a result, many of our competitors have the ability to bring a product candidate to market more rapidly than we can and depending on the nature of their product candidate they could substantially delay the introduction of our product candidate into the market if their products qualifies for the market and data exclusivity provisions under the FDCA. In order to preserve any competitive advantage, we will, at times, make the decision to pursue a product candidate for which we will not disclose the API, dosage or reference drug until such time as we believe that any competitive advantage would not be materially compromised by public disclosure of such information, which in some cases may be as a late as our receipt of marketing approval from the FDA. Our business currently depends on our ability to bring our product candidates to market in a manner that preserves our perceived competitive advantage and any loss of that competitive advantage could negatively impact our business, results of operations and stock price.

If we are not able to obtain any required regulatory approvals for our product candidates, we will not be able to commercialize our product candidate and our ability to generate revenue will be limited. We may be required to successfully complete clinical trials for our product candidates before we can apply for marketing approval. Even if we complete any such clinical trials, it does not assure marketing approval. Any such clinical trials may be unsuccessful, which would materially harm our business. Even if such initial clinical trials are successful, we may be required to conduct additional clinical trials to establish our product candidates’ safety and efficacy, before an NDA or Biologics License Application, or BLA, or their foreign equivalents can be filed with the FDA or comparable foreign regulatory authorities for marketing approval of our product candidates.

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Clinical testing is expensive, is difficult to design and implement, can take many years to complete and is uncertain as to outcome. Success in early phases of pre-clinical and clinical trials does not ensure that later clinical trials will be successful, and interim results of a clinical trial do not necessarily predict final results. A failure of one or more of our clinical trials can occur at any stage of testing. We may experience numerous unforeseen events during, or as a result of, the clinical trial process that could delay or prevent our ability to receive regulatory approval or commercialize our product candidates. The research, testing, manufacturing, labeling, packaging, storage, approval, sale, marketing, advertising and promotion, pricing, export, import and distribution of drug products are subject to extensive regulation by the FDA and other regulatory authorities in the United States and other countries, which regulations differ from country to country. We are not permitted to market our product candidates as prescription pharmaceutical products in the United States until we receive approval of an NDA from the FDA, or in any foreign countries until we receive the requisite approval from such countries. In the United States, the FDA generally requires the completion of clinical trials of each drug to establish its safety and efficacy and extensive pharmaceutical development to ensure its quality before an NDA is approved. Regulatory authorities in other jurisdictions impose similar requirements. Of the large number of drugs in development, only a small percentage result in the submission of an NDA to the FDA and even fewer are eventually approved for commercialization. As of the date of this prospectus, an ANDA has been submitted for our EM-100 product candidate and an NDA has been submitted to the FDA for our DS-300 product candidate, however, there can be no assurance our NDA will be approved by the FDA. If our development efforts for our product candidates, including regulatory approval, are not successful for their planned indications, or if adequate demand for our product candidates is not generated, our business will be materially adversely affected.

Our success depends on the receipt of regulatory approval and the issuance of such regulatory approvals is uncertain and subject to a number of risks, including the following:

●	the results of any required toxicology studies may not support the filing of an IND for our product candidates;

●	the FDA or comparable foreign regulatory authorities or Institutional Review Boards, or IRB, may disagree with the design or implementation of our clinical trials;

●	we may not be able to provide acceptable evidence of our product candidates’ safety and efficacy;

●	the results of our clinical trials may not be satisfactory or may not meet the level of statistical or clinical significance required by the FDA, European Medicines Agency, or EMA, or other regulatory agencies for marketing approval;

●	the dosing of our product candidates in any required clinical trial may not be at an optimal level;

●	patients in our clinical trials may suffer adverse effects for reasons that may or may not be related to our product candidates;

●	the data collected from clinical trials may not be sufficient to support the submission of an NDA, BLA or other submission or to obtain regulatory approval in the United States or elsewhere;

●	the FDA or comparable foreign regulatory authorities may fail to approve the manufacturing processes or facilities of third-party manufacturers with which we contract for clinical and commercial supplies; and

●	the approval policies or regulations of the FDA or comparable foreign regulatory authorities may significantly change in a manner rendering our clinical data insufficient for approval.

Failure to obtain regulatory approval for our product candidates for the foregoing, or any other reasons, will prevent us from commercializing our product candidates, and our ability to generate revenue will be materially impaired. We cannot guarantee that regulators will agree with our assessment of the results of the clinical trials we intend to conduct in the future or that such trials will be successful. The FDA, EMA and other regulators have substantial discretion in the approval process and may refuse to accept any application or may decide that our data is insufficient for approval and require additional clinical trials, or pre-clinical or other studies. In addition, varying interpretations of the data obtained from pre-clinical and clinical testing could delay, limit or prevent regulatory approval of our product candidates.

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We are a clinical stage company and as of the date of this prospectus only one ANDA and one NDA have been submitted for our product candidates and we have not received regulatory approval to market any product candidates in any jurisdiction. We have only limited experience in filing the applications necessary to gain regulatory approvals and expect to rely on consultants and third party contract research organizations, or CROs, with expertise in this area to assist us in this process. Securing regulatory approvals to market a product requires the submission of clinical, and pharmacokinetic data, information about product manufacturing processes and inspection of facilities and supporting information to the appropriate regulatory authorities for each therapeutic indication to establish a product candidate’s safety and efficacy for each indication. Our product candidates may prove to have undesirable or unintended side effects, toxicities or other characteristics that may preclude us from obtaining regulatory approval or prevent or limit commercial use with respect to one or all intended indications.

The process of obtaining regulatory approvals is expensive, often takes many years, if approval is obtained at all, and can vary substantially based upon, among other things, the type, complexity and novelty of the product candidates involved, the jurisdiction in which regulatory approval is sought and the substantial discretion of the regulatory authorities. Changes in regulatory approval policies during the development period, changes in or the enactment of additional statutes or regulations, or changes in regulatory review for a submitted product application may cause delays in the approval or rejection of an application. Regulatory approval obtained in one jurisdiction does not necessarily mean that a product candidate will receive regulatory approval in all jurisdictions in which we may seek approval, but the failure to obtain approval in one jurisdiction may negatively impact our ability to seek approval in a different jurisdiction. Failure to obtain regulatory marketing approval for our product candidates will prevent us from commercializing the product candidate, and our ability to generate revenue will be materially impaired.

If the FDA does not conclude that our product candidates satisfy the requirements for the 505(b)(2) regulatory approval pathway, or if the requirements for approval of any of our product candidates under Section 505(b)(2) are not as we expect, the approval pathway for our product candidates will likely take significantly longer, cost significantly more and encounter significantly greater complications and risks than anticipated, and in any case may not be successful. We intend to seek FDA approval through the 505(b)(2) regulatory pathway for seven of our eight current product candidates described in this prospectus. The Drug Price Competition and Patent Term Restoration Act of 1984, also known as the Hatch-Waxman Act, added Section 505(b)(2) to the Federal Food, Drug and Cosmetic Act, or FDCA. Section 505(b)(2) permits the filing of an NDA where at least some of the information required for approval comes from studies that were not conducted by or for the applicant. If the FDA does not allow us to pursue the 505(b)(2) regulatory pathway for our product candidates as anticipated, we may need to conduct additional clinical trials, provide additional data and information and meet additional standards for regulatory approval. If this were to occur, the time and financial resources required to obtain FDA approval for our product candidates would likely substantially increase. Moreover, the inability to pursue the 505(b)(2) regulatory pathway could result in new competitive products reaching the market faster than our product candidates, which could materially adversely impact our competitive position and prospects. Even if we are allowed to pursue the 505(b)(2) regulatory pathway for a product candidate, we cannot assure you that we will receive the requisite or timely approvals for commercialization of such product candidate. For example, we had under development a patented injectable pentoxifylline therapeutic candidate, which we believed would satisfy the requirements of the 505(b)(2) regulatory pathway. However, based on a pre-IND meeting with the FDA in March 2018 to discuss the clinical and regulatory pathway for the product, we have decided to suspend all further development activities for this candidate indefinitely due to extraordinarily high costs of the clinical trials that would be required by the FDA.

Notwithstanding the approval of many products by the FDA pursuant to Section 505(b)(2), over the last few years some pharmaceutical companies and others have objected to the FDA’s interpretation of Section 505(b)(2) to allow reliance on the FDA’s prior findings of safety and effectiveness. If the FDA changes its interpretation of Section 505(b)(2), or if the FDA’s interpretation is successfully challenged in court, this could delay or even prevent the FDA from approving any Section 505(b)(2) application that we submit. In addition, we expect that our competitors will file citizens’ petitions with the FDA in an attempt to persuade the FDA that our product candidate, or the clinical studies that support their approval, contain deficiencies. Such actions by our competitors could delay or even prevent the FDA from approving any NDA that we submit under Section 505(b)(2).

Moreover, the FDA recently adopted an interpretation of the three-year exclusivity provisions whereby a 505(b)(2) application can be blocked by exclusivity even if does not rely on the previously-approved drug that has exclusivity (or any safety or effectiveness information regarding that drug). Under the FDA’s new interpretation, approval may be blocked by exclusivity awarded to a previously-approved drug product that shares certain innovative features with our product, even if our 505(b)(2) application does not identify the previously-approved drug product as a listed drug or rely upon any of its safety or efficacy data. Any failure to obtain regulatory approval of our product candidates would significantly limit our ability to generate revenues, and any failure to obtain such approval for all of the indications and labeling claims we deem desirable could reduce our potential revenues.

An NDA submitted under Section 505(b)(2) subjects us to the risk that we may be subject to a patent infringement lawsuit that would delay or prevent the review or approval of our product candidate. The 505(b)(2) application would enable us to reference published literature or the FDA’s previous findings of safety and effectiveness for the branded reference drug. For NDAs submitted under Section 505(b)(2) of the FDCA, the patent certification and related provisions of the Hatch-Waxman Act apply. In accordance with Hatch-Waxman Act, in seeking approval for a drug through such an NDA, applicants are required to list with the FDA each patent whose claims cover the applicant’s product. Upon approval of a drug, each of the patents listed in the application for the drug is then published in the FDA’s Approved Drug Products with Therapeutic Equivalence Evaluations, commonly known as the Orange Book. Drugs listed in the Orange Book can, in turn, be cited by potential generic competitors in support of approval of an abbreviated new drug application, or ANDA. An ANDA provides for marketing of a drug product that has the same active ingredients in the same strengths and dosage form as the listed drug and has been shown to be bioequivalent to the listed drug. Other than the requirement for bioequivalence testing, ANDA applicants are not required to conduct, or submit results of, pre-clinical or clinical tests to prove the safety or effectiveness of their drug product. Drugs approved in this way are commonly referred to as “generic equivalents” to the listed drug, and can often be substituted by pharmacists under prescriptions written for the original listed drug.

The ANDA applicant is required to certify to the FDA concerning any patents listed for the approved product in the FDA’s Orange Book. Specifically, the applicant must certify that either: (i) the required patent information has not been filed; (ii) the listed patent has expired; (iii) the listed patent has not expired, but will expire on a particular date and approval is sought after patent expiration; or (iv) the listed patent is invalid or will not be infringed by the new product. The ANDA applicant may also elect to submit a section viii statement certifying that its proposed ANDA label does not contain (or carves out) any language regarding the patented method-of-use rather than certify to a listed method-of-use patent. If the applicant does not challenge the listed patents, the ANDA application will not be approved until all the listed patents claiming the referenced product have expired.

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A certification that the new product will not infringe the already approved product’s listed patents, or that such patents are invalid or unenforceable, is called a Paragraph IV certification. If the ANDA applicant has provided a Paragraph IV certification to the FDA, the applicant must also send notice of the Paragraph IV certification to the NDA and patent holders once the ANDA has been accepted for filing by the FDA. The NDA and patent holders may then initiate a patent infringement lawsuit in response to the notice of the Paragraph IV certification. Under the Hatch-Waxman Act, the holder of patents that the 505 (b)(2) application references may file a patent infringement lawsuit after receiving notice of the Paragraph IV certification. Filing of a patent infringement lawsuit against the filer of the 505(b)(2) applicant within 45 days of the patent owner’s receipt of notice triggers a one-time, automatic, 30-month stay of the FDA’s ability to approve the 505(b)(2) NDA, unless patent litigation is resolved in the favor of the Paragraph IV filer or the patent expires before that time. Accordingly, we may invest a significant amount of time and expense in the development of one or more product candidates only to be subject to significant delay and patent litigation before such product candidates may be commercialized, if at all.

In addition, a 505(b)(2) application will not be approved until any non-patent exclusivity, such as exclusivity for obtaining approval of a new chemical entity, or NCE, listed in the Orange Book for the referenced product has expired. The FDA may also require us to perform one or more additional clinical studies or measurements to support the change from the branded reference drug, which could be time consuming and could substantially delay our achievement of regulatory approvals for such product candidates. The FDA may also reject our future 505(b)(2) submissions and require us to file such submissions under Section 505(b)(1) of the FDCA, which would require us to provide extensive data to establish safety and effectiveness of the drug for the proposed use and could cause delay and be considerably more expensive and time consuming. These factors, among others, may limit our ability to successfully commercialize our product candidates.

Companies that produce branded reference drugs routinely bring litigation against ANDA or 505(b)(2) applicants that seek regulatory approval to manufacture and market generic and reformulated forms of their branded products. These companies often allege patent infringement or other violations of intellectual property rights as the basis for filing suit against an ANDA or 505(b) (2) applicant. Likewise, patent holders may bring patent infringement suits against companies that are currently marketing and selling their approved generic or reformulated products. Litigation to enforce or defend intellectual property rights is often complex and often involves significant expense and can delay or prevent introduction or sale of our product candidates. If patents are held to be valid and infringed by our product candidates in a particular jurisdiction, we would, unless we could obtain a license from the patent holder, be required to cease selling in that jurisdiction and may need to relinquish or destroy existing stock in that jurisdiction. There may also be situations where we use our business judgment and decide to market and sell our approved products, notwithstanding the fact that allegations of patent infringement(s) have not been finally resolved by the courts, which is known as an “at-risk launch.” The risk involved in doing so can be substantial because the remedies available to the owner of a patent for infringement may include, among other things, damages measured by the profits lost by the patent owner and not necessarily by the profits earned by the infringer. In the case of a willful infringement, the definition of which is subjective, such damages may be increased up to three times. Moreover, because of the discount pricing typically involved with bioequivalent and, to a lesser extent, 505(b)(2) products, patented branded products generally realize a substantially higher profit margin than bioequivalent and, to a lesser extent, 505(b)(2) products, resulting in disproportionate damages compared to any profits earned by the infringer. An adverse decision in patent litigation could have a material adverse effect on our business, financial position and results of operations and could cause the market value of our common stock to decline.

Even if we receive regulatory approval for any of our product candidates, we may not be able to successfully commercialize the product and the revenue that we generate from its sales, if any, may be limited. If approved for marketing, the commercial success of our product candidates will depend upon each product’s acceptance by the medical community, including physicians, patients and health care payors. The degree of market acceptance for any of our product candidates will depend on a number of factors, including:

●	demonstration of clinical safety and efficacy;

●	relative convenience, dosing burden and ease of administration;

●	the prevalence and severity of any adverse effects;

●	the willingness of physicians to prescribe our product candidates, and the target patient population to try new therapies;

●	efficacy of our product candidates compared to competing products;

●	the introduction of any new products that may in the future become available targeting indications for which our product candidates may be approved;

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●	new procedures or therapies that may reduce the incidences of any of the indications in which our product candidates may show utility;

●	pricing and cost-effectiveness;

●	the inclusion or omission of our product candidates in applicable therapeutic and vaccine guidelines;

●	the effectiveness of our own or any future collaborators’ sales and marketing strategies;

●	limitations or warnings contained in approved labeling from regulatory authorities;

●	our ability to obtain and maintain sufficient third-party coverage or reimbursement from government health care programs, including Medicare and Medicaid, private health insurers and other third-party payors or to receive the necessary pricing approvals from government bodies regulating the pricing and usage of therapeutics; and

●	the willingness of patients to pay out-of-pocket in the absence of third-party coverage or reimbursement or government pricing approvals.

If any of our product candidates are approved, but do not achieve an adequate level of acceptance by physicians, health care payors, and patients, we may not generate sufficient revenue and we may not be able to achieve or sustain profitability. Our efforts to educate the medical community and third-party payors on the benefits of our product candidates may require significant resources and may never be successful.

In addition, even if we obtain regulatory approvals, the timing or scope of any approvals may prohibit or reduce our ability to commercialize our product candidates successfully. For example, if the approval process takes too long, we may miss market opportunities and give other companies the ability to develop competing products or establish market dominance. Any regulatory approval we ultimately obtain may be limited or subject to restrictions or post-approval commitments that render our product candidates not commercially viable. For example, regulatory authorities may approve any of our product candidates for fewer or more limited indications than we request, may not approve the price we intend to charge for any of our product candidates, may grant approval contingent on the performance of costly post-marketing clinical trials, or may approve any of our product candidates with a label that does not include the labeling claims necessary or desirable for the successful commercialization of that indication. Further, the FDA or comparable foreign regulatory authorities may place conditions on approvals or require risk management plans or a Risk Evaluation and Mitigation Strategy, or REMS, to assure the safe use of the drug. If the FDA concludes a REMS is needed, the FDA will not approve the NDA without an approved REMS, if required. A REMS could include medication guides, physician communication plans, or elements to assure safe use, such as restricted distribution methods, patient registries and other risk minimization tools. The FDA may also require a REMS for an approved product when new safety information emerges. Any of these limitations on approval or marketing could restrict the commercial promotion, distribution, prescription or dispensing of our product candidates. Moreover, product approvals may be withdrawn for non-compliance with regulatory standards or if problems occur following the initial marketing of the product. Any of the foregoing scenarios could materially harm the commercial success of our product candidates.

Even if we obtain marketing approval for any of our product candidates, we will be subject to ongoing obligations and continued regulatory review, which may result in significant additional expense. Additionally, our product candidates could be subject to labeling and other restrictions and withdrawal from the market and we may be subject to penalties if we fail to comply with regulatory requirements or if we experience unanticipated problems with our product candidates. Even if we obtain regulatory approval for any of our product candidates for an indication, the FDA or foreign equivalent may still impose significant restrictions on their indicated uses or marketing or the conditions of approval, or impose ongoing requirements for potentially costly and time-consuming post-approval studies, including Phase 4 clinical trials, and post-market surveillance to monitor safety and efficacy. Our product candidates will also be subject to ongoing regulatory requirements governing the manufacturing, labeling, packaging, storage, distribution, safety surveillance, advertising, promotion, recordkeeping and reporting of adverse events and other post-market information. These requirements include registration with the FDA, as well as continued compliance with current Good Clinical Practices regulations, or cGCPs, for any clinical trials that we conduct post-approval. In addition, manufacturers of drug products and their facilities are subject to continual review and periodic inspections by the FDA and other regulatory authorities for compliance with current Good Manufacturing Processes, or cGMP, requirements relating to quality control, quality assurance and corresponding maintenance of records and documents.

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The FDA has the authority to require a REMS as part of an NDA or after approval, which may impose further requirements or restrictions on the distribution or use of an approved drug, such as limiting prescribing to certain physicians or medical centers that have undergone specialized training, limiting treatment to patients who meet certain safe-use criteria or requiring patient testing, monitoring and/or enrollment in a registry.

With respect to sales and marketing activities by us or any future partner, advertising and promotional materials must comply with FDA rules in addition to other applicable federal, state and local laws in the United States and similar legal requirements in other countries. In the United States, the distribution of product samples to physicians must comply with the requirements of the U.S. Prescription Drug Marketing Act. Application holders must obtain FDA approval for product and manufacturing changes, depending on the nature of the change. We may also be subject, directly or indirectly through our customers and partners, to various fraud and abuse laws, including, without limitation, the U.S. Anti-Kickback Statute, U.S. False Claims Act, and similar state laws, which impact, among other things, our proposed sales, marketing, and scientific/educational grant programs. If we participate in the U.S. Medicaid Drug Rebate Program, the Federal Supply Schedule of the U.S. Department of Veterans Affairs, or other government drug programs, we will be subject to complex laws and regulations regarding reporting and payment obligations. All of these activities are also potentially subject to U.S. federal and state consumer protection and unfair competition laws. Similar requirements exist in many of these areas in other countries.

In addition, if any of our product candidates are approved for a particular indication, our product labeling, advertising and promotion would be subject to regulatory requirements and continuing regulatory review. The FDA strictly regulates the promotional claims that may be made about prescription products. In particular, a product may not be promoted for uses that are not approved by the FDA as reflected in the product’s approved labeling. If we receive marketing approval for our product candidates, physicians may nevertheless legally prescribe our products to their patients in a manner that is inconsistent with the approved label. If we are found to have promoted such off-label uses, we may become subject to significant liability and government fines. The FDA and other agencies actively enforce the laws and regulations prohibiting the promotion of off-label uses, and a company that is found to have improperly promoted off-label uses may be subject to significant sanctions. The federal government has levied large civil and criminal fines against companies for alleged improper promotion and has enjoined several companies from engaging in off-label promotion. The FDA has also requested that companies enter into consent decrees of permanent injunctions under which specified promotional conduct is changed or curtailed.

If we or a regulatory agency discovers previously unknown problems with a product, such as adverse events of unanticipated severity or frequency, problems with the facility where the product is manufactured, or we or our manufacturers fail to comply with applicable regulatory requirements, we may be subject to the following administrative or judicial sanctions:

●	restrictions on the marketing or manufacturing of the product, withdrawal of the product from the market, or voluntary or mandatory product recalls;

●	issuance of warning letters or untitled letters;

●	clinical holds;

●	injunctions or the imposition of civil or criminal penalties or monetary fines;

●	suspension or withdrawal of regulatory approval;

●	suspension of any ongoing clinical trials;

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●	refusal to approve pending applications or supplements to approved applications filed by us, or suspension or revocation of product license approvals;

●	suspension or imposition of restrictions on operations, including costly new manufacturing requirements; or

●	product seizure or detention or refusal to permit the import or export of product.

The occurrence of any event or penalty described above may inhibit our ability to commercialize our product candidates and generate revenue. Adverse regulatory action, whether pre- or post-approval, can also potentially lead to product liability claims and increase our product liability exposure.

Obtaining and maintaining regulatory approval of our product candidates in one jurisdiction does not mean that we will be successful in obtaining regulatory approval of our product candidates in other jurisdictions. Obtaining and maintaining regulatory approval of our product candidates in one jurisdiction does not guarantee that we will be able to obtain or maintain regulatory approval in any other jurisdiction, but a failure or delay in obtaining regulatory approval in one jurisdiction may have a negative effect on the regulatory approval process in others. For example, even if the FDA grants marketing approval of a product candidate, comparable regulatory authorities in foreign jurisdictions must also approve the manufacturing, marketing and promotion of the product candidate in those countries. Approval procedures vary among jurisdictions and can involve requirements and administrative review periods different from those in the United States, including additional preclinical studies or clinical trials, as clinical studies conducted in one jurisdiction may not be accepted by regulatory authorities in other jurisdictions. In many jurisdictions outside the United States, a product candidate must be approved for reimbursement before it can be approved for sale in that jurisdiction. In some cases, the price that we intend to charge for our products is also subject to approval.

Obtaining foreign regulatory approvals and compliance with foreign regulatory requirements could result in significant delays, difficulties and costs for us and could delay or prevent the introduction of our products in certain countries. If we fail to comply with the regulatory requirements in international markets and/or to receive applicable marketing approvals, our target market will be reduced and our ability to realize the full market potential of our product candidates will be harmed.

We currently have a limited sales and marketing organization. If we are unable to secure a sales and marketing partner or establish satisfactory sales and marketing capabilities, we may not successfully commercialize any of our product candidates. As of the date of this prospectus, we have limited sales and marketing personnel. In order to commercialize products that are approved for commercial sales, we must either collaborate with third parties that have such commercial infrastructure or develop our own sales and marketing infrastructure. If we are not successful entering into appropriate collaboration arrangements, or recruiting sufficient sales and marketing personnel or in building a sales and marketing infrastructure, we will have difficulty successfully commercializing our product candidates, which would adversely affect our business, operating results and financial condition.

We may not be able to enter into collaboration agreements on terms acceptable to us or at all. In addition, even if we enter into such relationships, we may have limited or no control over the sales, marketing and distribution activities of these third parties. Our future revenues may depend heavily on the success of the efforts of these third parties. If we elect to establish a sales and marketing infrastructure we may not realize a positive return on this investment. In addition, we will have to compete with established and well-funded pharmaceutical and biotechnology companies to recruit, hire, train and retain sales and marketing personnel. Factors that may inhibit our efforts to commercialize our product candidates without strategic partners or licensees include:

●	our inability to recruit and retain adequate numbers of effective sales and marketing personnel;

●	the inability of sales personnel to obtain access to or persuade adequate numbers of physicians to prescribe any of our product candidates;

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●	the lack of complementary products to be offered by sales personnel, which may put us at a competitive disadvantage relative to companies with more extensive product lines; and

●	unforeseen costs and expenses associated with creating an independent sales and marketing organization.

Current and future legislation may increase the difficulty and cost for us to obtain marketing approval of and commercialize our product candidates and affect the prices we may obtain. In the United States and some foreign jurisdictions, there have been a number of legislative and regulatory changes and proposed changes regarding the healthcare system that could prevent or delay marketing approval for our product candidates, restrict or regulate post-approval activities and affect our ability to profitably sell our product candidates. Legislative and regulatory proposals have been made to expand post-approval requirements and restrict sales and promotional activities for pharmaceutical products. We do not know whether additional legislative changes will be enacted, or whether the FDA regulations, guidance or interpretations will be changed, or what the impact of such changes on the marketing approvals of our product candidates, if any, may be. In addition, increased scrutiny by the U.S. Congress of the FDA’s approval process may significantly delay or prevent marketing approval, as well as subject us to more stringent product labeling and post-marketing testing and other requirements.

In the United States, the Medicare Modernization Act, or MMA, changed the way Medicare covers and pays for pharmaceutical products. The legislation expanded Medicare coverage for drug purchases by the elderly and introduced a new reimbursement methodology based on average sales prices for drugs. In addition, this legislation authorized Medicare Part D prescription drug plans to use formularies where they can limit the number of drugs that will be covered in any therapeutic class. As a result of this legislation and the expansion of federal coverage of drug products, we expect that there will be additional pressure to contain and reduce costs. These cost reduction initiatives and other provisions of this legislation could decrease the coverage and price that we receive for our product candidates and could seriously harm our business. While the MMA applies only to drug benefits for Medicare beneficiaries, private payors often follow Medicare coverage policy and payment limitations in setting their own reimbursement rates, and any reduction in reimbursement that results from the MMA may result in a similar reduction in payments from private payors.

In March 2010, the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act, collectively referred to as the Health Care Reform Law, was enacted, which substantially changes the way health care is financed by both governmental and private insurers, and significantly impacts the U.S. pharmaceutical industry. The Health Care Reform Law, among other things, imposed reporting requirements on manufacturers related to drug samples and financial relationships with physicians and teaching hospitals, increased the minimum Medicaid rebates owed by manufacturers under the Medicaid Drug Rebate Program and extended the rebate program to individuals enrolled in Medicaid managed care organizations, established annual fees on manufacturers of certain branded prescription drugs, and established a Medicare Part D coverage gap discount program.

In addition, other legislative changes have been proposed and adopted in the United States since the Health Care Reform Law was enacted. These changes include, among others, aggregate reductions of Medicare payments to providers of up to 2% per fiscal year. We expect that additional state and federal healthcare reform measures will be adopted in the future, which may alter or completely replace the existing healthcare financing structure. Any of these reform measures could limit the amounts that federal and state governments will pay for healthcare products and services, which could result in reduced demand for any such product candidate that we may have developed or additional pricing pressures on our business.

The healthcare regulatory environment in the U.S. is still in flux, and judicial challenges and legislative initiatives to modify, limit, or repeal the Health Care Reform Law continue, and may increase in light of the change in administration following the 2016 U.S. presidential election.

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Since January 2017, President Trump has signed two executive orders and other directives designed to delay, circumvent, or loosen certain requirements mandated by the Health Care Reform Law. Concurrently, Congress has considered legislation that would repeal or repeal and replace all or part of the Health Care Reform Law. While Congress has not passed repeal legislation, the Tax Cuts and Jobs Act of 2017 includes a provision repealing, effective January 1, 2019, the tax-based shared responsibility payment imposed by the Health Care Reform Law on certain individuals who fail to maintain qualifying health coverage for all or part of a year that is commonly referred to as the “individual mandate.” Additionally, on January 22, 2018, President Trump signed a continuing resolution on appropriations for fiscal year 2018 that delayed the implementation of certain Health Care Reform Law-mandated fees, including the so-called “Cadillac” tax on certain high cost employer-sponsored insurance plans, the annual fee imposed on certain health insurance providers based on market share, and the medical device excise tax on non-exempt medical devices. Congress may consider other legislation to repeal or replace elements of the Health Care Reform Law. We cannot predict the impact on our business of changes to current laws and regulations. However, any changes that lower reimbursements for products for which we may obtain regulatory approval, or that impose administrative and financial burdens on us, could adversely affect our business.

The policies of the FDA or similar regulatory authorities may change and additional government regulations may be enacted that could prevent, limit or delay regulatory approval of our product candidates. For example, in December 2016, the 21st Century Cures Act, was signed into law. The 21st Century Cures Act, among other things, is intended to modernize the regulation of drugs and biologics and spur innovation, but it has not yet been fully implemented and its ultimate implementation is unclear. Furthermore, the Trump administration has taken several executive actions, including the issuance of a number of Executive Orders, that could impose significant burdens on, or otherwise materially delay, the FDA’s ability to engage in routine regulatory and oversight activities such as implementing statutes through rulemaking, issuance of guidance, and review and approval of marketing applications. If these executive actions impose constraints on FDA’s ability to engage in oversight and implementation activities in the normal course, our business may be negatively impacted. If we are slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies, or if we are not able to maintain regulatory compliance, our product candidates may lose any regulatory approval that may have been obtained and we may not achieve or sustain profitability, which would adversely affect our business.

Our future growth may depend, in part, on our ability to penetrate international markets, where we would be subject to additional regulatory burdens and other risks and uncertainties. Our future profitability may depend, in part, on our ability to commercialize our product candidates in international markets for which we intend to rely on collaborations with third parties. If we commercialize any of our product candidates in international markets, we would be subject to additional risks and uncertainties, including:

●	our customers’ ability to obtain reimbursement for our product candidates in international markets;

●	our inability to directly control commercial activities because we are relying on third parties;

●	the burden of complying with complex and changing international regulatory, tax, accounting and legal requirements;

●	different medical practices and customs in foreign countries affecting acceptance in the marketplace;

●	import or export licensing requirements;

●	longer accounts receivable collection times;

●	longer lead times for shipping;

●	language barriers for technical training;

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●	reduced protection of intellectual property rights in some foreign countries;

●	foreign currency exchange rate fluctuations; and

●	the interpretation of contractual provisions governed by foreign laws in the event of a contract dispute.

International sales of our product candidates could also be adversely affected by the imposition of governmental controls, political and economic instability, trade restrictions and changes in tariffs, any of which may adversely affect our results of operations.

If we market any of our product candidates in a manner that violates healthcare fraud and abuse laws, or if we violate government price reporting laws, we may be subject to civil or criminal penalties. The FDA enforces laws and regulations which require that the promotion of pharmaceutical products be consistent with the approved prescribing information. While physicians may prescribe an approved product for a so-called “off label” use, it is unlawful for a pharmaceutical company to promote its products in a manner that is inconsistent with its approved label and any company which engages in such conduct can be subject to significant liability. Similarly, industry codes in the EU and other foreign jurisdictions prohibit companies from engaging in off-label promotion and regulatory agencies in various countries enforce violations of the code with civil penalties. While we intend to ensure that our promotional materials are consistent with our label, regulatory agencies may disagree with our assessment and may issue untitled letters, warning letters or may institute other civil or criminal enforcement proceedings. In addition to FDA restrictions on marketing of pharmaceutical products, several other types of state and federal healthcare fraud and abuse laws have been applied in recent years to restrict certain marketing practices in the pharmaceutical industry. These laws include the U.S. Anti-Kickback Statute, U.S. False Claims Act and similar state laws. Because of the breadth of these laws and the narrowness of the safe harbors, it is possible that some of our business activities could be subject to challenge under one or more of these laws.

The U.S. Anti-Kickback Statute prohibits, among other things, knowingly and willfully offering, paying, soliciting or receiving remuneration to induce, or in return for, purchasing, leasing, ordering or arranging for the purchase, lease or order of any healthcare item or service reimbursable under Medicare, Medicaid or other federally financed healthcare programs. This statute has been interpreted broadly to apply to arrangements between pharmaceutical manufacturers on the one hand and prescribers, purchasers and formulary managers on the other. Although there are several statutory exemptions and regulatory safe harbors protecting certain common activities from prosecution, the exemptions and safe harbors are drawn narrowly, and practices that involve remuneration intended to induce prescribing, purchasing or recommending may be subject to scrutiny if they do not qualify for an exemption or safe harbor. Our practices may not, in all cases, meet all of the criteria for safe harbor protection from anti-kickback liability. Moreover, recent health care reform legislation has strengthened these laws. For example, the Health Care Reform Law, among other things, amends the intent requirement of the U.S. Anti-Kickback Statute and criminal health care fraud statutes; a person or entity no longer needs to have actual knowledge of this statute or specific intent to violate it. In addition, the Health Care Reform Law provides that the government may assert that a claim including items or services resulting from a violation of the U.S. Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the U.S. False Claims Act. Federal false claims laws prohibit any person from knowingly presenting, or causing to be presented, a false claim for payment to the federal government or knowingly making, or causing to be made, a false statement to get a false claim paid.

Over the past few years, several pharmaceutical and other healthcare companies have been prosecuted under these laws for a variety of alleged promotional and marketing activities, such as: allegedly providing free trips, free goods, sham consulting fees and grants and other monetary benefits to prescribers; reporting to pricing services inflated average wholesale prices that were then used by federal programs to set reimbursement rates; engaging in off-label promotion that caused claims to be submitted to Medicare or Medicaid for non-covered, off-label uses; and submitting inflated best price information to the Medicaid Rebate Program to reduce liability for Medicaid rebates. Most states also have statutes or regulations similar to the U.S. Anti-Kickback Statute and the U.S. False Claims Act, which apply to items and services reimbursed under Medicaid and other state programs, or, in several states, apply regardless of the payor. Sanctions under these federal and state laws may include substantial civil monetary penalties, exclusion of a manufacturer’s products from reimbursement under government programs, substantial criminal fines and imprisonment.

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We will be completely dependent on third parties to manufacture our product candidates, and our commercialization of our product candidates could be halted, delayed or made less profitable if those third parties fail to obtain manufacturing approval from the FDA or comparable foreign regulatory authorities, fail to provide us with sufficient quantities of our product candidates or fail to do so at acceptable quality levels or prices. We do not currently have, nor do we plan to acquire, the capability or infrastructure to manufacture the active pharmaceutical ingredient, or API, in our product candidates for use in our clinical trials or for commercial product, if any. In addition, we do not have the capability to encapsulate any of our product candidates as a finished drug product for commercial distribution. As a result, we will be obligated to rely on contract manufacturers, if and when any of our product candidates are approved for commercialization. While we have entered into certain agreements with contract manufacturers for clinical and commercial supply, there can be no assurance we will be able to maintain those relationships or engage additional contract manufacturers for clinical or commercial supply of any of our product candidates on favorable terms to us, or at all.

The facilities used by our contract manufacturers to manufacture our product candidates must be approved by the FDA or comparable foreign regulatory authorities pursuant to inspections that will be conducted after we submit an NDA or BLA to the FDA or their equivalents to other relevant regulatory authorities. We will not control the manufacturing process of, and will be completely dependent on, our contract manufacturing partners for compliance with cGMPs for manufacture of both active drug substances and finished drug products. These cGMP regulations cover all aspects of the manufacturing, testing, quality control and record keeping relating to our product candidates. If our contract manufacturers do not successfully manufacture material that conforms to our specifications and the strict regulatory requirements of the FDA or others, they will not be able to secure or maintain regulatory approval for their manufacturing facilities. If the FDA or a comparable foreign regulatory authority does not approve these facilities for the manufacture of our product candidates or if it withdraws any such approval in the future, we may need to find alternative manufacturing facilities, which would significantly impact our ability to develop, obtain regulatory approval for or market our product candidates, if approved.

Our contract manufacturers will be subject to ongoing periodic unannounced inspections by the FDA and corresponding state and foreign agencies for compliance with cGMPs and similar regulatory requirements. We will not have control over our contract manufacturers’ compliance with these regulations and standards. Failure by any of our contract manufacturers to comply with applicable regulations could result in sanctions being imposed on us, including fines, injunctions, civil penalties, failure to grant approval to market any of our product candidates, delays, suspensions or withdrawals of approvals, operating restrictions and criminal prosecutions, any of which could significantly and adversely affect our business. In addition, we will not have control over the ability of our contract manufacturers to maintain adequate quality control, quality assurance and qualified personnel. Failure by our contract manufacturers to comply with or maintain any of these standards could adversely affect our ability to develop, obtain regulatory approval for or market any of our product candidates.

If, for any reason, these third parties are unable or unwilling to perform, we may not be able to terminate our agreements with them, and we may not be able to locate alternative manufacturers or formulators or enter into favorable agreements with them and we cannot be certain that any such third parties will have the manufacturing capacity to meet future requirements. If these manufacturers or any alternate manufacturer of finished drug product experiences any significant difficulties in its respective manufacturing processes for our API or finished products or should cease doing business with us, we could experience significant interruptions in the supply of any of our product candidates or may not be able to create a supply of our product candidates at all. Were we to encounter manufacturing issues, our ability to produce a sufficient supply of any of our product candidates might be negatively affected. Our inability to coordinate the efforts of our third party manufacturing partners, or the lack of capacity available at our third party manufacturing partners, could impair our ability to supply any of our product candidates at required levels. Because of the significant regulatory requirements that we would need to satisfy in order to qualify a new bulk or finished product manufacturer, if we face these or other difficulties with our current manufacturing partners, we could experience significant interruptions in the supply of any of our product candidates if we decided to transfer the manufacture of any of our product candidates to one or more alternative manufacturers in an effort to deal with the difficulties.

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Any manufacturing problem or the loss of a contract manufacturer could be disruptive to our operations and result in lost sales. Additionally, we rely on third parties to supply the raw materials needed to manufacture our potential products. Any reliance on suppliers may involve several risks, including a potential inability to obtain critical materials and reduced control over production costs, delivery schedules, reliability and quality. Any unanticipated disruption to a future contract manufacturer caused by problems at suppliers could delay shipment of any of our product candidates, increase our cost of goods sold and result in lost sales.

We cannot guarantee that our future manufacturing and supply partners will be able to reduce the costs of commercial scale manufacturing of any of our product candidates over time. If the commercial-scale manufacturing costs of any of our product candidates are higher than expected, these costs may significantly impact our operating results. In order to reduce costs, we may need to develop and implement process improvements. However, in order to do so, we will need, from time to time, to notify or make submissions with regulatory authorities, and the improvements may be subject to approval by such regulatory authorities. We cannot be sure that we will receive these necessary approvals or that these approvals will be granted in a timely fashion. We also cannot guarantee that we will be able to enhance and optimize output in our commercial manufacturing process. If we cannot enhance and optimize output, we may not be able to reduce our costs over time.

We may not be able to establish agreements with third parties with whom we wish to collaborate and, if we are able to establish them, we may not be able to establish them on commercially reasonable terms, which could result in alterations or delays of our development and commercialization plans. We face significant competition in seeking appropriate third parties. Whether we reach a definitive agreement will depend, among other things, upon our assessment of the third parties’ resources and expertise, the terms and conditions of the proposed agreement, and the proposed parties’ evaluation of a number of factors. Those factors may include the design or results of clinical trials, the likelihood of approval by the FDA or similar regulatory authorities outside the United States, the potential market for the product candidate, the costs and complexities of manufacturing and delivering the product candidate to patients, the potential of competing products, the existence of uncertainty with respect to our ownership of technology, which can exist if there is a challenge to such ownership without regard to the merits of the challenge and industry and market conditions generally. Potential third parties may also consider alternative product candidates or technologies for similar indications that may be available to collaborate on and whether such a collaboration could be more attractive than the one with us for our product candidate. The terms of any arrangements that we may establish may also not be favorable to us.

Agreements with third parties are complex and time-consuming to negotiate and document. In addition, there have been a significant number of recent business combinations among large pharmaceutical companies that have resulted in a reduced number of potential future third parties. We may not be able to negotiate agreements on a timely basis, on acceptable terms, or at all. If we are unable to do so, we may have to curtail the development of the product candidate, reduce or delay its development program, delay its potential commercialization or reduce the scope of any sales or marketing activities, or increase our expenditures and undertake development or commercialization activities at our own expense. If we elect to increase our expenditures to fund development or commercialization activities on our own, we may need to obtain additional capital, which may not be available to us on acceptable terms or at all. If we do not have sufficient funds, we may not be able to further develop our product candidate or bring it to market and generate product revenue.

In addition, any future agreements that we enter into may not be successful. The success of our arrangements will depend heavily on the efforts and activities of our third party collaborators. Collaborators generally have significant discretion in determining the efforts and resources that they will apply to these collaborations. Disagreements between parties to an agreement regarding clinical development and commercialization matters can lead to delays in the development process or commercializing the applicable product candidate and, in some cases, termination of the agreement. These disagreements can be difficult to resolve if neither of the parties has final decision-making authority. Collaborations with pharmaceutical or biotechnology companies and other third parties often are terminated or allowed to expire by the other party. Any such termination or expiration would adversely affect us financially and could harm our business reputation.

We expect to rely on third parties to conduct clinical trials for our product candidates. If these third parties do not successfully carry out their contractual duties or meet expected deadlines, we may not be able to obtain regulatory approval for or commercialize any of our product candidates and our business would be substantially harmed. We have entered into agreements with third-party CROs to conduct and manage our clinical programs including contracting with clinical sites to perform our clinical studies. We plan to rely heavily on these parties for execution of clinical studies for our product candidates and will control only certain aspects of their activities. Nevertheless, we will be responsible for ensuring that each of our studies is conducted in accordance with the applicable protocol, legal, regulatory and scientific standards, and our reliance on CROs and clinical sites will not relieve us of our regulatory responsibilities. We and our CROs will be required to comply with cGCPs, which are regulations and guidelines enforced by the FDA, the Competent Authorities of the Member States of the European Economic Area and comparable foreign regulatory authorities for any products in clinical development. The FDA and its foreign equivalents enforce these cGCP regulations through periodic inspections of trial sponsors, principal investigators and trial sites. If we or our CROs fail to comply with applicable cGCPs, the clinical data generated in our clinical trials may be deemed unreliable and the FDA or comparable foreign regulatory authorities may require us to perform additional clinical trials before approving our marketing applications. We cannot assure you that, upon inspection, the FDA or other regulatory authorities will determine that any of our clinical trials comply with cGCPs. In addition, our clinical trials must be conducted with products produced under cGMP regulations and will require a large number of test subjects. Our failure or the failure of our CROs or clinical sites to comply with these regulations may require us to repeat clinical trials, which would delay the regulatory approval process and could also subject us to enforcement action up to and including civil and criminal penalties.

Although we intend to design the clinical trials for our product candidates in consultation with CROs, we expect that the CROs will manage all of the clinical trials conducted at contracted clinical sites. As a result, many important aspects of our drug development programs would be outside of our direct control. In addition, the CROs and clinical sites may not perform all of their obligations under arrangements with us or in compliance with regulatory requirements. If the CROs or clinical sites do not perform clinical trials in a satisfactory manner, breach their obligations to us or fail to comply with regulatory requirements, the development and commercialization of any of our product candidates for the subject indication may be delayed or our development program materially and irreversibly harmed. We cannot control the amount and timing of resources these CROs and clinical sites will devote to our program or any of our product candidates. If we are unable to rely on clinical data collected by our CROs, we could be required to repeat, extend the duration of, or increase the size of our clinical trials, which could significantly delay commercialization and require significantly greater expenditures.

If any of our relationships with these third-party CROs or clinical sites terminate, we may not be able to enter into arrangements with alternative CROs or clinical sites. If CROs do not successfully carry out their contractual duties or obligations or meet expected deadlines, if they need to be replaced or if the quality or accuracy of the clinical data they obtain is compromised due to the failure to adhere to our clinical protocols, regulatory requirements or for other reasons, any such clinical trials may be extended, delayed or terminated, and we may not be able to obtain regulatory approval for or successfully commercialize our product candidates. As a result, our financial results and the commercial prospects for any of our product candidates would be harmed, our costs could increase and our ability to generate revenue could be delayed.

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We enter into various contracts in the normal course of our business, some or all of which may require us to indemnify the other party to the contract. In the event we have to perform under these indemnification provisions, it could have an adverse effect on our business, financial condition and results of operations. In the normal course of business, we periodically may enter into commercial, service, collaboration, licensing, consulting and other agreements that contain indemnification provisions. With respect to our commercial agreements, vendors typically ask for indemnification from any third-party product liability claims that could result from the production, use or consumption of the product, as well as for alleged infringements of any patent or other intellectual property right by a third party. Should our obligation under an indemnification provision exceed applicable insurance coverage or if we were denied insurance coverage, our business, financial condition and results of operations could be adversely affected. Similarly, if we are relying on a third party to indemnify us and the party is denied insurance coverage or the indemnification obligation exceeds the applicable insurance coverage and does not have other assets available to indemnify us, our business, financial condition and results of operations could be adversely affected.

Our CEO holds ownership interest in some of the third parties we have entered into agreements with. The terms and fee arrangements of these agreements, we believe, approximate the terms and fee arrangements of an agreement that would have been obtained in an arm’s length and unaffiliated transaction. Nonetheless, this may expose us to claims of interested transactions and other fiduciary suits. Our Chief Executive Officer, Sean Brynjelsen, has a material ownership interest in several companies from which we have licensed or acquired product development and marketing rights. These include a 27% stake in Andersen Pharma, LLC (license for DS-100), 33% stake in Eyemax, LLC (license for EM-100), and 50% stake in Selenix, LLC (license for DS-200). We are required to pay to these parties licensing fees, milestone payments and royalty payments. We believe the terms of the transactional agreements, including the licensing fees, milestone payments and royalty payments, approximate the terms and payments we could have obtained in an arms’ length transaction with an unaffiliated party. Nonetheless, a stockholder may seek to challenge these agreements on grounds that they are not in the best interest of our company and our board breached its fiduciary duty by approving such agreements.

Any termination or suspension of, or delays in the commencement or completion of, any necessary studies of any of our product candidates for any indications could result in increased costs to us, delay or limit our ability to generate revenue and adversely affect our commercial prospects. The commencement and completion of clinical studies can be delayed for a number of reasons, including delays related to:

●	the FDA or a comparable foreign regulatory authority failing to grant permission to proceed and placing the clinical study on hold;

●	subjects for clinical testing failing to enroll or remain in our trials at the rate we expect;

●	a facility manufacturing any of our product candidates being ordered by the FDA or other government or regulatory authorities to temporarily or permanently shut down due to violations of cGMP requirements or other applicable requirements, or cross-contaminations of product candidates in the manufacturing process;

●	any changes to our manufacturing process that may be necessary or desired;

●	subjects choosing an alternative treatment for the indications for which we are developing our product candidates, or participating in competing clinical studies;

●	subjects experiencing severe or unexpected drug-related adverse effects;

●	reports from clinical testing on similar technologies and products raising safety and/or efficacy concerns;

●	third-party clinical investigators losing their license or permits necessary to perform our clinical trials, not performing our clinical trials on our anticipated schedule or employing methods consistent with the clinical trial protocol, cGMP requirements, or other third parties not performing data collection and analysis in a timely or accurate manner;

●	inspections of clinical study sites by the FDA, comparable foreign regulatory authorities, or IRBs finding regulatory violations that require us to undertake corrective action, result in suspension or termination of one or more sites or the imposition of a clinical hold on the entire study, or that prohibit us from using some or all of the data in support of our marketing applications;

●	third-party contractors becoming debarred or suspended or otherwise penalized by the FDA or other government or regulatory authorities for violations of regulatory requirements, in which case we may need to find a substitute contractor, and we may not be able to use some or any of the data produced by such contractors in support of our marketing applications;

●	one or more IRBs refusing to approve, suspending or terminating the study at an investigational site, precluding enrollment of additional subjects, or withdrawing its approval of the trial; reaching agreement on acceptable terms with prospective CROs and clinical trial sites, the terms of which can be subject to extensive negotiation and may vary significantly among different CROs and trial sites;

●	deviations of the clinical sites from trial protocols or dropping out of a trial;

●	adding new clinical trial sites;

●	the inability of the CRO to execute any clinical trials for any reason; and

●	government or regulatory delays or “clinical holds” requiring suspension or termination of a trial.

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Product development costs for any of our product candidates will increase if we have delays in testing or approval or if we need to perform more or larger clinical studies than planned. Additionally, changes in regulatory requirements and policies may occur and we may need to amend study protocols to reflect these changes. Amendments may require us to resubmit our study protocols to the FDA, comparable foreign regulatory authorities, and IRBs for reexamination, which may impact the costs, timing or successful completion of that study. If we experience delays in completion of, or if we, the FDA or other regulatory authorities, the IRB, or other reviewing entities, or any of our clinical study sites suspend or terminate any of our clinical studies of any of our product candidates, its commercial prospects may be materially harmed and our ability to generate product revenues will be delayed. Any delays in completing our clinical trials will increase our costs, slow down our development and approval process and jeopardize our ability to commence product sales and generate revenues. Any of these occurrences may harm our business, financial condition and prospects significantly. In addition, many of the factors that cause, or lead to, termination or suspension of, or a delay in the commencement or completion of, clinical studies may also ultimately lead to the denial of regulatory approval of our product candidates. In addition, if one or more clinical studies are delayed, our competitors may be able to bring products to market before we do, and the commercial viability of any of our product candidates could be significantly reduced.

Clinical drug development involves a lengthy and expensive process with an uncertain outcome, and results of earlier studies and trials may not be predictive of future trial results. Clinical testing of drug product candidates is expensive and can take many years to complete, and its outcome is inherently uncertain. Failure can occur at any time during the clinical trial process. The results of pre-clinical studies and early clinical trials may not be predictive of the results of later-stage clinical trials. We cannot assure you that the FDA or comparable foreign regulatory authorities will view the results as we do or that any future trials of any of our product candidates will achieve positive results. Product candidates in later stages of clinical trials may fail to show the desired safety and efficacy traits despite having progressed through pre-clinical studies and initial clinical trials. A number of companies in the biopharmaceutical industry have suffered significant setbacks in advanced clinical trials due to lack of efficacy or adverse safety profiles, notwithstanding promising results in earlier trials. Any future clinical trial results for our product candidates may not be successful.

In addition, a number of factors could contribute to a lack of favorable safety and efficacy results for any of our product candidates. For example, such trials could result in increased variability due to varying site characteristics, such as local standards of care, differences in evaluation period and surgical technique, and due to varying patient characteristics including demographic factors and health status.

We have not conducted clinical trials for any of our product candidates, other than a bioequivalence trial for one product candidate, and we may be delayed in commercializing or fail to find success in these trials. Further, the results of any clinical trial may not be predictive of future trial results. Positive results in preclinical testing and early clinical trials do not ensure that later clinical trials will be successful. A number of pharmaceutical companies have suffered significant setbacks in clinical trials, including in Phase 3, after promising results in preclinical testing and early clinical trials. These setbacks have included negative safety and efficacy observations in later clinical trials, including previously unreported adverse events.

To date, we have not conducted any clinical trials other than a Phase 3 bioequivalence trial for our EM-100 product candidate. Our clinical trials may not be successful, and even if they are, the FDA may not approve our NDA for products that are successful in the trial, may not agree that the benefits outweigh its risks, or may raise new concerns regarding our clinical trial designs. The Phase 3 trial process is often long, complex, costly and uncertain, and delays or failure is common. These clinical trials will be substantially broader than a Phase 2 clinical trial and will require us to enlist a considerably larger number of patients in multiple clinics and medical centers across a number of different countries. Before commencing Phase 3 clinical trials in the U.S. we will also need to agree on a protocol with the FDA.

Phase 3 clinical trials often produce unsatisfactory results even though prior clinical trials were successful. Moreover, the results of clinical trials may be unsatisfactory to the FDA or foreign regulatory authorities even if we believe those clinical trials to be successful. The FDA or applicable foreign regulatory agencies may suspend one or all of our clinical trials or require that we conduct additional clinical, nonclinical, manufacturing, validation or drug product quality studies and submit that data before considering or reconsidering any NDA or similar foreign regulatory application we may submit. Depending on the extent of these additional studies, approval of any applications that we submit may be significantly delayed, or may require us to expend more resources than we have available. It is also possible that additional studies we conduct may not be considered sufficient by the FDA or applicable foreign regulatory agencies to provide regulatory approval.

If any of these outcomes occur, we may not receive approval for our product candidate.

Third-party coverage and reimbursement and health care cost containment initiatives and treatment guidelines may constrain our future revenues. Our ability to successfully market our product candidates will depend in part on the level of reimbursement that government health administration authorities, private health coverage insurers and other organizations provide for the cost of our products and related treatments. Countries in which any of our product candidates are sold through reimbursement schemes under national health insurance programs frequently require that manufacturers and sellers of pharmaceutical products obtain governmental approval of initial prices and any subsequent price increases. In certain countries, including the United States, government-funded and private medical care plans can exert significant indirect pressure on prices. We may not be able to sell our product candidates profitably if adequate prices are not approved or coverage and reimbursement is unavailable or limited in scope. Increasingly, third-party payors attempt to contain health care costs in ways that are likely to impact our development of products including:

●	failing to approve or challenging the prices charged for health care products;

●	introducing reimportation schemes from lower priced jurisdictions;

●	limiting both coverage and the amount of reimbursement for new therapeutic products;

●	denying or limiting coverage for products that are approved by the regulatory agencies but are considered to be experimental or investigational by third-party payors; and

●	refusing to provide coverage when an approved product is used in a way that has not received regulatory marketing approval.

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Risks Relating to Our Intellectual Property Rights

We will depend on rights to certain pharmaceutical compounds that have been acquired by us. We do not have complete control over these pharmaceutical compounds and any loss of our rights to them could prevent us from selling our products. We are dependent on the assignment and licensing from third parties for certain of our pharmaceutical compounds and potential product candidates. Our rights to use the pharmaceutical compounds we were assigned are subject to the negotiation of, continuation of and compliance with the terms of those assignments and licenses. Moreover, under these agreements, any related patents may remain under the control of the assignor or licensor. Our rights to develop and commercialize the product candidates are subject to the validity of the intellectual property rights. Enforcement of any assigned or licensed patents or defense or any claims asserting the invalidity of these patents is often subject to the control or cooperation of the assignor or licensor. Legal action could be initiated against the original owners of the intellectual property that we acquired and an adverse outcome in such legal action could harm our business because it might prevent such companies or institutions from continuing to assign intellectual property that we may need to operate our business.

In addition, our rights to practice the inventions claimed in any patents and patent applications are subject to our assignors and licensors abiding by the terms of those agreements and not terminating them. These agreements may be terminated by the assignor or licensor if we are in material breach of certain terms or conditions of the agreement or in certain other circumstances. Our rights under these agreements are subject to our continued compliance with the terms of the agreements, including the payment of royalties and other payment due under the agreements. Termination of these agreements could prevent us from marketing some or all of our products. Because of the complexity of our products and the patents, determining the scope of the assignment or license and related royalty obligations can be difficult and can lead to disputes between us and the assignor or licensor. An unfavorable resolution of such a dispute could lead to an increase in the royalties payable pursuant to the agreement. If the assignor or licensor believed we were not paying the royalties due under the agreement or were otherwise not in compliance with the terms of the agreement, the assignor or licensor might attempt to revoke the agreement. If such an attempt were successful, we might be barred from producing and selling some or all of our products.

It is difficult and costly to protect our intellectual property rights, and we cannot ensure the protection of these rights. Our commercial success will depend, in part, on obtaining and maintaining patent protection for our technologies, products and processes, successfully defending these patents against third-party challenges and successfully enforcing these patents against third party competitors. As of the date of this prospectus, we hold one patent application for our CT-100 product candidate and one provisional patent application for our DS-300 product candidate. In addition, we expect that we or our development partner will file a patent application covering our ET-103 product candidate in the fourth quarter of 2018. The patent positions of pharmaceutical companies can be highly uncertain and involve complex legal, scientific and factual questions for which important legal principles remain unresolved. Changes in either the patent laws or in interpretations of patent laws may diminish the value of our intellectual property. Accordingly, we cannot predict the breadth of claims that may be allowable or enforceable in our patents. Patent and patent applications relating to our product candidates and related technologies may be challenged, invalidated or circumvented by third parties and might not protect us against competitors with similar products or technologies.

The degree of future protection for our proprietary rights is uncertain, because legal means afford only limited protection and may not adequately protect our rights, permit us to gain or keep our competitive advantage, or provide us with any competitive advantage at all. For example, others have filed, and in the future are likely to file, patent applications covering products and technologies that are similar, identical or competitive to any of our product candidates, or important to our business. We cannot be certain that any patent application owned by a third party will not have priority over patent applications filed by us, or that we will not be involved in interference, opposition or invalidity proceedings before United States or foreign patent offices.

Additionally, if we or one of our licensing partners initiated legal proceedings against a third party to enforce a patent covering any product candidate, the defendant could counterclaim that the patent covering any other product candidate is invalid and/or unenforceable. In patent litigation in the United States, defendant counterclaims alleging invalidity and/or unenforceability are commonplace. Grounds for a validity challenge include alleged failures to meet any of several statutory requirements, including lack of novelty, obviousness or non-enablement. Grounds for unenforceability assertions include allegations that someone connected with prosecution of the patent withheld relevant information from the U.S. PTO, or made a misleading statement, during prosecution. Third parties may also raise similar claims before administrative bodies in the United States or abroad, even outside the context of litigation. Such mechanisms include re-examination, post grant review and equivalent proceedings in foreign jurisdictions, e.g. opposition proceedings. Such proceedings could result in revocation or amendment of our patents or our licensors’ patents in such a way that they no longer cover product candidates or competitive products. The outcome following legal assertions of invalidity and unenforceability is unpredictable. With respect to validity, for example, we cannot be certain that there is no invalidating prior art, of which we and the patent examiner were unaware during prosecution. If a defendant were to prevail on a legal assertion of invalidity and/or unenforceability, we would lose at least part, and perhaps all, of the patent protection on any product candidate. Such a loss of patent protection would have a material adverse impact on our business.

In the future, we may rely on know-how and trade secrets to protect technology, especially in cases when we believe patent protection is not appropriate or obtainable. However, know-how and trade secrets are difficult to protect. While we intend to require employees, academic collaborators, consultants and other contractors to enter into confidentiality agreements, we may not be able to adequately protect our trade secrets or other proprietary or licensed information. Typically, research collaborators and scientific advisors have rights to publish data and information in which we may have rights. If we cannot maintain the confidentiality of our proprietary technology and other confidential information, our ability to receive patent protection and our ability to protect valuable information owned by us may be imperiled. Enforcing a claim that a third-party entity illegally obtained and is using any of our trade secrets is expensive and time consuming, and the outcome is unpredictable. In addition, courts are sometimes less willing to protect trade secrets than patents. Moreover, our competitors may independently develop equivalent knowledge, methods and know-how.

We may not be able to protect our intellectual property rights throughout the world. Filing, prosecuting and defending patents on product candidates in all countries and jurisdictions throughout the world would be prohibitively expensive, and our intellectual property rights in some countries outside the United States could be less extensive than those offered in the United States. Consequently, we may not be able to prevent third parties from practicing our inventions in all countries outside the United States, or from selling or importing products made using our inventions in and into the United States or other jurisdictions.

Competitors may use our technologies in jurisdictions where we do not have, or where we do not pursue and obtain, patent protection to develop their own products and further, may export otherwise infringing products to territories where we have patent protection, but enforcement is not as strong as that in the United States. These products may compete with our product and our patents or other intellectual property rights may not be effective or sufficient to prevent them from competing. Even if we pursue and obtain issued patents in particular jurisdictions, our patent claims or other intellectual property rights may not be effective or sufficient to prevent third parties from so competing.

Further, the laws of some foreign countries do not protect intellectual property rights to the same extent as the laws of the United States. Many companies have encountered significant problems in protecting and defending intellectual property rights in certain foreign jurisdictions. The legal systems of some countries, particularly developing countries, do not favor the enforcement of patents and other intellectual property protection, especially those relating to biotechnology. This could make it difficult for us to stop the infringement of our patents, if obtained, or the misappropriation of our other intellectual property rights. For example, many foreign countries have compulsory licensing laws under which a patent owner must grant licenses to third parties. In addition, many countries limit the enforceability of patents against third parties, including government agencies or government contractors. In these countries, patents may provide limited or no benefit. Patent protection must ultimately be sought on a country-by-country basis, which is an expensive and time-consuming process with uncertain outcomes. Accordingly, we may choose not to seek patent protection in certain countries, and we will not have the benefit of patent protection in such countries.

Moreover, proceedings to enforce our patent rights, or those of our licensors or partners, in foreign jurisdictions could result in substantial costs and divert our efforts and attention from other aspects of our business, could put our in-licensed patents, or any patents that we may own in the future, at risk of being invalidated or interpreted narrowly, could put our owned or in-licensed patent applications at risk of not issuing and could provoke third parties to assert claims against us. We may not prevail in any lawsuits that we initiate, and the damages or other remedies awarded, if any, may not be commercially meaningful. Accordingly, our efforts to enforce our intellectual property rights around the world may be inadequate to obtain a significant commercial advantage from the intellectual property that we develop or license.

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If we fail to obtain or maintain patent protection or trade secret protection for our product candidates or our technologies, third parties could use our proprietary information, which could impair our ability to compete in the market and adversely affect our ability to generate revenues and attain profitability.

We may also rely on the trademarks we may develop to distinguish our products from the products of our competitors. We cannot guarantee that any trademark applications filed by us or our business partners will be approved. Third parties may also oppose such trademark applications, or otherwise challenge our use of the trademarks. In the event that the trademarks we use are successfully challenged, we could be forced to rebrand our products, which could result in loss of brand recognition, and could require us to devote resources to advertising and marketing new brands. Further, we cannot provide assurance that competitors will not infringe the trademarks we use, or that we will have adequate resources to enforce these trademarks.

Changes in either U.S. or foreign patent law or interpretation of such laws could diminish the value of patents in general, thereby impairing our ability to protect our products. As is the case with other biotechnology companies, our success is heavily dependent on intellectual property, particularly patents. Obtaining and enforcing patents in the biotechnology industry involve both technological and legal complexity, and it therefore is costly, time-consuming and inherently uncertain. In addition, on September 16, 2011, the Leahy-Smith America Invents Act (AIA), was signed into law. The AIA includes a number of significant changes to U.S. patent law, including provisions that affect the way patent applications will be prosecuted and may also affect patent litigation.

An important change introduced by the AIA is that, as of March 16, 2013, the United States transitioned to a “first-to-file” system for deciding which party should be granted a patent when two or more patent applications are filed by different parties claiming the same invention. A third party that files a patent application in the U.S. PTO after that date but before us could therefore be awarded a patent covering an invention of ours even if we had made the invention before it was made by the third party. This will require us to be cognizant going forward of the time from invention to filing of a patent application.

Among some of the other changes introduced by the AIA are changes that limit where a patentee may file a patent infringement suit and providing opportunities for third parties to challenge any issued patent in the U.S. PTO. This applies to all of our U.S. patents, even those issued before March 16, 2013. Because of a lower evidentiary standard necessary to invalidate a patent claim in U.S. PTO proceedings compared to the evidentiary standard in United States federal court, a third party could potentially provide evidence in a U.S. PTO proceeding sufficient for the U.S. PTO to hold a claim invalid even though the same evidence would be insufficient to invalidate the claim if first presented in a district court action. Accordingly, a third party may attempt to use the U.S. PTO procedures to invalidate our patent claims that would not have been invalidated if first challenged by the third party as a defendant in a district court action.

Depending on decisions by the United States Congress, the federal courts, the U.S. PTO, or similar authorities in foreign jurisdictions, the laws and regulations governing patents could change in unpredictable ways that would weaken our ability to obtain new patents or to enforce our existing in-licensed patents and patents that we might obtain in the future.

Our product candidates may infringe the intellectual property rights of others, which could increase our costs and delay or prevent our development and commercialization efforts. Our success depends in part on avoiding infringement of the proprietary technologies of others. The pharmaceutical industry has been characterized by frequent litigation regarding patent and other intellectual property rights. Identification of third party patent rights that may be relevant to our proprietary technology is difficult because patent searching is imperfect due to differences in terminology among patents, incomplete databases and the difficulty in assessing the meaning of patent claims. Additionally, because patent applications are maintained in secrecy until the application is published, we may be unaware of third-party patents that may be infringed by commercialization of any of our product candidates or any future product candidate. There may be certain issued patents and patent applications claiming subject matter that we may be required to license in order to research, develop or commercialize any of our product candidates, and we do not know if such patents and patent applications would be available to license on commercially reasonable terms, or at all. Any claims of patent infringement asserted by third parties would be time-consuming and may:

●	result in costly litigation;

●	divert the time and attention of our technical personnel and management;

●	prevent us from commercializing a product until the asserted patent expires or is held finally invalid or not infringed in a court of law;

●	require us to cease or modify our use of the technology and/or develop non-infringing technology; or

●	require us to enter into royalty or licensing agreements.

Third parties may hold proprietary rights that could prevent any of our product candidates from being marketed. Any patent-related legal action against us claiming damages and seeking to enjoin commercial activities relating to any of our product candidates or our processes could subject us to potential liability for damages and require us to obtain a license to continue to manufacture or market any of our product candidates or any future product candidates. We cannot predict whether we would prevail in any such actions or that any license required under any of these patents would be made available on commercially acceptable terms, if at all. In addition, we cannot be sure that we could redesign our product candidates or any future product candidates or processes to avoid infringement, if necessary. Accordingly, an adverse determination in a judicial or administrative proceeding, or the failure to obtain necessary licenses, could prevent us from developing and commercializing any of our product candidates or a future product candidate, which could harm our business, financial condition and operating results.

We expect that there are other companies, including major pharmaceutical companies, working in the areas competitive to our proposed product candidates which either has resulted, or may result, in the filing of patent applications that may be deemed related to our activities. If we were to challenge the validity of these or any issued United States patent in court, we would need to overcome a statutory presumption of validity that attaches to every issued United States patent. This means that, in order to prevail, we would have to present clear and convincing evidence as to the invalidity of the patent’s claims. If we were to challenge the validity of these or any issued United States patent in an administrative trial before the Patent Trial and Appeal Board in the United States Patent and Trademark Office, we would have to prove that the claims are unpatentable by a preponderance of the evidence. There is no assurance that a jury and/or court would find in our favor on questions of infringement, validity or enforceability.

Others may claim an ownership interest in our intellectual property which could expose us to litigation and have an adverse effect on our prospects. A third party may claim an ownership interest in one or more of our or our licensors’ patents or other proprietary or intellectual property rights. A third party could bring legal actions against us and seek monetary damages and/or enjoin clinical testing, manufacturing and marketing of the affected product or products. We cannot guarantee that a third party will not assert a claim or an interest in any of such patents or intellectual property. If we become involved in any litigation, it could consume a substantial portion of our resources, and cause a significant diversion of effort by our technical and management personnel. If any of these actions are successful, in addition to any potential liability for damages, we could be required to obtain a license to continue to manufacture or market the affected product, in which case we may be required to pay substantial royalties or grant cross-licenses to our patents. We cannot, however, assure you that any such license will be available on acceptable terms, if at all. Ultimately, we could be prevented from commercializing a product candidate, or be forced to cease some aspect of our business operations as a result of claims of patent infringement or violation of other intellectual property rights. Further, the outcome of intellectual property litigation is subject to uncertainties that cannot be adequately quantified in advance, including the demeanor and credibility of witnesses and the identity of any adverse party. This is especially true in intellectual property cases that may turn on the testimony of experts as to technical facts upon which experts may reasonably disagree.

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We may be subject to claims that we have wrongfully hired an employee from a competitor or that we or our employees have wrongfully used or disclosed alleged confidential information or trade secrets of their former employers. As is commonplace in our industry, we will employ individuals who were previously employed at other pharmaceutical companies, including our competitors or potential competitors. Although no claims against us are currently pending, we may be subject in the future to claims that our employees or prospective employees are subject to a continuing obligation to their former employers (such as non-competition or non-solicitation obligations) or claims that our employees or we have inadvertently or otherwise used or disclosed trade secrets or other proprietary information of their former employers. Litigation may be necessary to defend against these claims. Even if we are successful in defending against these claims, litigation could result in substantial costs and be a distraction to management.

Risks Related to this Offering and Owning Our Common Stock

An active, liquid and orderly trading market for our shares may not develop, which may inhibit the ability of our shareholders to sell shares following this offering. The offering under this prospectus is an initial public offering of our common shares. Prior to this offering there has been no public market for our shares. Upon completion of this offering, our common stock will commence trading on the Nasdaq Global Market under the symbol “ETON.” However, an active, liquid or orderly trading market in our shares may not develop upon completion of this offering, or if it does develop, it may not be sustained. The lack of an active market may impair your ability to sell your shares at the time you wish to sell them or at a price that you consider reasonable. The lack of an active market may also reduce the fair market value of your shares. An inactive market may also impair our ability to raise capital by selling shares and may impair our ability to acquire other companies by using our shares as consideration.

Future capital raises may dilute our existing stockholders’ ownership and/or have other adverse effects on our operations. If we raise additional capital by issuing equity securities, our existing stockholders’ percentage ownership will be reduced and these stockholders may experience substantial dilution. If we raise additional funds by issuing debt securities, these debt securities would have rights senior to those of our common stock and the terms of the debt securities issued could impose significant restrictions on our operations, including liens on our assets. If we raise additional funds through collaborations and licensing arrangements, we may be required to relinquish some rights to our technologies or candidate products, or to grant licenses on terms that are not favorable to us.

The market price of our shares may be subject to fluctuation and volatility. You could lose all or part of your investment. The initial public offering price for the shares will be determined by negotiations between us and representatives of the underwriters and may not be indicative of prices that will prevail in the trading market. The price of our shares may decline following this offering. The stock market in general, and early stage public companies in particular, has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of such companies. The stock market in general has been, and the market price of our shares in particular will likely be, subject to fluctuation, whether due to, or irrespective of, our operating results and financial condition. The market price of our shares on the NASDAQ Global Market may fluctuate as a result of a number of factors, some of which are beyond our control, including, but not limited to:

●	actual or anticipated variations in our and our competitors’ results of operations and financial condition;
●	market acceptance of our products;
●	the mix of products that we sell and related services that we provide;
●	changes in earnings estimates or recommendations by securities analysts, if our shares are covered by analysts;
●	development of technological innovations or new competitive products by others;
●	announcements of technological innovations or new products by us;
●	publication of the results of preclinical or clinical trials for our other product candidates;
●	failure by us to achieve a publicly announced milestone;
●	delays between our expenditures to develop and market new or enhanced products and the generation of sales from those products;
●	developments concerning intellectual property rights, including our involvement in litigation brought by or against us;
●	regulatory developments and the decisions of regulatory authorities as to the approval or rejection of new or modified products;
●	changes in the amounts that we spend to develop, acquire or license new products, technologies or businesses;
●	changes in our expenditures to promote our products;
●	our sale or proposed sale, or the sale by our significant shareholders, of our shares or other securities in the future;
●	changes in key personnel;
●	success or failure of our research and development projects or those of our competitors;
●	the trading volume of our shares; and
●	general economic and market conditions and other factors, including factors unrelated to our operating performance.

These factors and any corresponding price fluctuations may materially and adversely affect the market price of our shares and result in substantial losses being incurred by our investors. In the past, following periods of market volatility, public company shareholders have often instituted securities class action litigation. If we were involved in securities litigation, it could impose a substantial cost upon us and divert the resources and attention of our management from our business.

We are an “emerging growth company” under the JOBS Act of 2012 and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors. We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”), and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to:

●	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act;

●	reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements;

●	exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments; and

●	extended transition periods available for complying with new or revised accounting standards.

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We have chosen to “opt out” of the extended transition periods available for complying with new or revised accounting standards, but we intend to take advantage of all of the other benefits available under the JOBS Act, including the exemptions discussed above. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

We will remain an “emerging growth company” for up to five years, although we will lose that status sooner if our revenues exceed $1.07 billion, if we issue more than $1 billion in non-convertible debt in a three year period, or if the market value of our common stock that is held by non-affiliates exceeds $700 million as of any June 30.

If we fail to maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results or prevent fraud. As a result, shareholders could lose confidence in our financial and other public reporting, which would harm our business and the trading price of our common shares. Effective internal controls over financial reporting are necessary for us to provide reliable financial reports and, together with adequate disclosure controls and procedures, are designed to prevent fraud. Any failure to implement required new or improved controls, or difficulties encountered in their implementation could cause us to fail to meet our reporting obligations. In addition, any testing by us conducted in connection with Section 404 of the Sarbanes-Oxley Act, or the subsequent testing by our independent registered public accounting firm when required, may reveal deficiencies in our internal controls over financial reporting that are deemed to be material weaknesses or that may require prospective or retrospective changes to our consolidated financial statements or identify other areas for further attention or improvement. Inferior internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our common shares. There is also a risk that neither we nor our independent registered public accounting firm (when applicable in the future) will be able to conclude within the prescribed timeframe that internal controls over financial reporting is effective as required by Section 404. This could result in an adverse reaction in the financial markets due to a loss of confidence in the reliability of our financial statements.

Our status as an “emerging growth company” under the JOBS Act may make it more difficult to raise capital as and when we need it. Because of the exemptions from various reporting requirements provided to us as an “emerging growth company,” we may be less attractive to investors and it may be difficult for us to raise additional capital as and when we need it. Investors may be unable to compare our business with other companies in our industry if they believe that our reporting is not as transparent as other companies in our industry. If we are unable to raise additional capital as and when we need it, our financial condition and results of operations may be materially and adversely affected.

We have not paid dividends in the past and have no immediate plans to pay dividends. We plan to reinvest all of our earnings, to the extent we have earnings, to cover operating costs and otherwise become and remain competitive. We do not plan to pay any cash dividends with respect to our securities in the foreseeable future. We cannot assure you that we would, at any time, generate sufficient surplus cash that would be available for distribution to the holders of our common stock as a dividend. Therefore, you should not expect to receive cash dividends on the common stock we are offering.

If equity research analysts do not publish research or reports about our business or if they issue unfavorable commentary or downgrade our shares, the price of our shares could decline. The trading market for our shares will rely in part on the research and reports that equity research analysts publish about us and our business, if at all. We do not have control over these analysts and we do not have commitments from them to write research reports about us. The price of our shares could decline if no research reports are published about us or our business, or if one or more equity research analysts downgrades our shares or if those analysts issue other unfavorable commentary or cease publishing reports about us or our business.

We will incur significant increased costs as a result of becoming a public company that reports to the Securities and Exchange Commission and our management will be required to devote substantial time to meet compliance obligations. As a public company reporting to the Securities and Exchange Commission, we will incur significant legal, accounting and other expenses that we did not incur as a private company. We will be subject to reporting requirements of the Securities Exchange Act of 1934, or Exchange Act, and the reporting and governance provisions of the Sarbanes-Oxley Act of 2002 and the Dodd-Frank Wall Street Reform and Protection Act, as well as rules subsequently implemented by the Securities and Exchange Commission, that impose significant requirements on public companies, including requiring establishment and maintenance of effective disclosure and financial controls and changes in corporate governance practices. There are significant corporate governance and reporting provisions in these laws that will increase our legal and financial compliance costs, make some activities more difficult, time-consuming or costly and may also place undue strain on our personnel, systems and resources. Our management and other personnel will need to devote a substantial amount of time to these regulations. In addition, we expect these rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified people to serve on our board of directors, our board committees or as executive officers.

Assuming a market for our common stock develops, shares eligible for future sale may adversely affect the market for our common stock. All of our common shares outstanding prior to this offering, including the common shares issuable upon conversion of our convertible preferred stock, are subject to lock-up agreements whereby the holder has agreed not to sell, transfer or pledge, or offering to do any of the same, directly or indirectly, any of our securities for a period of one year following the close of this offering, except for the holders of common shares issuable upon conversion of our preferred stock and the holders of 218,980 shares of our outstanding common stock who have agreed not to sell for 180 days following the close of this offering. Notwithstanding the lock-up agreements, we have agreed to register for resale shares of common stock expected to be issued upon conversion of our preferred stock and shares of common stock underlying warrants. Furthermore, commencing on the 90th day following the close of this offering, certain of our stockholders may be eligible to sell all or some of their shares of common stock by means of ordinary brokerage transactions in the open market pursuant to Rule 144, promulgated under the Securities Act, subject to certain limitations. In general, pursuant to Rule 144, non-affiliate stockholders may sell freely after six months subject only to the current public information requirement (which disappears after one year). Following the 180th day following the close of this offering, certain stockholders will be eligible to begin publicly selling their shares under Rule 144.

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Any substantial sale of our common stock pursuant to Rule 144 or pursuant to any resale prospectus (including sales by investors of securities acquired in connection with this offering) may have a material adverse effect on the market price of our common stock.

You will experience immediate dilution in the book value per share of the common stock you purchase. Because the price per share of our common stock being offered is substantially higher than the book value per share of our common stock, you will experience substantial dilution in the net tangible book value of the common stock you purchase in this offering. Based on the offering price of $6.00 per share, if you purchase shares of common stock in this offering, you will experience immediate and substantial dilution of $4.51 per share in the net tangible book value of the common stock at June 30, 2018.

We may be at an increased risk of securities class action litigation. Historically, securities class action litigation has often been brought against a company following a decline in the market price of its securities. This risk is especially relevant for us because biotechnology and pharmaceutical companies have experienced significant stock price volatility in recent years. If we were to be sued, it could result in substantial costs and a diversion of management’s attention and resources, which could harm our business.

We have broad discretion in how we use the proceeds of this offering and may not use these proceeds effectively, which could affect our results of operations and cause our stock price to decline. We may invest or spend these proceeds in ways with which you do not agree and in ways that may not yield a return on your investment. Our management will have considerable discretion in the application of the net proceeds of this offering, including for any purpose described in the section of this prospectus entitled “Estimated Use of Proceeds”. However, our needs may change as our business and industry evolve and, as a result, the proceeds we receive from this offering may be used in a manner substantially different from our current expectations. We may use the net proceeds for purposes that do not yield a significant return or any return at all for our shareholders. In addition, pending their use, we may invest the net proceeds from this offering in a manner that does not produce income or that loses value. The failure by our management to apply these funds effectively could result in financial losses that could harm our business, cause the price of our common stock to decline and delay the development of our product candidates. You will not have the opportunity as part of your investment decision to assess whether the net proceeds are being used appropriately and, as a result, you will be relying on our management’s judgment.

Our charter documents and Delaware law may inhibit a takeover that stockholders consider favorable. Provisions in our amended and restated certificate of incorporation and amended and restated bylaws to be effective in connection with this offering and applicable provisions of Delaware law may delay or discourage transactions involving an actual or potential change in control or change in our management, including transactions in which stockholders might otherwise receive a premium for their shares, or transactions that our stockholders might otherwise deem to be in their best interests. The provisions in our amended and restated certificate of incorporation and amended and restated bylaws:

●	authorize our board of directors to issue, without further action by the stockholders, shares of undesignated preferred stock with terms, rights, and preferences determined by our board of directors that may be senior to our common stock;

●	establish an advance notice procedure for stockholder proposals to be brought before an annual meeting, including proposed nominations of persons for election to our board of directors;

●	establish that our board of directors is divided into three classes, with each class serving three-year staggered terms;

●	require the approval of our board of directors or the holders of at least seventy-five percent (75%) of our outstanding shares of capital stock to amend our bylaws and certain provisions of our certificate of incorporation;

●	limit who may call stockholder meetings;

●	do not provide for cumulative voting rights; and

●	provide that all vacancies may be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum.

In addition, once we become a publicly traded corporation, Section 203 of the Delaware General Corporation Law may limit our ability to engage in any business combination with a person who beneficially owns 15% or more of our outstanding voting stock unless certain conditions are satisfied. This restriction lasts for a period of three years following the share acquisition. These provisions may have the effect of entrenching our management team and may deprive you of the opportunity to sell your shares to potential acquirers at a premium over prevailing prices. This potential inability to obtain a control premium could reduce the price of our common stock.

Our amended and restated certificate of incorporation designates the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain litigation that may be initiated by our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or stockholders. Provisions in our amended and restated certificate of incorporation to be effective in connection with this offering provide that the Court of Chancery of the State of Delaware will, to the fullest extent permitted by law, be the sole and exclusive forum for:

•	any derivative action or proceeding brought on our behalf;
•	any action asserting a claim of breach of a fiduciary duty owed to us or our stockholders by any of our directors, officers or other employees;
•	any action asserting a claim against us or any of our directors, officers or other employees arising pursuant to any provision of Delaware law or our charter documents; or
•	any action asserting a claim against us or any of our directors, officers or other employees governed by the internal affairs doctrine

, but excluding actions to enforce a duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.

In addition, unless we consent in writing to the selection of an alternative forum, the Federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. However, a court may determine that this provision is unenforceable.

By becoming a stockholder in our company, you will be deemed to have notice of and have consented to the provisions of our amended and restated certificate of incorporation related to choice of forum, but will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder. The choice of forum provisions in our amended and restated certificate of incorporation may limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or any of our directors, officers or other employees, which may discourage lawsuits with respect to such claims. Alternatively, if a court were to find the choice of forum provision contained in our restated charter to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, results of operations and financial condition.

Ownership portions held by our executives and directors, as well as by our former parent company, Imprimis Pharmaceuticals, Inc., may limit your ability to influence corporate matters. Following this offering, and after giving effect to the conversion of our Series A preferred stock, our directors and executive officers will beneficially own approximately 12.4% of our common stock. Additionally, Imprimis Pharmaceuticals, Inc., our former parent company, will hold approximately 21.4% of our outstanding common stock. Accordingly, these parties, together, will be able to significantly influence, though not independently determine, the outcome of matters required to be submitted to our shareholders for approval, including decisions relating to the election of our board of directors and the outcome of any proposed merger or consolidation of our company. These interests may not be consistent with those of our other shareholders. In addition, the significant interest held by these parties, and particularly by Imprimis, may discourage third parties from seeking to acquire control of us, which may adversely affect the market price of our shares.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the sections entitled “Prospectus Summary,” “Risk Factors,” “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Our Business,” contains forward-looking statements. The words “believe,” “may,” “will,” “potentially,” “estimate,” “continue,” “anticipate,” “intend,” “could,” “would,” “project,” “plan,” “expect” and similar expressions that convey uncertainty of future events or outcomes are intended to identify forward-looking statements. These forward-looking statements include, but are not limited to, statements concerning the following:

●	our future financial and operating results;
●	our intentions, expectations and beliefs regarding anticipated growth, market penetration and trends in our business;
●	the timing and success of our plan of commercialization;
●	our ability to successfully develop and clinically test our product candidates;
●	our ability to file for FDA approval of our product candidates through the 505(b)(2) regulatory pathway;
●	our ability to obtain FDA approval for any of our product candidates;
●	our ability to comply with all U.S. and foreign regulations concerning the development, manufacture and sale of our product candidates;
●	the adequacy of the net proceeds of this offering;
●	the effects of market conditions on our stock price and operating results;
●	our ability to maintain, protect and enhance our intellectual property;
●	the effects of increased competition in our market and our ability to compete effectively;
●	our plans to use the proceeds from this offering;
●	costs associated with initiating and defending intellectual property infringement and other claims;
●	the attraction and retention of qualified employees and key personnel;
●	future acquisitions of or investments in complementary companies or technologies; and
●	our ability to comply with evolving legal standards and regulations, particularly concerning requirements for being a public company.

These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described in “Risk Factors” and elsewhere in this prospectus. Moreover, we operate in a very competitive and rapidly changing environment, and new risks emerge from time to time. It is not possible for us to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially and adversely from those anticipated or implied in our forward-looking statements.

You should not rely upon forward-looking statements as predictions of future events. Although we believe that the expectations reflected in our forward-looking statements are reasonable, we cannot guarantee that the future results, levels of activity, performance or events and circumstances described in the forward-looking statements will be achieved or occur. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements. We undertake no obligation to update publicly any forward-looking statements for any reason after the date of this prospectus to conform these statements to actual results or to changes in our expectations, except as required by law.

You should read this prospectus and the documents that we reference in this prospectus and have filed with the Securities and Exchange Commission as exhibits to the registration statement of which this prospectus is a part with the understanding that our actual future results, levels of activity, performance and events and circumstances may be materially different from what we expect.

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OUR BUSINESS

General

Eton Pharmaceuticals, Inc. is a specialty pharmaceutical company focused on developing and commercializing innovative pharmaceutical products utilizing the FDA’s 505(b)(2) regulatory pathway. Our business model is to develop proprietary innovative products that fulfill an unmet patient need.

We have established a diversified pipeline of eight product candidates in various stages of development. Our corporate strategy is to pursue what we perceive to be low-risk 505(b)(2) candidates where existing published literature, historical clinical trials, or physician usage has established safety or efficacy of the molecule, thereby reducing the incremental clinical burden required for us to bring the product to patients. We intend to focus on product candidates that are currently unapproved or product candidates that we believe will offer innovative and proprietary functional advantages to currently available alternatives.

We intend to pursue product candidates that require a single small Phase 3 trial, a bio-equivalence trial, or literature-based filings. Prior to initiating significant development activities on a product candidate, we intend to meet with the FDA to establish a defined clinical and regulatory path to approval. We have conducted Pre-IND meetings with the FDA concerning all of our current product candidates.

Market Opportunity

We believe there is a large market opportunity for developing drugs that offer improvements to currently approved treatments and address unmet patient needs. We intend to pursue product opportunities where patient demand is not being met by current FDA-approved pharmaceutical products. This may include products that are being supplied on an unapproved basis, products that are currently being compounded, products that are approved and sold internationally but not available in the United States, or approved products where we believe we can provide a lower-cost alternative to an existing high-priced branded product. While we may opportunistically pursue 505(b)(2) opportunities across all dosage forms, we are primarily focused on liquid products, including injectables, oral liquids and ophthalmics.

505(b)(2) Pathway. The 505(b)(2) pathway is intended for molecules that have been previously approved by the FDA or have already been proven to be safe and effective. A 505(b)(2) product typically reformulates the known molecule in a new strength or dosage form. 505(b)(2) products have the advantage of potentially significantly lower development costs and shorter development timelines versus traditional new molecular entities. We expect to utilize the 505(b)(2) pathway for all of our current product candidates, except for EM-100, for which we intend to use the 505(j) pathway, which is typically utilized by generic drug candidates and generally requires only a bioequivalence trial in order to prove safety and efficacy.

A 505(b)(2) NDA is an application that contains full reports of investigations of safety and effectiveness, but where at least some of the information required for approval comes from studies not conducted by or for the applicant. This alternate regulatory pathway enables the applicant to rely, in part, on the FDA’s findings of safety and efficacy for an existing product, or published literature, in support of its application. A 505(b)(2) product candidate might rely on the clinical studies or literature of a previously FDA-approved drug, or rely on the literature and physician usage of an FDA-unapproved, or DESI, drug. The clinical requirements for a 505(b)(2) drug candidate can vary widely from product to product and may include new clinical trials, bioequivalence trials, limited safety and efficacy trials, or full Phase 1 through 3 trials. Unless the FDA has released a guidance document, the clinical requirement for a new product candidate is typically not known until the drug sponsor has a Pre-IND meeting with the FDA. We believe there is a significant opportunity to pursue liquid or other alternative formulations of off-patent drugs using the 505(b)(2) regulatory pathway.

The FDCA provides three years of marketing exclusivity for an NDA, including an NDA under the 505(b)(2) pathway, if new clinical investigations, other than bioavailability studies, that were conducted or sponsored by the applicant are deemed by the FDA to be essential to the approval of the application, for example, for new indications, dosages, or strengths of an existing drug. This three-year exclusivity covers only the conditions associated with the new clinical investigations. We believe that our current product candidates for which we intend to pursue the 505(b)(2) pathway will not require clinical investigations, other than bioavailability studies, and, therefore, we do not expect that any of our current product candidates will be eligible for marketing exclusivity under the FDCA.

We intend to utilize the 505(j) pathway for obtaining FDA approval for our EM-100 product candidate. The 505(j) pathway is used for product candidates that are therapeutically equivalent to an approved product and requires an abbreviated new drug application, or ANDA, which relies on the FDA’s finding that the previously approved drug candidate is safe and effective. An ANDA generally must contain information to show that the product candidate is the same as the approved product with respect to API, conditions of use, route of administration, dosage form, strength and labeling, with certain permissible differences, and is the bioequivalent of the approved drug. The 505(j) pathway typically requires no clinical testing other than a bioequivalence trial. While the 505(j) pathway is typically shorter and less expensive than the 505(b)(2) pathway, the 505(b)(2) pathway allows greater flexibility as to the characteristics of the product candidate.

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DESI Program. Upon its enactment in 1938, the FDCA required new drugs to demonstrate that they were safe before they could be marketed. In 1962, the FDCA was amended to require that new drugs demonstrate that they were effective as well as safe. Following the 1962 amendments to the FDCA, the FDA adopted a program called the Drug Efficacy Study Implementation, or DESI, to review the efficacy of drugs approved between 1938 and 1962, and the drugs approved between 1938 and 1962 are commonly referred to as DESI drugs. DESI drugs were allowed to remain on the market until they were re-reviewed as long as they weren’t substantially changed. The DESI program removed many products that were deemed to not be effective, but there was no comprehensive list of drugs approved and marketed at the time and not all drugs were re-reviewed. As a result, many DESI products remained marketed without a formal approval for effectiveness. Based on the FDA’s published guidance document, we would expect the currently marketed product to exit the market within one year of our product’s approval. We believe there is a significant opportunity to obtain FDA approval of unapproved DESI drugs.

Goals and Strengths

Our goal is to become a leading specialty pharmaceutical company through the introduction of innovative medicines that are affordable and available to all patients. We believe our competitive strengths include our:

●	unique knowledge of the industry, including our ability to identify product opportunities;

●	management’s regulatory and development experience, particularly within the 505(b)(2) pathway;

●	our portfolio of attractive assets that we believe will enable us to compete effectively in the market;

●	management’s experience in business development, M&A, licensing activities and broad industry connections;

●	differentiated business model as compared to generic and branded specialty pharmaceutical drug companies, utilizing the 505(b)(2) pathway; and

●	patent rights, know-how, exclusive API and manufacturing relationships.

Strategy

We intend to grow our business through opportunistic development and licensing of 505(b)(2) products. Our primary criteria for product candidates are:

●	Low regulatory risk: We focus on molecules where there is significant existing clinical data or literature to show that the product is safe and effective, creating a higher probability of clinical and regulatory success. Our product candidates do not typically require extensive clinical trials.

●	Low commercial risk: We select product candidates where patient demand is apparent, providing a high-degree of confidence in commercial success. We pursue products that are currently compounded, sold as unapproved products, or where we are providing a lower-cost alternative to high-price branded products with strong existing demand. Our candidates are typically well-known molecules that require minimal sales force promotion, so we able to pursue opportunities across most therapeutic areas.

●	Short development timelines: We believe that the product candidates internally developed by us typically have a path to approval of approximately 36 months from the time of product initiation. For product opportunities acquired or licensed by us, we primarily focus on opportunities where the NDA has been filed, or is near filing, and product could be less than 18 months away from the commercial market.

●	Relatively low cost: We prefer to develop numerous lower-cost projects, rather than a single high-cost candidate. We do not believe that development costs are necessarily correlated with the earnings potential of products.

●	Protection from competition. In the future, we will endeavor to acquire rights to or internally develop products that may receive Orange-book listed patents or FDA-granted exclusivity. We have also entered into exclusive agreements with manufacturing partners and API suppliers on most of our products.

We intend to aggressively pursue value-creating business development opportunities, including the licensing or acquisition of individual development-stage or commercial products, as well as the acquisition of companies or subsidiaries of operating companies. Our management team has a track record of successfully growing businesses through value-creating business development activities and has completed numerous transactions during their careers. At any particular time, we are typically evaluating multiple acquisition or licensing opportunities of various sizes. We believe management’s business development experience and broad industry contacts provide us with a competitive advantage, and as a public company we believe we will have greater access to capital with which to pursue transactions of all sizes.

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Products

We have assembled a diversified pipeline of high-value drug candidates in various stages of development. Two of our products have been filed with the FDA and we anticipate receiving approval of both products in 2019.

We source products both internally, by contracting with third-parties for development of our internal candidates on a fee-for-service basis, and externally, through the licensing or acquisition of existing development or commercial products. For products that we have licensed or acquired from third parties, we typically are required to pay a combination of licensing fees, milestone payments, and/or profit share/royalty payments to our partner.

We expect to continue growing our pipeline of product candidates through value-creating business development activities, and we are in active discussions with the FDA on additional internally developed products that may be added to our pipeline if we elect to proceed with the opportunity after the outcome of our pre-IND meeting with the FDA.

Our six lead product candidates include three innovative formulation products and three product candidates where we are pursuing formal approval of products that are currently sold as DESI or unapproved products. All of the FDA-approved products our candidates are referencing are off-patent and have no form of FDA exclusivity. We do not anticipate any of our products requiring a paragraph four certification, which is used by the FDA to confirm that a product candidate will not infringe patent rights held by an approved product.

Innovative Formula Products

For our innovative formula products, we have developed improved versions of already FDA-approved products. We believe our unique formulas will provide a significant benefit to patients or practitioners, in the form of improved safety, efficacy, or more affordable costs. Our three lead innovative formula products are:

EM-100. EM-100 is an ophthalmic solution indicated for the treatment of allergic conjunctivitis. EM-100 is a unique preservative-free formulation of ketotifen. Ketotifen is an FDA-approved molecule that is widely used and sold via the over-the-counter channel. Ketotifen is an antihistamine for the eye that treats allergic symptoms. It is also a mast cell stabilizer that minimizes allergic reactions by reducing the release of natural substances that cause an allergic reaction. Side effects associated with ketotifen use include eye dryness, headache, and runny nose. All currently FDA-approved ketotifen ophthalmic products contain the preservative benzalkonium chloride, which has been shown to cause irritation and negatively impact long-term eye health. We believe our unique preservative-free formulation will successfully treat allergic conjunctivitis and, at the same time, provide an increased comfort profile to patients.

As of the date of this prospectus, there are no FDA approved preservative-free ophthalmic products available for the treatment of allergic conjunctivitis. We are not aware of any other companies working on preservative-free versions of ketotifen, or any other allergic conjunctivitis treatment, so we expect EM-100 to be the first preservative-free product in its class. While we expect EM-100 to primarily compete and take market share from the existing preservative-containing ketotifen products, it may also compete against other leading allergic conjunctivitis products that contain preservatives, such as Pazeo, an olopatadine-based product, Alrex, a loteprednol-based product and Bepreve, a bepotastine-based product. According to IRI, an independent market research company, the current market for preservative-containing ketotifen ophthalmic products is greater than $55 million annually. We believe our EM-100 product candidate will address the entire $55 million market for ketotifen ophthalmic anti-allergy products and we expect to capture a small percentage of the market with our EM-100 product candidate.

EM-100 will be sold via the over-the-counter, or OTC, channel, so patients will not require a prescription to purchase the product. We expect to market the product ourselves or partner with an ophthalmic company that has an existing presence and well-known brand in the OTC channel. As of the date of this prospectus, EM-100 is the only product candidate in our current portfolio that is targeting the OTC channel, and all of our other products will be sold via the prescription channel. Going forward, we expect to primarily focus on prescription products.

Our development partner previously filed an ANDA for EM-100 and in response to a complete response letter, or CRL, from the FDA we ran a bioequivalence trial in April 2018. The 65-patient clinical trial successfully showed statistically significant non-inferiority to ZADITOR (ketotifen fumarate ophthalmic solution 0.035%) and statistically significant superiority to the placebo with no adverse events reported. The FDA’s request for a bioequivalence trial was the FDA’s only material comment in the CRL, and we responded to the CRL in September 2018. We expect to utilize the 505(j) pathway for FDA approval of EM-100. The 505(j) pathway is typically utilized for generic drug candidates. We do not anticipate utilizing the 505(j) pathway for any other of our current product candidates.

ET-103. ET-103 is a unique oral liquid formulation of levothyroxine for the treatment of hypothyroidism. Hypothyroidism, also called underactive thyroid or low thyroid, is a disorder of the endocrine system in which the thyroid gland does not produce enough thyroid hormone. Levothyroxine is a synthetic form of thyroxine, an endogenous hormone secreted by the thyroid gland, which is converted to its active metabolite, L-triiodothyronine. Thyroxine and L-triiodothyronine bind to thyroid receptor proteins in the cell nucleus and cause metabolic effects through the control of DNA transcription and protein synthesis.

As of the date of this prospectus, levothyroxine is delivered primarily in tablet and capsule form. Levothyroxine is one of the most frequently prescribed medications in the United States with sales of greater than $2.6 billion and more than 5.7 billion tablets and capsules sold annually. It is estimated that 15% of Americans over the age of 55 take levothyroxine daily. Side effects reported with oral use of levothyroxine include fatigue, weight loss, heat intolerance, fever and excessive sweating. We believe ET-103 will offer a significant benefit to the subset of levothyroxine patients that have challenges swallowing or need more flexible dosing. As a result, we expect ET-103 to capture a small percentage of the overall levothyroxine tablet and capsule market.

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As of the date of this prospectus, there are no FDA-approved ready-to-use oral liquid levothyroxine products available in the market. The FDA previously approved Tirosint-Sol, a liquid version of levothyroxine, in February 2017, however the product was never launched and the product application has been designated as discontinued by the FDA. Patients unable to swallow pills must rely on liquids created by compounding pharmacies, or patients must manually crush levothyroxine in tablet form, such as Synthroid, the leading levothyroxine in the market, and mix them with a drink. We believe our product will offer significant benefits over the current liquid options, including more accurate dosing, greater convenience, and better stability.

We plan to file a 505(b)(2) NDA application referencing Synthroid®, the leading levothyroxine product in the market. We held a Pre-IND meeting with the FDA in September 2018, and the agency agreed with our proposal to conduct a bridging study between ET-103 and Synthroid as the principal means of proving safety and efficacy. The study is anticipated to be a 66-patient randomized, two treatment, cross-over bioequivalence study. We plan to initiate the study in 2018 and, if successful, would plan to file the NDA in 2019. We expect to file a patent on ET-103 in the near future.

Upon approval, we expect to use a targeted endocrinology salesforce to drive awareness and education of the product. We do not believe there are any suitable molecule substitutes for levothyroxine, so we expect ET-103’s primary competition to come from the numerous levothyroxine tablet and capsule products in the market. We are not aware of any other companies seeking to bring a liquid form of levothyroxine to the US market.

CT-100. CT-100 is our patent-pending synthetic corticotropin therapeutic candidate for the treatment of rheumatoid arthritis. Our CT-100 product candidate mimics the amino acid chain of H.P. Acthar Gel. Our patent-pending technology stabilizes a known unstable molecule of the approved drug. It is well documented that natural corticotropin is an unstable molecule and that its instability leads to reduced potency over time or at higher temperatures. We believe that our synthetic corticotropin is stable and retains its potency far longer that H.P. Acthar Gel. Our synthetic corticotropin is a 39-chain amino acid peptide synthetic adrenocorticotrophic hormone, non-gelatin and preservative-free. CT-100 is an injectable product candidate that could be administered in both the hospital and home settings. The exact mechanism of action of corticotropin is unknown, but it is believed to stimulate the adrenal cortex to secrete cortisol and impact steroid-independent immunomodulatory and anti-inflammatory pathways. Reported adverse events of H.P. Acthar Gel include weight increase, fatigue, injection site bruising, insomnia, dyspnoea, stomach ulcers, headaches and dizziness, excessive sweating and skin disorders.

H.P Acthar Gel currently sells for a list price of over $38,000 per vial and is currently approved for 19 indications, including as a prescription add-on medicine for the short-term administration of rheumatoid arthritis to tide patients over an acute episode or exacerbation. We believe that the annual sales of H.P. Acthar Gel for all 19 indications exceed $1 billion, and that 10% to 20% of the patients using H.P. Acthar Gel are being treated for the rheumatoid arthritis indication. We intend to pursue one indication for CT-100, as a prescription add-on medicine for the short-term administration of rheumatoid arthritis to tide patients over an acute episode or exacerbation. We believe our CT-100 product candidate will address the entire market presently served by H.P. Acthar Gel for the rheumatoid arthritis indication and we expect to capture a small percentage of the market with our CT-100 product candidate. We believe CT-100 would provide rheumatoid arthritis patients with a more stable treatment option at a discounted price.

ANI Pharmaceuticals and Assertio Therapeutics have publicly disclosed development projects that would compete against H.P. Acthar and may impact the market opportunity for CT-100. ANI Pharmaceuticals is seeking to revive a previously approved but now discontinued Cortrophin Gel product. Assertio has begun enrolling patients in an infantile spasm clinical trial for its Cosyntropin drug candidate. Although these two products may ultimately be approved for different indications than CT-100, and neither product is the same molecule as CT-100, they may be viewed as competing treatments by patients and practitioners. If approved, these products may cause disruption in the H.P. Acthar market, which could adversely impact the market opportunity for CT-100.

We have held two written response meetings with the FDA regarding CT-100 and we are currently working with a clinical research organization to analyze the cost and protocol for CT-100’s clinical program based on the FDA’s feedback. If the project is determined to be cost prohibitive for us, we may seek to partner or license the product to a larger or more well-capitalized company.

DESI Conversion Products

We have three product candidates for which we are seeking formal FDA approval for molecules where the U.S market is currently relying on a DESI product. We will seek to convert the market from the current DESI products to our formally approved products. DESI products, also known as “grandfathered” or “unapproved” products, are products that were marketed prior to 1962 when the FDA began requiring proof of efficacy, in addition to safety, in order to gain approval. The FDA has allowed DESI products to remain on the market until someone receives formal FDA approval for the molecule. Each of the three DESI markets is currently served by a single DESI product and we do not expect any DESI products to reenter these markets. We will pursue a formal approval via the 505(b)(2) NDA pathway for our products. Based on the FDA’s published guidance document, we would expect the currently marketed product to exit the market within one year of our product’s approval.

Currently, the combined IQVIA sales of the DESI products we are referencing is approximately $40 million. With more consistent supply and promotion of our product candidates, we believe our market opportunity is larger than the historic sales levels. However, none of our DESI conversion products are subject to patent protection or market exclusivity under the provisions of the FDCA. Following FDA approval of our product candidates for which we have no patent protection or market exclusivity, our competitors may seek to develop a competing product pursuant to the 505(j) pathway, which is an abbreviated pathway used for the regulatory approval of generic product candidates. As a result of the foregoing, and the fact that 505(b)(2) product candidates generally have shorter timelines to, and lower cost of, regulatory approval, we may find that the market opportunity for our product candidates that target DESI products and for which we have no patent protection or market exclusivity is relatively small due to the fact that barriers to entry are low and generic competition may follow within relatively short time periods after our product is approved.

Our three DESI conversion products are:

DS-300. DS-300 is a patent-pending injectable product intended for use as an additive to meet the nutritional requirements of neonates requiring total parenteral nutrition. The product is administered in the hospital setting to patients that are unable to naturally produce sufficient levels of needed nutrients. DS-300’s active ingredient is naturally occurring in the body and has been administered to patients as a supplement for decades with no reports of any meaningful adverse events besides occasional infusion site reactions. The DESI product we are targeting with DS-300 has annual sales of approximately $19 million.

Based on a Pre-IND meeting with the FDA, DS-300’s NDA was submitted as a literature-based filing as the principal means of proving safety and efficacy. The NDA references 24 studies published in well-respected medical publications, tracking more than 700 patients. The product’s NDA was filed with the FDA in January 2018. DS-300 has been granted Fast Track Designation by the FDA and is being reviewed by the FDA as a rolling review, meaning we are allowed to submit sections of our NDA as they are completed rather than waiting for completion of the entire NDA. All sections of the NDA have been submitted. However, the original manufacturing site is no longer available, so the product is being transferred to a different FDA-approved manufacturing site. Registration batches have been manufactured at the new site, and we anticipate providing the FDA with its requested data from the new manufacturer by the end of 2018. As of the date of this prospectus, we are not aware of any drug companies that have publicly disclosed their development of a product based on DS-300’s active ingredient.

DS-200. DS-200 is an injectable nutrition product indicated for use as a supplement to intravenous solutions for total parenteral nutrition. The product is administered in the hospital setting to patients that are unable to naturally produce sufficient levels of needed nutrients and minerals. DS-200’s active ingredient is naturally occurring in the body and has been administered to patients as a supplement for decades with no reports of any meaningful adverse events besides occasional infusion site reactions. The DESI product we are targeting with DS-200 has annual sales of approximately $6 million.

Based on a Pre-IND meeting with the FDA, we expect DS-200 to be a literature-based filing as the principal means of proving safety and efficacy. We expect to reference more than 15 published articles which showed safety and efficacy in studies involving more than 2,000 patients. DS-200 has been granted Fast Track Designation by the FDA, which we believe highlights the unmet need our product is aiming to address. We expect DS-200’s NDA to be submitted in 2019. As of the date of this prospectus, we are not aware of any drug companies that have publicly disclosed their development of a product based on DS-200’s active ingredient.

DS-100. DS-100 is an injectable nerve block indicated for therapeutic neurolysis for the relief of intractable pain, generally defined as severe, constant pain that is not curable by any known means. The DESI product we are targeting with DS-100 has annual sales of approximately $11 million. DS-100 produces neuritis and nerve degeneration, which blocks sensory, motor, and autonomic function of the nerves. We are currently in discussions with the FDA regarding the exact indication we will pursue and clinical requirements for DS-100, however as of the date of this prospectus it is our intention to seek FDA approval of DS-100 for the indication as a general nerve block. We expect either a literature-based filing or a small clinical trial as the principal means of proving safety and efficacy. We believe the existing literature shows safety and efficacy in 10 published studies involving more than 850 patients. Reported side effects included mild hypotension, diarrhea, and nausea. We expect an NDA for DS-100 to be submitted in 2019. An injectable version of DS-100’s active ingredient was previously FDA-approved for a different indication but is not currently being sold in the market. As of the date of this prospectus, we are not aware of any drug companies that have publicly disclosed their development of a product based on DS-100’s active ingredient.

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Early-Stage Products

At any time, we typically have various products and product ideas in early-stage development. These may include products where we have not yet met with the FDA, or products for which we have met with the FDA and received agreement upon our clinical pathway, but we have yet to complete significant development activities. These early-stage products include:

ET-101. ET-101 is an innovative oral liquid product for the treatment of epilepsy. The active ingredient in ET-101 is FDA-approved in an oral solid dosage form, and there are several approved products in the market in oral solid dosage form but is not approved in oral liquid form. The exact mechanism of action of the active ingredient is unknown. Negative side effects or adverse events associated with the API in the currently marketed products include vision impairment, depression, and confusion. Based on a Pre-IND meeting with the FDA, we expect to conduct a bioequivalence trial for ET-101 as the principal means of proving safety and efficacy. We anticipate submitting a patent application on our unique formulation and expect to file the NDA for ET-101 in 2020. The market for seizure related treatments is highly competitive with numerous treatment options available to patients, however as of the date of this prospectus, we are not aware of any drug companies that have publicly disclosed their development of a product based on ET-101’s active ingredient.

ET-102. ET-102 is an innovative oral liquid product for use as a muscle relaxant in the treatment of muscle contractions due to multiple sclerosis. The active ingredient in ET-102 is FDA-approved in an oral solid dosage form, and there are several approved products in the market in oral solid dosage form but is not approved in an oral liquid form. The precise mechanism of action of ET-102 is not fully known but it is believed to be capable of inhibiting both monosynaptic and polysynaptic reflexes at the spinal level. We are not aware of any major negative side effects or adverse events associated with the API in the currently marketed products, and minor side effects include drowsiness and dizziness. Based on a Pre-IND meeting with the FDA, we expect to conduct a bioequivalence trial for ET-102 as the principal means of proving safety and efficacy. We expect to file the NDA for ET-102 in 2020. The market for muscle relaxant related treatments is highly competitive with numerous treatment options available to patients, however, as of the date of this prospectus, we are not aware of any drug companies that have publicly disclosed their development of a product based on ET-102’s active ingredient.

Research and Development

Set forth below is our research and development spending for our current product candidates. We currently have four employees that support our overall product development and we also have facility and operating costs for a laboratory that will support product development. We do not track internal costs by product for our employees and laboratory expenses and they are listed as indirect expenses in the table below (amounts are in thousands).

Product	Period From April 27, 2017 (Inception) Through December 31, 2017	Six Months Ended June 30, 2018
CT-100	93	74
DS-100	750	-
DS-200	1,686	395
DS-300	402	884
EM-100	470	978
Other products	132	135
Indirect expenses	397	515
TOTAL	$3,930	$2,981

Sales and Marketing

We intend to establish an internal sales infrastructure in 2018. We are in the process of registering for licenses to distribute pharmaceuticals in all required states and territories of the United States. We anticipate being fully registered with all states in advance of launching our initial product under our own label.

We may selectively out-license or seek a marketing partner on a product by product basis for products that we deem to require large dedicated sales forces, or for any products where we find it financial or strategically advantageous. We have engaged an experienced third-party logistics company specializing in pharmaceuticals to manage inventory, logistics, and sales reconciliation for our commercial products.

Manufacturing and Suppliers

We rely on third party contract manufacturing organizations, or CMO, to manufacture our products. All our manufacturing partners are based in the United States or Europe. We seek to work with CMOs that have a long history of quality and FDA compliance. All products are manufactured in compliance with cGMP, and our internal quality system requires us to enter quality agreements with and audit all of our manufacturers. Our choice to rely on external manufacturers significantly reduces the amount of capital invested in our business and allows us the flexibility to pursue a broad range of opportunities beyond the specific capabilities of a single facility.

Licensing Arrangements

We source certain products externally through the licensing or acquisition of existing development or commercial products. Among our current pipeline of product candidates, we have entered into licensing and profit sharing arrangements for six of those products, namely EM-103, ET-103, CT-100, DS-300, DS-200 and DS-100.

EM-100. We acquired the exclusive rights to develop, manufacture and sell the EM-100 product in the U.S. pursuant to a Sales and Marketing Agreement dated August 11, 2017 between us and Eyemax LLC, an entity affiliated with our Chief Executive Officer. We also hold a right of first refusal to obtain the exclusive license rights for geographic areas outside of the U.S. Pursuant to the agreement, we are responsible for all costs of testing and FDA approval of the product, other than the FDA filing fee which will be paid by the licensor. We are also responsible for commercializing the product in the U.S. at our expense. The licensor shall own of all product registration and regulatory filings, all of which shall be subject to our exclusive license. We paid the licensor $250,000 upon execution of the agreement and will pay the licensor $250,000 upon FDA approval and $500,000 upon the first commercial sale of the product. We will also pay the licensor a royalty of 10% on the net sales of all products. The license agreement is for an initial term of ten years from the date of the agreement, subject to successive two year renewals unless we elect to terminate the agreement. The licensor may terminate the agreement if, in any full calendar year following the first commercial sale of the product, the licensor fails to receive royalties of at least $100,000. The agreement also contains customary representations, warranties, covenants and indemnities by the parties.

ET-103. We acquired the exclusive license to develop, manufacture and sell ET-103 in the U.S. pursuant to an Exclusive License and Supply Agreement dated August 3, 2018 between us and Liqmeds Worldwide Limited, an unaffiliated entity. Pursuant to the agreement, we will be responsible for, and shall own, all regulatory filings and approvals at our expense, provided that we shall have the right to recoup 35% of any regulatory filing fees from the initial profits from the sale of ET-103 and, provided further, the licensor shall be responsible for any bioequivalence study and shall be responsible for 60% of the costs of such study. An affiliate of the licensor shall manufacture the ET-103 and sell it to us at its cost. We paid the licensor $350,000 upon execution of the agreement and will pay the licensor $1,500,000 upon the FDA’s acceptance of an NDA for review, $1,000,000 upon FDA approval, $1,500,000 upon issuance of patent covering ET-103 listed in the FDA’s Orange Book and $500,000 in the event of product sales in excess of $10,000,000 in any calendar year. In addition, we are required to pay the licensor 35% of the net profit from product sales, payable on a quarterly calendar basis; provided however, that if during any calendar quarter the net profits are negative then a negative balance will accrue and will be offset against future milestone or profit share payments owed to the licensor. The license agreement is for an initial term of ten years from the date of the first commercial sale of the product, subject to two year renewals unless either party elects to terminate no less than 12 months prior to the then current term. The agreement also contains customary representations, warranties, covenants and indemnities by the parties.

CT-100. We acquired from Imprimis all of its rights to the CT-100 product and all related intellectual property and know-how and trade secrets specific to the product pursuant to an Asset Purchase and License Agreement dated May 9, 2017. Pursuant to the agreement, we also obtained from Imprimis a non-exclusive license to certain know-how and trade secrets related, but not specific, to the CT-100 product. In addition, we licensed back to Imprimis a non-exclusive, perpetual, non-transferable and royalty free license to use, manufacture and sell any product incorporating the intellectual property acquired from Imprimis, other than products incorporating the synthetic corticotropin. The agreement requires us to pay Imprimis a $50,000 milestone fee upon our initial patent issuance for the product and a six percent royalty fee on net sales of the product distributed and marketed by us or our licensees at such times as the product is covered by an issued patent, and a three percent royalty at all other times. The agreement also contains customary representations, warranties, covenants and indemnities by the parties.

DS-300. We acquired the exclusive rights to develop, manufacture and sell the DS-300 product in the U.S. pursuant to a Sales and Marketing Agreement dated November 17, 2017, as amended on August 29, 2018, with an unaffiliated third party. Pursuant to the agreement, the licensor is responsible for obtaining FDA approval, at its expense, and we are responsible for commercializing the product in the U.S., at our expense. We are entitled to 100% of the first $500,000 of net profit from the sale of the DS-300, generally defined as gross profit less certain fees and costs incurred by us, and will pay the licensor 100% of the next $1 million of net profit. Thereafter, we will pay 50% of the net profit to the licensor and its designees for the term of the agreement. The agreement has a term of ten years from the date of the first commercial sale of the DS-300, subject to one five year extension at our option. The licensor may terminate the agreement if we choose not to launch the DS-300, for commercial reasons only, within three months after FDA approval or if during the first calendar year following the first commercial sale of the DS-300 net sales of the product do not exceed $1 million. The agreement also contains customary representations, warranties, covenants and indemnities by the parties.

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DS-200. We acquired the DS-200 product and all related intellectual property and government approvals pursuant to an Asset Purchase Agreement dated June 23, 2017 between us and Selenix LLC, an entity affiliated with our Chief Executive Officer. Pursuant to the agreement, we paid the seller $1.5 million and have agreed to pay $1.5 million upon submission of the NDA and $1 million upon FDA approval. We have also agreed to pay the seller 50% of the net profit from the sale of the product for the first ten years following the date of the agreement.

DS-100. We acquired the exclusive rights to develop, manufacture and sell the DS-100 product in the U.S. pursuant to an Exclusive Development and Supply Agreement dated July 9, 2017 between us and Andersen Pharma, LLC, an entity affiliated with our Chief Executive Officer. We also hold an option to purchase the DS-100 product and all related intellectual property and government approvals. Pursuant to the agreement, the licensor is responsible for obtaining FDA approval at its expense and manufacturing the product for sale to us at its cost, however we are responsible for the advancement of the FDA submission fees, which we have the right to recoup from the initial profits from product sales prior to any profit split. We are responsible for commercializing the product in the U.S. at our expense. We paid the licensor $750,000 upon execution of the agreement and will pay the licensor $750,000 upon successful completion of a registration batch of product, $750,000 upon submission of an NDA and $750,000 upon FDA approval. We will also pay the licensor 50% of the net profit from the sale of the product. The license agreement is for an initial term of five years from the first commercial sale of the product, subject to successive two year renewals unless either party elects to terminate the agreement. The agreement also contains customary representations, warranties, covenants and indemnities by the parties.

Intellectual Property

Our policy is to seek to protect our proprietary position by, among other methods, filing U.S. and foreign patent applications related to our proprietary technology, inventions and improvements that are important to the development of our business. We also rely on our trade secrets, know-how and continuing technological innovation to develop and maintain our proprietary position. We vigorously defend our intellectual property to preserve our rights and gain the benefit of our technological investments. Our business is not dependent, however, upon any single patent, trademark or contract.

We own one patent application related to our CT-100 (Synthetic Corticotropin) product candidate. The patent application was submitted on June 13, 2017 and relates to a drug to treat multiple sclerosis, autoimmune diseases, and rheumatic disorders including infantile spasms, Addison’s disease, Nelson’s, Cushing’s and West syndromes. If granted, this application would have an approximate expiration of May 2037, in all jurisdictions where the cases are pending. The claimed subject matter in the patent application includes claims to compositions themselves and treatment methods using known compounds and formulations and dosage types.

We also hold the exclusive rights to a provisional patent filed in the U.S. with regard to our DS-300 product candidate. The provisional patent application was submitted on January 26, 2018 and will expire on January 25, 2019.

We intend to seek patent protection on our internally developed products as circumstances warrant.

We have applied for trademark registration of the marks “Eton” and “Eton Pharmaceuticals” with the US Patent and Trademark Office.

Government Regulations and Funding

Pharmaceutical companies are subject to extensive regulation by foreign, federal, state and local agencies, such as the U.S. FDA, and various European regulatory authorities. The manufacture, distribution, marketing and sale of pharmaceutical products are subject to government regulation in the U.S. and various foreign countries. Additionally, in the U.S., we must follow rules and regulations established by the FDA requiring the presentation of data indicating that our products are safe and efficacious and are manufactured in accordance with cGMP regulations. If we do not comply with applicable requirements, we may be fined, the government may refuse to approve our marketing applications or allow us to manufacture or market our products, and we may be criminally prosecuted. We, our manufacturers and clinical research organizations may also be subject to regulations under other foreign, federal, state and local laws, including, but not limited to, the U.S. Occupational Safety and Health Act, the Resource Conservation and Recovery Act, the Clean Air Act and import, export and customs regulations as well as the laws and regulations of other countries. The U.S. government has increased its enforcement activity regarding illegal marketing practices domestically and internationally. As a result, pharmaceutical companies must ensure their compliance with the Foreign Corrupt Practices Act and federal healthcare fraud and abuse laws, including the False Claims Act.

These regulatory requirements impact our operations and differ from one country to another, so that securing the applicable regulatory approvals of one country does not imply the approval of another country. The approval procedures involve high costs and are manpower intensive, usually extend over many years and require highly skilled and professional resources.

FDA Market Approval Process

The steps usually required to be taken before a new drug may be marketed in the U.S. generally include:

●	completion of pre-clinical laboratory and animal testing;

●	completion of required chemistry, manufacturing and controls testing;

●	the submission to the FDA of an investigational new drug, or IND, the application for which must be evaluated and found acceptable by the FDA before human clinical trials may commence;

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●	performance of adequate and well-controlled human clinical trials to establish the safety, pharmacokinetics and efficacy of the proposed drug for its intended use;

●	submission and approval of an NDA; and

●	agreement with FDA of the language on the package insert.

Clinical studies are conducted under protocols detailing, among other things, the objectives of the study, what types of patients may enter the study, schedules of tests and procedures, drugs, dosages, and length of study, as well as the parameters to be used in monitoring safety, and the efficacy criteria to be evaluated. A protocol for each clinical study and any subsequent protocol amendments must be submitted to the FDA as part of the IND process.

Clinical trials are usually conducted in three phases. Phase 1 clinical trials are normally conducted in small groups of healthy volunteers to assess safety of various dosing regimens and pharmacokinetics. After a safe dose has been established, in Phase 2 clinical trials the drug is administered to small populations of sick patients to look for initial signs of efficacy in treating the targeted disease or condition and to continue to assess safety. In the case of vaccines, the participants are healthy and the signs of efficacy can be obtained in early Phase 1, therefore this Phase is defined as Phase 1/2. Phase 3 clinical trials are usually multi-center, double-blind controlled trials in hundreds or even thousands of subjects at various sites to assess as fully as possible both the safety and effectiveness of the drug.

Clinical trials must be conducted in accordance with the FDA’s good clinical practices, or GCP, requirements. The FDA may order the temporary or permanent discontinuation of a clinical study at any time or impose other sanctions if it believes that the clinical study is not being conducted in accordance with FDA requirements or that the participants are being exposed to an unacceptable health risk. An institutional review board, or IRB, generally must approve the clinical trial design and patient informed consent at study sites that the IRB oversees and also may halt a study, either temporarily or permanently, for failure to comply with the IRB’s requirements, or may impose other conditions. Additionally, some clinical studies are overseen by an independent group of qualified experts organized by the clinical study sponsor, known as a data safety monitoring board or committee. This group recommends whether or not a trial may move forward at designated check points based on access to certain data from the study. The clinical study sponsor may also suspend or terminate a clinical trial based on evolving business objectives and/or competitive climate.

As a product candidate moves through the clinical testing phases, manufacturing processes are further defined, refined, controlled and validated. The level of control and validation required by the FDA increases as clinical studies progress. We and the third-party manufacturers on which we rely for the manufacture of our product candidates and their respective components (including the API) are subject to requirements that drugs be manufactured, packaged and labeled in conformity with cGMP. To comply with cGMP requirements, manufacturers must continue to spend time, money and effort to meet requirements relating to personnel, facilities, equipment, production and process, labeling and packaging, quality control, recordkeeping and other requirements.

Assuming completion of all required testing in accordance with all applicable regulatory requirements, detailed information on the product candidate is submitted to the FDA in the form of an NDA, requesting approval to market the product for one or more indications, together with payment of a user fee, unless waived. An NDA includes all relevant data available from pertinent nonclinical and clinical studies, including negative or ambiguous results as well as positive findings, together with detailed information on the chemistry, manufacture, controls and proposed labeling, among other things. To support marketing approval, the data submitted must be sufficient in quality and quantity to establish the safety and efficacy of the product candidate for its intended use to the satisfaction of the FDA.

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If an NDA submission is accepted for filing, the FDA begins an in-depth review of the NDA. Under the Prescription Drug User Fee Act, or PDUFA, the FDA’s goal is to complete its initial review and respond to the applicant within ten months of submission, unless the application relates to an unmet medical need, or is for a serious or life-threatening indication, in which case the goal may be within six months of NDA submission. However, PDUFA goal dates are not legal mandates and the FDA response often occurs several months beyond the original PDUFA goal date. Further, the review process and the target response date under PDUFA may be extended if the FDA requests or the NDA sponsor otherwise provides additional information or clarification regarding information already provided in the NDA. The NDA review process can, accordingly, be very lengthy. During its review of an NDA, the FDA may refer the application to an advisory committee for review, evaluation and recommendation as to whether the application should be approved. The FDA is not bound by the recommendation of an advisory committee, but it typically follows such recommendations. Data from clinical studies are not always conclusive and the FDA and/or any advisory committee it appoints may interpret data differently than the applicant.

After the FDA evaluates the NDA and inspects manufacturing facilities where the drug product and/or its API will be produced, it will either approve commercial marketing of the drug product with prescribing information for specific indications or issue a complete response letter indicating that the application is not ready for approval and stating the conditions that must be met in order to secure approval of the NDA. If the complete response letter requires additional data and the applicant subsequently submits that data, the FDA nevertheless may ultimately decide that the NDA does not satisfy its criteria for approval. The FDA could also approve the NDA with a Risk Evaluation and Mitigation Strategies, or REMS, plan to mitigate risks, which could include medication guides, physician communication plans, or elements to assure safe use, such as restricted distribution methods, patient registries and other risk minimization tools. The FDA also may condition approval on, among other things, changes to proposed labeling, development of adequate controls and specifications, or a commitment to conduct post-marketing testing. Such post-marketing testing may include Phase 4 clinical trials and surveillance to further assess and monitor the product’s safety and efficacy after approval. Regulatory approval of products for serious or life-threatening indications may require that participants in clinical studies be followed for long periods to determine the overall survival benefit of the drug.

If the FDA approves one of our product candidates, we will be required to comply with a number of post-approval regulatory requirements. We would be required to report, among other things, certain adverse reactions and production problems to the FDA, provide updated safety and efficacy information and comply with requirements concerning advertising and promotional labeling for any of our products. Also, quality control and manufacturing procedures must continue to conform to cGMP after approval, and the FDA periodically inspects manufacturing facilities to assess compliance with cGMP, which imposes extensive procedural, substantive and record keeping requirements. If we seek to make certain changes to an approved product, such as certain manufacturing changes, we will need FDA review and approval before the change can be implemented. For example, if we change the manufacturer of a product or our API, the FDA may require stability or other data from the new manufacturer, and such data will take time and are costly to generate, and the delay associated with generating these data may cause interruptions in our ability to meet commercial demand, if any. While physicians may use products for indications that have not been approved by the FDA, we may not label or promote the product for an indication that has not been approved. Securing FDA approval for new indications is similar to the process for approval of the original indication and requires, among other things, submitting data from adequate and well-controlled studies that demonstrate the product’s safety and efficacy in the new indication. Even if such studies are conducted, the FDA may not approve any change in a timely fashion, or at all.

The FDA may also require post-marketing testing, or Phase 4 testing, as well as risk minimization action plans and surveillance to monitor the effects of an approved product or place conditions or an approval that could otherwise restrict the distribution or use of the product.

Section 505(b)(2) New Drug Applications

We intend to submit applications for product candidates via the 505(b)(2) regulatory pathway. As an alternate path for FDA approval of new indications or new formulations of previously-approved products, a company may file a Section 505(b)(2) NDA, instead of a “stand-alone” or “full” NDA. Section 505(b)(2) of the FDCA, was enacted as part of the Drug Price Competition and Patent Term Restoration Act of 1984, otherwise known as the Hatch-Waxman Amendments. Section 505(b)(2) permits the submission of an NDA where at least some of the information required for approval comes from studies not conducted by or for the applicant and for which the applicant has not obtained a right of reference. Some examples of products that may be allowed to follow a 505(b)(2) path to approval are drugs that have a new dosage form, strength, route of administration, formulation or indication.

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The Hatch-Waxman Amendments permit the applicant to rely upon certain published nonclinical or clinical studies conducted for an approved product or the FDA’s conclusions from prior review of such studies. The FDA may require companies to perform additional studies or measurements to support any changes from the approved product. The FDA may then approve the new product for all or some of the labeled indications for which the reference product has been approved, as well as for any new indication supported by the Section 505(b)(2) application. While references to nonclinical and clinical data not generated by the applicant or for which the applicant does not have a right of reference are allowed, all development, process, stability, qualification and validation data related to the manufacturing and quality of the new product must be included in an NDA submitted under Section 505(b)(2).

To the extent that the Section 505(b)(2) applicant is relying on the FDA’s conclusions regarding studies conducted for an already approved product, the applicant is required to certify to the FDA concerning any patents listed for the approved product in the FDA’s Approved Drug Products with Therapeutic Equivalence Evaluations, or Orange Book. Specifically, the applicant must certify that: (i) the required patent information has not been filed; (ii) the listed patent has expired; (iii) the listed patent has not expired, but will expire on a particular date and approval is sought after patent expiration; or (iv) the listed patent is invalid or will not be infringed by the new product. The Section 505(b)(2) application also will not be approved until any non-patent exclusivity, such as exclusivity for obtaining approval of a new chemical entity, listed in the Orange Book for the reference product has expired. If the Orange Book certifications outlined above are not accomplished, the Section 505(b)(2) applicant may invest a significant amount of time and expense in the development of its products only to be subject to significant delay and patent litigation before its products may be commercialized.

Section 505(j) Abbreviated New Drug Applications

The 505(j) pathway is used for product candidates that are therapeutically equivalent to an approved product. The underlying premise of the 505(j) pathway is that a product candidate classified as therapeutically equivalent can be substituted for the approved product with the full expectation that the substituted product will produce the same clinical effect and safety profile as the approved product when administered under the same conditions. A product candidate utilizing the 505(j) pathway requires an abbreviated new drug application, or ANDA, which relies on the FDA’s finding that the previously approved drug candidate is safe and effective. An ANDA generally must contain information to show that the product candidate is the same as the approved product with respect to API, conditions of use, route of administration, dosage form, strength and labeling, with certain permissible differences, and is the bioequivalent of the approved drug. The 505(j) pathway typically requires no clinical testing other than a bioequivalence trial. While the 505(j) pathway is typically shorter and less expensive than the 505(b)(2) pathway, the 505(b)(2) pathway allows greater flexibility as to the characteristics of the product candidate.

DESI Program

Upon its enactment in 1938, the FDCA required new drugs to demonstrate that they were safe before they could be marketed. In 1962, the FDCA was amended to require that new drugs demonstrate that they were effective as well as safe. Following the 1962 amendments to the FDCA, the FDA adopted a program called the Drug Efficacy Study Implementation, or DESI, to review the efficacy of drugs approved between 1938 and 1962, and the drugs approved between 1938 and 1962 are commonly referred to as DESI drugs. DESI drugs were allowed to remain on the market until they were re-reviewed as long as they weren’t substantially changed. The DESI program removed many products that were deemed to not be effective, but there was no comprehensive list of drugs approved and marketed at the time and not all drugs were re-reviewed. As a result, many DESI products remained marketed without a formal approval for effectiveness.

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Continuing Regulation

After a drug is approved for marketing and enters the marketplace, numerous regulatory requirements continue to apply. These include, but are not limited to:

●	the FDA’s cGMP regulations require manufacturers, including third party manufacturers, to follow stringent requirements for the methods, facilities and controls used in manufacturing, processing and packing of a drug product;

●	labeling regulations and the FDA prohibitions against the promotion of drugs for unapproved uses (known as off-label uses), as well as requirements to provide adequate information on both risks and benefits during promotion of the drug;

●	approval of product modifications or use of a drug for an indication other than approved in an NDA;

●	adverse drug experience regulations, which require us to report information on adverse events during pre-market testing;

●	post-market testing and surveillance requirements, including Phase 4 trials, when necessary to protect the public health or to provide additional safety and effectiveness data for the drug; and

●	the FDA’s recall authority, whereby it can ask, or under certain conditions order, drug manufacturers to recall from the market a product that is in violation of governing laws and regulation. After a drug receives approval, any modification in conditions of use, active ingredient(s), route of administration, dosage form, strength or bioavailability, will require a new approval, for which it may be possible to submit a 505(b)(2), accompanied by additional clinical data necessary to demonstrate the safety and effectiveness of the product with the proposed changes. Additional clinical studies may be required for proposed changes.

Other U.S. Healthcare Laws and Compliance Requirements

For products distributed in the United States, we will also be subject to additional healthcare regulation and enforcement by the federal government and the states in which we conduct our business. Applicable federal and state healthcare laws and regulations include the following:

●	The federal healthcare anti-kickback statute prohibits, among other things, persons from knowingly and willfully soliciting, offering, receiving, or providing remuneration, directly or indirectly, in cash or in kind, to induce or reward either the referral of an individual for, or the purchase, order, or recommendation of, any good or service, for which payment may be made under federal healthcare programs such as Medicare and Medicaid;

●	The Ethics in Patient Referrals Act, commonly referred to as the Stark Law, and its corresponding regulations, prohibit physicians from referring patients for designated health services (including outpatient drugs) reimbursed under the Medicare or Medicaid programs to entities with which the physicians or their immediate family members have a financial relationship or an ownership interest, subject to narrow regulatory exceptions, and prohibits those entities from submitting claims to Medicare or Medicaid for payment of items or services provided to a referred beneficiary;

●	The federal False Claims Act imposes criminal and civil penalties, including civil whistleblower or qui tam actions, against individuals or entities for knowingly presenting, or causing to be presented, to the federal government claims for payment that are false or fraudulent or making a false statement to avoid, decrease, or conceal an obligation to pay money to the federal government;

●	Health Insurance Portability and Accountability Act of 1996, imposes criminal and civil liability for executing a scheme to defraud any healthcare benefit program and also imposes obligations, including mandatory contractual terms, with respect to safeguarding the privacy, security and transmission of individually identifiable health information. This statute also prohibits knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false statement in connection with the delivery of or payment for healthcare benefits, items, or services; and

●	Analogous state laws and regulations, such as state anti-kickback and false claims laws, may apply to sales or marketing arrangements and claims involving healthcare items or services reimbursed by non-governmental third-party payors, including private insurers, and some state laws require pharmaceutical companies to comply with the pharmaceutical industry’s voluntary compliance guidelines and the relevant compliance guidance promulgated by the federal government.

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Reimbursement

Sales of our products in the United States may depend, in part, on the extent to which the costs of the products will be covered by third-party payers, such as government health programs, commercial insurance and managed health care organizations. These third-party payers are increasingly challenging the prices charged for medical products and services. Additionally, the containment of health care costs has become a priority of federal and state governments, and the prices of drugs have been a focus in this effort. The United States government, state legislatures and foreign governments have shown significant interest in implementing cost-containment programs, including price controls, restrictions on reimbursement and requirements for substitution of generic products. Adoption of price controls and cost-containment measures, and adoption of more restrictive policies in jurisdictions with existing controls and measures, could further limit our net revenue and results. If these third-party payers do not consider our products to be cost-effective compared to other available therapies, they may not cover our products after approval as a benefit under their plans or, if they do, the level of payment may not be sufficient to allow us to sell our products on a profitable basis.

The Medicare Prescription Drug, Improvement, and Modernization Act of 2003, (the “MMA”), imposed new requirements for the distribution and pricing of prescription drugs for Medicare beneficiaries and included a major expansion of the prescription drug benefit under Medicare Part D. Under Part D, Medicare beneficiaries may enroll in prescription drug plans offered by private entities which will provide coverage of outpatient prescription drugs. Part D plans include both stand-alone prescription drug benefit plans and prescription drug coverage as a supplement to Medicare Advantage plans. Unlike Medicare Parts A and B, Part D coverage is not standardized. Part D prescription drug plan sponsors are not required to pay for all covered Part D drugs, and each drug plan can develop its own drug formulary that identifies which drugs it will cover and at what tier or level. However, Part D prescription drug formularies must include drugs within each therapeutic category and class of covered Part D drugs, though not necessarily all the drugs in each category or class. Any formulary used by a Part D prescription drug plan must be developed and reviewed by a pharmacy and therapeutic committee. Government payment for some of the costs of prescription drugs may increase demand for products for which we receive marketing approval. However, any negotiated prices for our products covered by a Part D prescription drug plan will likely be lower than the prices we might otherwise obtain. Moreover, while the MMA applies only to drug benefits for Medicare beneficiaries, private payers often follow Medicare coverage policy and payment limitations in setting their own payment rates. Any reduction in payment that results from the MMA may result in a similar reduction in payments from non-governmental payers.

On February 17, 2009, the American Recovery and Reinvestment Act of 2009 was signed into law. This law provides funding for the federal government to compare the effectiveness of different treatments for the same illness. A plan for the research will be developed by the Department of Health and Human Services, the Agency for Healthcare Research and Quality and the National Institutes of Health, and periodic reports on the status of the research and related expenditures will be made to Congress. Although the results of the comparative effectiveness studies are not intended to mandate coverage policies for public or private payers, it is not clear how such a result could be avoided and what if any effect the research will have on the sales of our product candidates, if any such product or the condition that it is intended to treat is the subject of a study. It is also possible that comparative effectiveness research demonstrating benefits in a competitor’s product could adversely affect the sales of our product candidates. Decreases in third-party reimbursement for our products or a decision by a third-party payer to not cover our products could reduce physician usage of the products and have a material adverse effect on our sales, results of operations and financial condition.

Employees

We currently have ten full-time employees, five of whom are engaged in research and development activities and five are engaged in general corporate and strategy roles. We periodically utilize outside consultants on an as-needed basis, including medical consultants. We anticipate hiring additional employees in 2018.

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Property

Our executive office is a 5,507 square foot space located in Deer Park, Illinois. The office is occupied pursuant to a lease expiring in March 2021 at a monthly lease rate of $6,654, subject to a 3.4% rate increase in April 2019 and a 3.3% rate increase in April 2020. We lease a 2,782 square foot laboratory space in Lake Zurich, Illinois. The laboratory is occupied pursuant to a 36 month lease expiring in February 2021 at a monthly lease rate of $4,600.

Litigation

There are no pending legal proceedings to which we or our properties are subject.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

General

We were formed in April 2017 as a specialty pharmaceutical company focused on developing and commercializing innovative pharmaceutical products utilizing the FDA’s 505(b)(2) regulatory pathway. Our business model is to develop proprietary innovative products that fulfill an unmet patient need. Since our formation, we have focused our efforts on the development and testing of our initial product candidates, the submission of an NDA for our initial product candidate and preliminary discussions with the FDA concerning the regulatory pathway for certain additional product candidates. We have not commenced revenue-producing operations and, under our current plan of business, do not expect to until we have received marketing approval from the FDA for one of our product candidates.

To date, we have capitalized our operations primarily from the June 2017 private placement of approximately $20.1 million of Series A preferred stock, par value $0.001, or the Series A preferred stock. The Series A preferred stock accumulates dividends at the rate of 6% per annum. The shares of Series A preferred stock plus all accrued but unpaid dividends on the Series A preferred stock will automatically convert into shares of our common stock concurrent with the completion of this offering, at the conversion price of 50% of the initial public offering price, provided, however, in no event shall the conversion price be greater than $3.00 nor less than $2.25 per share. Assuming that this offering was completed on June 30, 2018 at a price of $6.00 per share, and based on dividends accrued through such date in the amount of $1,242,875, the Series A preferred stock would have converted into 7,099,374 shares of our common stock.

Plan of Operations

Our plan of operations for the 12-month period following the completion of this offering is to obtain FDA approval of our EM-100 and DS-300 product candidates. An ANDA has been submitted for EM-100 and in April 2018 we ran a bioequivalence trial on the product candidate. DS-300’s NDA was filed with the FDA in January 2018. DS-300 has been granted Fast Track Designation by the FDA and is being reviewed by the FDA as a rolling review. Our plan of operations also includes the further development, testing and pursuit of regulatory approval of our other product candidates. We currently have numerous other product candidates in various stages of development, and we are in active discussions with the FDA on additional products that may be added to our pipeline if we elect to proceed with the opportunity after the outcome of our pre-IND meetings with the FDA. We also intend to develop our own laboratory in Lake Zurich, Illinois at which we will be able to conduct our own research, formulation and testing of product candidates. Finally, our 12 month plan of operations includes the establishment of an internal sales infrastructure. We are in the process of registering for licenses to distribute pharmaceuticals in all required states and territories of the United States. We anticipate being fully registered with all states in advance of launching DS-300 under our own label.

Results of Operations

We were formed on April 27, 2017 and have not commenced revenue-producing operations. To date, our operations have consisted of the development and testing of our initial product candidates, the submission of an NDA for our initial product candidate and preliminary discussions with the FDA concerning the regulatory pathway for certain additional product candidates. From inception on April 27, 2017 through December 31, 2017, we incurred $3.9 million of product development expenses and $3.2 million of administrative expenses.  We incurred a net loss of $7.2 million for the period from April 27, 2017 (inception) through December 31, 2017. For the six months ended June 30, 2018, we incurred $3.0 million of product development expenses and $2.7 million of administrative expenses. We incurred a net loss of $6.1 million for the six months ended June 30, 2018.

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Financial Condition

As of June 30, 2018, we had total assets of $9.6 million and working capital of $8.0 million. We believe that we require a minimum of $10 million of additional capital in order to fund our current business plan over, at least, the 12 months following the date of this prospectus, including the securing of regulatory approval and commencement commercial sales of at least one product candidate. We further believe that the net proceeds of this offering, along with our cash on hand, will allow us to fund our business plan over the 24 months following the date of this prospectus without the need for internally or externally generated capital. We have undertaken this initial public offering of our common shares to acquire the necessary capital. However, we may require additional capital, the receipt of which there can be no assurance. In the event we require additional capital, we will endeavor to seek additional funds through various financing sources, including the sale of our equity and debt securities, licensing fees for our technology and joint ventures with industry partners. In addition, we will consider alternatives to our current business plan that may enable to us to achieve revenue producing operations and meaningful commercial success with a smaller amount of capital. However, there can be no guarantees that such funds will be available on commercially reasonable terms, if at all. If such financing is not available on satisfactory terms, we may be unable to further pursue our business plan and we may be unable to continue operations, in which case you may lose your entire investment.

Off Balance Sheet Transactions

We do not have any off-balance sheet transactions.

Critical Accounting Policies

Our financial statements are prepared in accordance with accounting principles generally accepted in the United States. The preparation of our financial statements and related disclosures requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, costs and expenses in our financial statements. We base our estimates on historical experience, known trends and events and various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. We evaluate our estimates and assumptions on an ongoing basis. Our actual results may differ from these estimates under different assumptions or conditions.

While our significant accounting policies are described in more detail in Note 2 to our financial statements appearing elsewhere in this prospectus, we believe that the following accounting policies are those most critical to the judgments and estimates used in the preparation of our financial statements.

Research and Development Expenses

Research and development (“R&D”) expenses include both internal R&D activities and external contracted services. Internal R&D activity expenses include salaries, benefits, and stock-based compensation and other costs to support our R&D operations. External contracted services include product development efforts including certain product licensor milestone payments, clinical trial activities, manufacturing and control-related activities and regulatory costs. R&D expenses are charged to operations as incurred. We review and accrue R&D expenses based on services performed and rely upon estimates of those costs applicable to the stage of completion of each project. Significant judgments and estimates are made in determining the accrued balances at the end of any reporting period. Actual results could differ from our estimates.

Upfront payments and milestone payments made for the licensing of technology are expensed as research and development in the period in which they are incurred. Nonrefundable advance payments for goods or services to be received in the future for use in research and development activities are recorded as prepaid expenses and are expensed as the related goods are delivered or the services are performed.

Stock-Based Compensation

We account for stock-based compensation under the provisions of the Financial Accounting Standards Board (the “FASB”) Accounting Standards Codification (“ASC”) - 718 Compensation – Stock Compensation. The guidance under ASC 718 requires companies to estimate the fair value of the stock-based compensation awards on the date of grant for employees and directors and record expense over the related service periods, which are generally the vesting period of the equity awards. Awards for consultants are accounted for under ASC 505-50 - Equity Based Payments to Non-Employees. Compensation expense is recognized over the period during which services are rendered by such consultants and non-employees until completed. At the end of each financial reporting period prior to completion of the service, the fair value of these awards is remeasured using the then-current fair value of our common stock and updated assumption inputs in the Black-Scholes option-pricing model (“BSM”).

We estimate the fair value of stock-based option awards to our employees and directors using the BSM. The BSM requires the input of subjective assumptions, including the expected stock price volatility, the calculation of expected term, forfeitures and the fair value of the underlying common stock on the date of grant, among other inputs. The risk-free interest rate was determined from the implied yields for zero-coupon U.S. government issues with a remaining term approximating the expected life of the options or warrants. Dividends on common stock are assumed to be zero for the BSM valuation of the stock options. The expected term of stock options granted is based on vesting periods and the contractual life of the options. Expected volatilities are based on comparable companies’ historical volatility, which management believes represents the most accurate basis for estimating expected future volatility under the current conditions. We account for forfeitures as they occur.

Determination of the Fair Value of Common Stock

As there has been no public market for our common stock to date, the estimated fair value of our common stock has been determined by our board of directors as of the date of each grant, with input from management, considering third-party valuations of our common stock as well as our board of directors’ assessment of additional objective and subjective factors that it believed were relevant and which may have changed from the date of the most recent third-party valuation through the date of the grant. These third-party valuations were performed in accordance with the guidance outlined in the American Institute of Certified Public Accountants’ Accounting and Valuation Guide, Valuation of Privately- Held-Company Equity Securities Issued as Compensation. Our common stock valuations were prepared using either the option-pricing method (“OPM”) or a hybrid method, both of which used market approaches to estimate our enterprise value. The OPM treats common stock and preferred stock as call options on the total equity value of a company, with exercise prices based on the value thresholds at which the allocation among the various holders of a company’s securities changes. Under this method, the common stock has value only if the funds available for distribution to stockholders exceeded the value of the preferred stock liquidation preferences at the time of the liquidity event, such as a strategic sale or merger. A discount for lack of marketability of the common stock is then applied to arrive at an indication of value for the common stock. The hybrid method is a probability-weighted expected return method (“PWERM”) where the equity value in one or more scenarios is calculated using an OPM. The PWERM is a scenario-based methodology that estimates the fair value of common stock based upon an analysis of future values for the company, assuming various outcomes. The common stock value is based on the probability-weighted present value of expected future investment returns considering each of the possible outcomes available as well as the rights of each class of stock. The future value of the common stock under each outcome is discounted back to the valuation date at an appropriate risk-adjusted discount rate and probability weighted to arrive at an indication of value for the common stock.

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These third-party valuations were performed at various dates, which resulted in valuations of our common stock of $0.21 per share as of April 30, 2017, $1.38 per share as of July 31, 2017, $1.37 per share as of September 30, 2017, $1.37 per share as of December 31, 2017, $1.56 per share as of March 31, 2018, $2.23 as of June 30, 2018 and $3.12 as of August 4, 2018. Our board of directors considered various objective and subjective factors to determine the fair value of our common stock as of each grant date, including:

●	the price at which we sold preferred stock and the superior rights and preferences of the preferred stock relative to our common stock at the time of each grant;

●	the progress of our research and development programs, including the status of preclinical studies and planned clinical trials for our product candidates;

●	our stage of development and our business strategy;

●	external market conditions affecting the pharmaceutical industry, and trends within the pharmaceutical industry;

●	our financial position, including cash on hand, and our historical and forecasted performance and operating results;

●	the lack of an active public market for our common stock and our preferred stock;

●	the likelihood of achieving a liquidity event, such as an initial public offering (“IPO”) or a sale of our company in light of prevailing market conditions; and

●	the analysis of IPOs and the market performance of similar companies in the biopharmaceutical industry.

The assumptions underlying these valuations represent management’s best estimates, which involve inherent uncertainties and the application of management judgment. As a result, if factors or expected outcomes change and we use significantly different assumptions or estimates, our stock-based compensation expense could be materially different.

Following the closing of this offering, the fair value of our common stock will be determined based on the quoted market price of our common stock.

Options Granted.     The following table sets forth by grant date the number of shares subject to options granted from May 1, 2017 through August 31, 2018, the per share exercise price of the options, the fair value of our common stock per share on each grant date, and the per share estimated fair value of the options:

Grant Date	Number of Shares Subject to Options Granted	Per Share Exercise Price of Options	Fair Value per Common Share on Grant Date	Per Share Estimated Fair Value of Options
May 2017	130,000	$0.21	$0.21	$0.18
July 2017	360,000	$1.38	$1.38	$1.01
August 2017	200,000	$1.38	$1.38	$1.01
November 2017	400,000	$1.37	$1.37	$0.99
May 2018	10,000	$1.56	$1.56	$1.15
August 2018	125,000	$3.12	$3.12	$2.30

RSA’s and RSU’s Granted.     The following table sets forth by grant date the number of shares subject to RSA’s and RSU’s granted from May 1, 2017 through August 31, 2018, the fair value of our common stock per share on each grant date, and the per share estimated fair value of the RSA’s or RSU’s:

Grant Date	Number of Shares Granted	Type of Award	Fair Value per Common Share on Grant Date	Per Share Estimated Fair Value
May 2017	2,500,000	RSA	$0.21	$0.21
July 2017	50,000	RSU	$1.38	$1.38
September 2017	50,000	RSU	$1.38	$1.38
January 2018	218,980	RSA	$1.37	$1.37

Warrant Liability

We estimate the fair value of certain warrants at each reporting period using Level 3 inputs. The estimates in valuation models are based, in part, on subjective assumptions, including but not limited to stock price volatility, the expected life of the warrants, the risk-free interest rate and the exercise price of the warrants, and could differ materially in the future. Changes in the fair value of the warrant liability during the period are recorded as a component of other income (expense). We will continue to adjust the fair value of the warrant liability at the end of each reporting period for changes in fair value until the earlier of the exercise or expiration of the applicable warrants.

Contractual Obligations and Commitments

The following table summarizes our contractual obligations as of June 30, 2018 and the effects that such obligations are expected to have on our liquidity and cash flows in future periods.

	Total	Less than 1 Year	1 to 3 Years	4 to 5 Years	More than 5 Years
Operating lease commitments	$375	$136	$239	—	—

Amounts in the table reflect minimum payments due for our leases of office and laboratory space under operating leases that expire in February and March of 2021.

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MANAGEMENT

Set forth below are our directors and executive officers:

Name	Age	Position

Sean E. Brynjelsen	47	President, Chief Executive Officer and Director
W. Wilson Troutman	63	Chief Financial Officer, Treasurer and Secretary
Norbert G. Riedel, Ph.D.	60	Chairman of the Board
Mark L. Baum	46	Director
Charles J. Casamento	73	Director
Paul V. Maier	70	Director

Sean E. Brynjelsen has served as our President, Chief Executive Officer and a member of our board of directors since June 2017. Prior to joining Eton, Mr. Brynjelsen served as Executive Vice President, Business Development, at Sagent Pharmaceuticals, Inc., which was acquired by Nichi-Iko Pharmaceuticals Co., Ltd. for $736 million, where he made a number of successful transactions. Prior to his tenure at Sagent, he was Senior Vice President, Global Business Development for Akorn where he completed over 100 transactions including the acquisition of a number of products. Mr. Brynjelsen earned an MBA degree from the University of Notre Dame and holds a Master of Science in Chemistry and a Bachelor of Science in Biochemistry from the University of Illinois.

We believe that Mr. Brynjelsen’s valuable perspective and experience as our President and Chief Executive Officer, considerable experience in the pharmaceuticals industry and extensive leadership skills qualify him to serve on our board of directors.

W. Wilson Troutman has served as our Chief Financial Officer, Treasurer and Secretary since July 2017. Mr. Troutman brings over thirty years of business experience in financial management roles. Prior to joining Eton, Mr. Troutman served in the corporate financial and SEC reporting role for Century Aluminum Company, a NASDAQ reporting company, beginning in 2015. From 2012 until joining Century Aluminum, he served as Vice President and Chief Financial Officer for Omeda Communications, and prior to that he was the Corporate Controller and Treasurer for Akorn, Inc., a manufacturer and distributor of generic pharmaceutical products from 2004 to 2012. Mr. Troutman received an MBA from the University of Chicago in 1987 and a BS from the University of Illinois-Urbana in 1976. He became a Certified Public Accountant in 1977 and is a member of the AICPA, the Illinois CPA Society and Financial Executives International.

Norbert G. Riedel, Ph.D. has served as a member of our board of directors since September 2017 and as Chairman of the Board since September 2018. Dr. Riedel has served as the President and Chief Executive Officer and a director of Aptinyx Inc., a biopharmaceutical company discovering and developing innovative therapies for challenging disorders of the brain and nervous system, since August 2015. From January 2014 to August 2015, Dr. Riedel served as the President and Chief Executive Officer of Naurex Inc., the predecessor company acquired by Allergan and from which Aptinyx and its technology were spun out. Prior to that time, he was Corporate Vice President and Chief Science and Innovation Officer of Baxter International Inc., a diversified healthcare company from March 2001 until January 2013. From 1998 to 2001, Dr. Riedel served as President and General Manager of the recombinant therapeutic proteins business unit and Vice President of Research and Development at Baxter’s bioscience business. Prior to joining Baxter, from 1996 to 1998, he was head of worldwide biotechnology and worldwide core research functions at Hoechst-Marion Roussel, now Sanofi, a global pharmaceutical company. Previously, he held a series of scientific management positions at Hoechst-Marion Roussel and Hoechst AG. Dr. Riedel is a member of the board of directors of Jazz Pharmaceuticals, Zytoprotec GmbH, and the Illinois Biotechnology Industry Organization. He also serves on the Advisory Board of Northwestern University’s Innovation and New Ventures Office. From 1999 to 2010, Dr. Riedel was a member of the board of directors of Oscient Pharmaceuticals Corporation, a biopharmaceutical company, and its predecessor company, Genome Therapeutics Corporation, a genomics company. Dr. Riedel was a member of the Supervisory Board of MediGene AG, a biotechnology company from 2003 to 2013. Dr. Riedel was a postdoctoral fellow at Harvard University from 1984 to 1987 and an Assistant Professor and Associate Professor of medicine and biochemistry at Boston University School of Medicine from 1987 to 1991. Dr. Riedel was also a was a visiting professor at Massachusetts Institute of Technology in 1992, and in 2009, Dr. Riedel was elected as member of the Austrian Academy of Sciences. Dr. Riedel is currently an adjunct professor at Boston University School of Medicine, and an adjunct professor of Medicine at Northwestern University’s Feinberg School of Medicine.

Dr. Riedel’s extensive experience in the pharmaceutical field and his scientific and commercial expertise make him a valued member of our board of directors.

Mark L. Baum has served as a member of our board of directors since our inception in April 2017. Mr. Baum is a founder, member of the board of directors and Chief Executive Officer of Imprimis, is the founder and a member of the board of directors of Surface Pharmaceuticals, Inc., and is a founder and member of the board of directors of Melt Pharmaceuticals, Inc. Prior to Mr. Baum’s involvement with Imprimis, from 2001 to 2011, he was the founder and managing director of TBLF, LLC, a consulting firm and fund manager, where he managed a series of three funds and acted as a principal investor in financing publicly traded companies or bridge-to-public equity transactions. Before his fund management experience, Mr. Baum founded and served as the president of YesRx, and practiced as a U.S. securities lawyer focused on public company reporting requirements and finance-related matters. Mr. Baum also served on the board of directors for Ideal Power, Inc. until December 31, 2017, where he was chairman of the audit committee. In 2017, Mr. Baum was named Entrepreneur of the Year™ for the San Diego region life sciences category by Ernst & Young LLP.

We believe that Mr. Baum’s years of public company executive experience, including knowledge of securities laws, reporting requirements and public company finance-related issues, make him a valued member of our board of directors.

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Charles J. Casamento has served as a member of our board of directors since June 2017. Mr. Casamento is currently Executive Director and Principal of The Sage Group, a healthcare advisory group specializing in mergers, acquisitions, and partnerships between biotechnology companies and pharmaceutical companies, since 2007. He was the president and CEO of Osteologix, Inc., a public biopharmaceutical company developing products for treating osteoporosis, from 2004 through 2007. Mr. Casamento was founder of, and from 1999 through 2004, served as chairman of the board, president and CEO, of Questcor Pharmaceuticals, Inc. which was subsequently acquired by Mallinckrodt. Mr. Casamento formerly served as RiboGene, Inc.’s president, CEO and chairman of the board from 1993 through 1999 until it merged with Cypros to form Questcor. He was co-founder, president and CEO of Interneuron Pharmaceuticals, Inc. (Indevus), a biopharmaceutical company, from 1989 until 1993. Indevus was eventually acquired by Endo. Mr. Casamento has also held senior management positions at Genzyme Corporation, where he was senior vice president, pharmaceuticals and biochemicals; American Hospital Supply, where he was vice president of business development and strategic planning for the Critical Care Division; Johnson & Johnson, Hoffmann-LaRoche, Inc. and Sandoz Inc. Mr. Casamento also serves on the Board of Directors of Relmada Therapeutics, AzurRx BioPharma and International Stem Cell Corp. He is Chairman of the Board at Relmada. During his career he has sat on the boards of twelve public companies and has also been a Director and Vice Chairman of The Catholic Medical Missions Board, a large not for profit organization providing health care services to third world countries. He has served as a guest lecturer at Fordham University and is on the Science Council of Fordham University. He holds a bachelor’s degree in Pharmacy from Fordham University and an M.B.A. from Iona College and was originally licensed to practice pharmacy in the states of New York and New Jersey.

We believe that Mr. Casamento’s significant experience as chief executive officer in various life sciences companies and his service on several other boards bring valuable knowledge and insights to the board of directors.

Paul V. Maier has served as a member of our board of directors since September 2017. Mr. Maier has over 25 years of experience as a senior executive in biotechnology and pharmaceutical companies and nearly 15 years of experience as a Director of multiple life science public and private company Boards. In addition to his Board positions, Mr. Maier also currently serves as an advisor to the life science industry. In June 2014, Mr. Maier retired after serving since November 2009 as Chief Financial Officer of Sequenom, Inc., a publicly held company serving the discovery, clinical research, and molecular diagnostics market. From February 2007 until November 2009, Mr. Maier served as an independent financial consultant. Previously, Mr. Maier was Senior Vice President and Chief Financial Officer of Ligand Pharmaceuticals, Inc., a commercial stage biopharmaceutical company, a position he held from 1992 to 2007. From 1990 to 1992, Mr. Maier served as Vice President, Finance of DFW West, a division of DFS Group, LP a private multinational retailer. From 1984 to 1990, Mr. Maier was employed by ICN Pharmaceuticals, a pharmaceutical and biotechnology research products company, where he held various executive positions in finance and general management in ICN as well as SPI Pharmaceuticals, a publicly held subsidiary. Mr. Maier currently serves on the Board of Directors of Apricus Biosciences, International Stem Cell Corporation, Biological Dynamics, and Ritter Pharmaceuticals. Mr. Maier received an MBA from Harvard Business School and a BS from Pennsylvania State University.

Mr. Maier’s service on other boards of life sciences companies and his extensive financial management experience qualifies him to serve on our board of directors.

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Board Composition

Our board of directors may establish the authorized number of directors from time to time by resolution. Our board of directors currently consists of five members, three of whom qualify as independent under the NASDAQ Stock Market rules.

Generally, under the listing requirements and rules of the NASDAQ Stock Market, independent directors must comprise a majority of a listed company’s board of directors within one year of the completion of this offering. Our board of directors has determined that none of Messrs. Casamento, Maier or Riedel has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each is “independent” as that term is defined under the applicable rules and regulations of the SEC and the listing requirements and rules of the NASDAQ Stock Market. In making this determination, our board of directors considered the current and prior relationships Messrs. Casamento, Maier and Riedel have with our company and all other facts and circumstances our board of directors deemed relevant in determining their independence, including their beneficial ownership of our capital stock. We believe that Mr. Baum is not independent due to the materiality of the transactions between us and Imprimis Pharmaceuticals, Inc., for which Mr. Baum currently serves as Chief Executive Officer.

In accordance with our amended and restated certificate of incorporation to be filed upon the completion of this offering, our board of directors will be divided into three classes with staggered three-year terms. At each annual general meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. Our directors will be divided among the three classes as follows:

●	the Class I director will be Paul Maier, and his term will expire at the annual meeting of stockholders to be held in 2019;

●	the Class II directors will be Mark Baum and Charles Casamento, and their terms will expire at the annual meeting of stockholders to be held in 2020; and

●	the Class III directors will be Norbert Riedel and Sean Brynjelsen, and their terms will expire at the annual meeting of stockholders to be held in 2021.

We expect that any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one third of the directors. The division of our board of directors into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control.

Role of the Board in Risk Oversight

One of the key functions of our board of directors is informed oversight of our risk management process. Our board of directors does not have a standing risk management committee, but rather administers this oversight function directly through the board of directors as a whole, as well as through various standing committees of our board of directors that address risks inherent in their respective areas of oversight. In particular, our board of directors is responsible for monitoring and assessing strategic risk exposure and our audit committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The audit committee also monitors compliance with legal and regulatory requirements.

Board Committees

Our board of directors has established an audit committee, a compensation committee and a nominating and corporate governance committee, each of which operate pursuant to a committee charter. Our board of directors may establish other committees to facilitate the management of our business. The composition and functions of each committee are described below.

Audit Committee

Our audit committee consists of Paul Maier, Charles Casamento and Norbert Riedel, with Mr. Maier serving as chair of the audit committee. Our board of directors has determined that each of these individuals meets the independence requirements of the Sarbanes-Oxley Act of 2002, as amended, or the Sarbanes-Oxley Act, Rule 10A-3 under the Securities Exchange Act of 1934, or the Exchange Act, and the applicable listing standards of NASDAQ. Each member of our audit committee can read and understand fundamental financial statements in accordance with NASDAQ audit committee requirements. In arriving at this determination, the board has examined each audit committee member’s scope of experience and the nature of their prior and/or current employment.

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Our board of directors has determined that Mr. Maier qualifies as an audit committee financial expert within the meaning of SEC regulations and meets the financial sophistication requirements of the NASDAQ Listing Rules. In making this determination, our board has considered Mr. Maier’s formal education and previous and current experience in financial and accounting roles. Both our independent registered public accounting firm and management periodically meet privately with our audit committee.

The functions of this committee include, among other things:

●	select a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;

●	discuss the scope and results of the audit with the independent registered public accounting firm, and review, with management and the independent registered public accounting firm, our interim and year-end operating results;

●	reviewing and approving the engagement of our independent auditors to perform audit services and any permissible non-audit services;

●	develop procedures for employees to submit concerns anonymously about questionable accounting or audit matters;

●	review our policies on risk assessment and risk management;

●	review related-party transactions; and

●	reviewing and evaluating on an annual basis the performance of the audit committee and the audit committee charter.

We believe that the composition and functioning of our audit committee complies with all applicable requirements of the Sarbanes-Oxley Act, and all applicable SEC and NASDAQ rules and regulations. We intend to comply with future requirements to the extent they become applicable to us.

Compensation Committee

Our compensation committee consists of Charles Casamento, Paul Maier and Norbert Riedel, with Mr. Casamento serving as chair of the compensation committee. These individuals are non-employee directors, as defined in Rule 16b-3 promulgated under the Exchange Act, and are “outside directors,” as defined pursuant to Section 162(m) of the Code. Our board of directors has determined that all of these individuals are “independent” as defined under the applicable listing standards of NASDAQ, including the standards specific to members of a compensation committee. The functions of this committee include, among other things:

●	reviewing, modifying and approving (or if it deems appropriate, making recommendations to the full board of directors regarding) our overall compensation strategy and policies;

●	making recommendations to the full board of directors regarding the compensation and other terms of employment of our executive officers;

●	reviewing and approving (or if it deems it appropriate, making recommendations to the full board of directors regarding) the equity incentive plans, compensation plans and similar programs advisable for us, as well as modifying, amending or terminating existing plans and programs;

●	administering our equity incentive plans;

●	establishing policies with respect to equity compensation arrangements; and

●	reviewing and evaluating on an annual basis the performance of the compensation committee and the compensation committee charter.

We believe that the composition and functioning of our compensation committee complies with all applicable requirements of the Sarbanes-Oxley Act, and all applicable SEC and NASDAQ rules and regulations. We intend to comply with future requirements to the extent they become applicable to us.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee consists of Norbert Riedel, Charles Casamento and Paul Maier, with Dr. Riedel serving as Chairperson. The composition of our nominating and corporate governance committee meets the requirements for independence under Nasdaq Stock Market listing standards and SEC rules and regulations. Our nominating and corporate governance committee will, among other things:

●	identify, evaluate and make recommendations to our board of directors regarding nominees for election to our board of directors and its committees;

●	evaluate the performance of our board of directors and of individual directors;

●	consider and make recommendations to our board of directors regarding the composition of our board of directors and its committees;

●	review developments in corporate governance practices;

●	evaluate the adequacy of our corporate governance practices and reporting; and

●	develop and make recommendations to our board of directors regarding corporate governance guidelines and matters.

The nominating and corporate governance committee operates under a written charter that satisfies the applicable listing requirements and rules of the Nasdaq Stock Market.

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Compensation Committee Interlocks and Insider Participation

None of our independent directors is currently or has been at any time one of our officers or employees. None of our executive officers currently serves, or has served during the last year, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors.

Code of Business Conduct and Ethics

Effective upon the closing of this offering, we will adopt a Code of Business Conduct and Ethics, or the Code of Conduct, applicable to all of our employees, executive officers and directors. Following the closing of this offering, the Code of Conduct will be available on our website at www.etonpharma.com. The audit committee of our board of directors will be responsible for overseeing the Code of Conduct and must approve any waivers of the Code of Conduct for employees, executive officers and directors. In addition, we intend to post on our website all disclosures that are required by law or the listing standards of the applicable stock exchange concerning any amendments to, or waivers from, any provision of the Code of Conduct.

Non-Employee Director Compensation

In July 2017, we granted each of Mr. Baum and Mr. Casamento a restricted stock award for 25,000 shares of our common stock as compensation for their service on our board of directors. In September 2017, we granted each of Mr. Riedel and Mr. Maier a restricted stock award for 25,000 shares of our common stock as compensation for their service on our board of directors. All of these restricted stock awards are subject to quarterly vesting over one year and are 100% vested at June 30, 2018. In January 2018, we granted to each of our nonemployee directors 54,745 shares of restricted common stock, for a total of 218,980 shares. These shares are subject to vesting at the rate of 25% per quarter at each quarter-end in 2018 and will be 100% vested at December 31, 2018. In addition, beginning in June 2017, we began paying each of our non-employee directors a cash retainer of $12,500 per quarter as compensation for their service on our board of directors. Our non-employee directors also received reimbursement of their actual out-of-pocket costs and expenses incurred in connection with attending board meetings.

We intend to adopt a non-employee director compensation policy, pursuant to which our non-employee directors will be eligible to receive compensation for service on our board of directors and committees of our board of directors, following the completion of this offering.

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Executive Compensation

Summary Compensation Table

The following table sets forth the compensation awarded to, earned by or paid to, our chief executive officer and our other executive officer for the period from April 27, 2017 (inception) to December 31, 2017. When reviewing the table, please note that Mr. Brynjelsen and Mr. Troutman commenced their employment with us in June 2017 and July 2017, respectively, and that the compensation paid is for less than a full year.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards(1) ($)	Option Awards(1) ($)	All Other Compensation ($)	Total ($)

Sean E. Brynjelsen, President and Chief Executive Officer	2017	172,083	77,366	32,813	13,541	—	295,803

W. Wilson Troutman, Chief Financial Officer	2017	92,821	36,800	—	20,791	—	150,412

(1)	Amounts shown in this column do not reflect dollar amounts actually received by our named executive officers. Instead, these amounts reflect the aggregate grant date fair value of each award computed in accordance with the provisions of FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 9 of our financial statements for the period ended December 31, 2017.

Narrative Disclosure to Summary Compensation Table

Brynjelsen Employment Agreement

We entered into an employment agreement with Mr. Brynjelsen, our president and chief executive officer, in May 2017. Pursuant to the terms of his employment agreement, Mr. Brynjelsen’s employment is at-will and may be terminated at any time by us or Mr. Brynjelsen. Under the terms of the employment agreement, Mr. Brynjelsen was initially entitled to receive an annual base salary of $325,000, which was increased to $334,750 effective April 1, 2018. Mr. Brynjelsen is also entitled to receive an annual bonus of up to 45% of his annual base salary based upon our board of directors’ assessment of Mr. Brynjelsen’s performance and his and our attainment of targeted goals as set by the board of directors (or the compensation committee thereof) in their sole discretion. In accordance with the employment agreement, Mr. Brynjelsen was also granted a restricted stock award of 1,000,000 shares of our common stock on May 17, 2017 under our 2017 Plan. One-fourth of the shares subject to the restricted stock award vest on May 17, 2018 (the first anniversary of the grant date of the restricted stock award) and the remaining shares vest in 12 equal monthly installments thereafter, subject to Mr. Brynjelsen’s continued service and subject to full acceleration in the event that Mr. Brynjelsen’s employment is terminated without cause or he resigns for good reason within one month prior to or 12 months following a change in control. Pursuant to his employment agreement, Mr. Brynjelsen also entered into a proprietary information, inventions, nonsolicitation and non-competition agreement with us.

Troutman Employment Agreement

We entered into an employment agreement with Mr. Troutman, our chief financial officer, treasurer and secretary, in June 2017. Pursuant to the terms of his employment agreement, Mr. Troutman’s employment is at-will and may be terminated at any time by us or Mr. Troutman. Under the terms of the employment agreement, Mr. Troutman was initially entitled to receive an annual base salary of $200,000, which was increased to $206,000 effective April 1, 2018. Mr. Troutman is also entitled to receive an annual bonus of up to 40% of his annual base salary based upon our board of directors’ assessment of Mr. Troutman’s performance and his and our attainment of targeted goals as set by the board of directors (or the compensation committee thereof) in their sole discretion. In accordance with the employment agreement, Mr. Troutman was also granted an option to purchase 150,000 shares of our common stock on July 17, 2017 under our 2017 Plan. One-fourth of the shares subject to the option grant vest on July 17, 2018 (the first anniversary of Mr. Troutman’s commencement of employment) and the remaining shares vest in three equal yearly installments thereafter, subject to Mr. Troutman’s continued service and subject to full acceleration in the event that Mr. Troutman’s employment is terminated without cause or he resigns for good reason within one month prior to or 12 months following a change in control. Pursuant to his employment agreement, Mr. Troutman also entered into a confidential information and inventions agreement with us.

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Potential Payments Upon Termination and Change in Control

The definitions of “cause,” “good reason” and “change in control” referenced below are defined in the individual employment agreements between us and each of the named executive officers.

Mr. Brynjelsen

Pursuant to his employment agreement, Mr. Brynjelsen is entitled to severance benefits if, after the six-month anniversary of his employment start date, his employment is terminated without cause or if he resigns for good reason, subject to his execution of a release and his continued compliance with his proprietary information, inventions, non-solicitation and non-competition agreement. If, after such six-month anniversary of his employment start date, Mr. Brynjelsen is terminated without cause or resigns for good reason, he is eligible to receive 12 months of continued base salary and premiums for continued health coverage. If Mr. Brynjelsen is terminated without cause or resigns for good reason within one month prior to or 12 months following a change of control, and subject to his execution of a release, then all unvested shares of common stock pursuant to his restricted stock award will vest.

Mr. Troutman

Pursuant to his employment agreement, Mr. Troutman is entitled to severance benefits if, after the six-month anniversary of his employment start date, his employment is terminated without cause or if he resigns for good reason, subject to his execution of a release and his continued compliance with his confidential information and inventions agreement and the surviving terms of his employment agreement. If, after such six-month anniversary of his employment start date, Mr. Troutman is terminated without cause or resigns for good reason, he is eligible to receive six months of continued base salary and premiums for continued health coverage. If Mr. Troutman is terminated without cause or resigns for good reason within one month prior to or 12 months following a change of control, and subject to his execution of a release, then all remaining shares of common stock underlying his outstanding options will vest.

Equity Incentive Plans

The principal features of our equity incentive plans are summarized below. These summaries are qualified in their entirety by reference to the actual text of the plans, which are filed as exhibits to the registration statement of which this prospectus is a part.

2017 Equity Incentive Plan

Our board of directors adopted and our stockholders subsequently approved our 2017 Plan in May 2017. Our 2017 Plan provides for the grant of incentive stock options, or ISOs, within the meaning of Section 422 of the Code, to our employees, and for the grant of nonstatutory stock options, or NSOs, stock appreciation rights, or SARs, restricted stock awards and restricted stock unit awards, or RSUs, to our employees, directors, and consultants. After the closing of this offering, no further grants will be made under our 2017 Plan, and the 2017 Plan will terminate. Outstanding awards granted under the 2017 Plan will remain subject to its terms and applicable award agreements until such awards are exercised or otherwise terminate or are forfeited by their terms.

Authorized Shares. As of the date of this prospectus, the maximum number of shares of our common stock that could be issued under our 2017 Plan was 2,181,020, which includes (i) 1,225,000 shares of our common stock issuable upon the exercise of outstanding stock options, and (ii) 956,020 shares of our common stock reserved for future issuance under the 2017 Plan. Shares issuable under our 2017 Plan include any authorized but unissued or reacquired shares of our common stock. Shares subject to stock awards granted under our 2017 Plan that expire or terminate without being exercised in full or settled in cash will again be available for issuance under our 2017 Plan.

Plan Administration. Our board of directors, or a duly authorized committee of our board of directors, administers our 2017 Plan. Any reference to the board of directors in our 2017 Plan will also mean any committee or subcommittee of our board of directors to whom our board of directors has assigned a particular administrative function. Subject to the terms of our 2017 Plan, the board of directors has the authority to determine the terms of the awards, including recipients, the exercise or purchase price of the awards, if any, the number of shares subject to each stock award, the fair market value of our common stock, the vesting schedule applicable to the awards, the forms of consideration, if any, payable upon exercise or settlement of the award, and the placement of any transfer restrictions or rights of repurchase, if any. The board of directors has full authority and discretion to take any actions it deems necessary or advisable for the administration of the 2017 Plan. All determinations, interpretations, and constructions made by the board of directors in good faith will be final, binding, and conclusive.

Corporate Transactions. Our 2017 Plan provides that in the event of a corporate transaction, as defined under our 2017 Plan, any surviving or acquiring corporation (or, in either case, its parent company) may assume or continue any part or all of the stock awards outstanding under the 2017 Plan, or may substitute similar stock awards; and any reacquisition or repurchase rights held by us may be assigned to our successor (or the successor’s parent company). In connection with a corporate transaction, in general, the vesting of stock awards not assumed in connection with a corporate transaction shall not be accelerated and shall terminate if not exercised (if applicable) prior to the effective time of the corporate transaction.

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Change in Control. Our 2017 Plan provides that in the event of a change in control, as defined under our 2017 Plan, stock awards may be subject to additional acceleration of vesting and exercisability as may be provided in the stock award agreement covering the options or any other written agreement with us, but in the absence of such provision, no such acceleration shall occur.

Plan Amendment or Termination. Our board of directors has the authority to suspend or terminate our 2017 Plan, provided that such action does not materially impair the existing rights of any participant without such participant’s written consent. Our board of directors may amend the 2017 Plan in any respect it deems necessary or advisable, but it must seek stockholder approval to the extent required by applicable law.

2018 Equity Incentive Plan

In September 2018, our board of directors adopted, and our stockholders have approved, our 2018 Plan in connection with this offering. The 2018 Plan will become effective at the time of execution of the underwriting agreement for this offering. The 2018 Plan will be the successor to our 2017 Plan, which is described above. Once the 2018 Plan becomes effective, no further grants will be made under the 2017 Plan.

Stock Awards. Our 2018 Plan provides for the grant of ISOs to our employees and for the grant of NSOs, SARs, restricted stock awards, RSUs, performance-based stock awards, performance-based cash awards and other forms of equity compensation to our employees, directors, and consultants.

Authorized Shares. The aggregate number of shares of our common stock that may be issued pursuant to stock awards under the 2018 Plan will not exceed 2,735,765 shares, which is the number of shares remaining available for issuance under our 2017 Plan at the time the 2018 Plan becomes effective, or 956,020 shares, and any shares subject to outstanding stock options or other stock awards that would have otherwise returned to our 2017 Plan (such as upon the expiration or termination of a stock option under such plan prior to its exercise), or 1,779,745 shares. Additionally, the number of shares of our common stock reserved for issuance under our 2018 Plan will automatically increase on January 1 of each year, beginning on January 1, 2019 and ending on and including April 1, 2029, by 4% of the total number of shares of our capital stock outstanding on December 31 of the preceding fiscal year, or a lesser number of shares determined by our board of directors. The maximum number of shares that may be issued upon the exercise of ISOs under our 2018 Plan is 1,000,000.

Shares issued under our 2018 Plan include authorized but unissued or reacquired shares of our common stock. Shares subject to stock awards granted under our 2018 Plan that expire or terminate without being exercised in full, or that are paid out in cash rather than in shares, do not reduce the number of shares available for issuance under our 2018 Plan. Additionally, shares issued pursuant to stock awards under our 2018 Plan that we repurchase or that are forfeited, as well as shares used to pay the exercise price of a stock award or to satisfy the tax withholding obligations related to a stock award, become available for future grant under our 2018 Plan.

Plan Administration. Our board of directors, or a duly authorized committee of our board of directors, will administer our 2018 Plan. Our board of directors may also delegate to one or more of our officers the authority to (i) designate employees (other than officers) to receive specified stock awards, and (ii) determine the number of shares of our common stock to be subject to such stock awards. Subject to the terms of our 2018 Plan, the board of directors has the authority to determine the terms of awards, including recipients, the exercise, purchase, or strike price of stock awards, if any, the number of shares subject to each stock award, the fair market value of a share of our common stock, the vesting schedule applicable to the awards, together with any vesting acceleration, and the form of consideration, if any, payable upon exercise or settlement of the award, and the terms of the award agreements.

The board of directors has the power to modify outstanding awards under our 2018 Plan. The board of directors has the authority to reprice any outstanding option or SAR, cancel any outstanding stock award in exchange for new stock awards, cash or other consideration, or take any other action that is treated as a repricing under generally accepted accounting principles, with the consent of any adversely affected participant.

Non-employee Director Limits. Stock awards granted during a single fiscal year to any non-employee director, shall not exceed $500,000, or $800,000 with respect to the calendar year in which the non-employee director is first appointed or elected to the board, in value (calculating the value of any such stock awards based on the grant date fair value of such stock awards for financial reporting purposes and excluding, for this purpose, the value of any dividend equivalent payments paid pursuant to any stock award granted in a previous fiscal year).

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Performance Awards. Our 2018 Plan permits the grant of performance-based stock and cash awards intended to qualify as performance-based compensation. Our compensation committee may establish performance goals by selecting from one or more performance criteria set forth in the 2018 Plan, including, but not limited to: earnings before interest, taxes, depreciation and amortization; total stockholder return; return on equity or average stockholders’ equity; return on assets, investment, or capital employed; stock price margin (including gross margin); income (before or after taxes); operating income (before or after taxes); pre-tax profit; operating cash flow; sales or revenue targets; increases in revenue; expenses and cost reduction goals; improvement in or attainment of working capital levels; economic value added; market share; cash flow (including cash flow per share); share price performance; debt reduction; strategic partnerships and transactions; stockholders’ equity; capital expenditures; operating profit or net operating profit; growth of net income or operating income; budget management; and other measures of performance selected by our board of directors.

Corporate Transactions; Change in Control. Our 2018 Plan provides that in the event of certain corporate transactions, as defined in the 2018 Plan, the following provisions will apply to outstanding stock awards, unless otherwise provided in a stock award agreement or any other written agreement between us and a participant, or unless otherwise expressly provided by our board of directors at the time of grant of a stock award:

•	the surviving or acquiring corporation (or its parent) may assume, continue, or substitute similar stock awards for outstanding stock awards under the 2018 Plan and any reacquisition or repurchase rights held by us may be assigned to the surviving or acquiring corporation (or its parent);

•	to the extent that outstanding stock awards are not so assumed, continued, or substituted, the vesting and, if applicable, exercisability of any such stock awards will not be accelerated and such stock awards will terminate if not exercised (if applicable) at or prior to the effective time of such corporation transaction, except that any reacquisition or repurchase rights held by us will not terminate and may continue to be exercised notwithstanding the corporate transaction; or

•	to the extent a stock award will terminate if not exercised prior to the effective time of a corporate transaction, our board of directors may provide that the holder of the stock award may not exercise the stock award, but instead will receive a payment, in such form as may be determined by our board of directors, equal in value to the excess, if any, of the value of the property the participant would have received upon exercise of the stock award over any exercise price payable by such holder in connection with such exercise.

A stock award may be subject to additional acceleration of vesting and exercisability upon or after a change in control, as defined in the 2018 Plan, as may be provided in the stock award agreement for such stock award or in any other written agreement between us and a participant, but in the absence of such a provision, no such acceleration will occur.

Plan Amendment or Termination. Our board of directors has the authority to amend, suspend, or terminate our 2018 Plan, provided that such action does not materially impair the existing rights of any participant without such participant’s written consent. No ISOs may be granted after the tenth anniversary of the date our board of directors adopted our 2018 Plan.

2018 Employee Stock Purchase Plan

In September 2018, our board of directors adopted, and our stockholders have approved, our 2018 ESPP in connection with this offering. The 2018 ESPP will become effective on the date the registration statement of which this prospectus forms a part is declared effective by the SEC.

The maximum aggregate number of shares of our common stock that may be issued under our 2018 ESPP is 1,000,000 shares (subject to adjustment to reflect any split of our common stock). Additionally, the number of shares of our common stock reserved for issuance under our 2018 ESPP will increase automatically each year, beginning on January 1, 2019 and continuing through and including January 1, 2028, by the lesser of (i) 1% of the total number of shares of our common stock outstanding on December 31 of the preceding fiscal year; and (ii) 150,000 shares of common stock (subject to adjustment to reflect any split of our common stock). Our board of directors may act prior to the first day of any fiscal year to provide that there will be no April 1 increase or that the increase will be for a lesser number of shares than would otherwise occur. Shares subject to purchase rights granted under our 2018 ESPP that terminate without having been exercised in full will not reduce the number of shares available for issuance under our 2018 ESPP.

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Our board of directors will administer our 2018 ESPP. Our board of directors may delegate authority to administer our 2018 ESPP to our compensation committee.

Our employees, including executive officers, may have to satisfy one or more of the following service requirements before participating in our 2018 ESPP, as determined by the administrator: (i) customary employment for more than 20 hours per week and more than five months per fiscal year, or (ii) continuous employment for a minimum period of time, not to exceed two years. An employee may not be granted rights to purchase stock under our 2018 ESPP if such employee (i) immediately after the grant would own stock possessing 5% or more of the total combined voting power or value of our common stock, or (ii) holds rights to purchase stock under our 2018 ESPP that would accrue at a rate that exceeds $25,000 worth of our stock.

The administrator may approve offerings with a duration of not more than 12 months, and may specify one or more shorter purchase periods within each offering. Each offering will have one or more purchase dates on which shares of our common stock will be purchased for the employees who are participating in the offering. The administrator, in its discretion, will determine the terms of offerings under our 2018 ESPP. No offerings have been approved at this time.

Our 2018 ESPP permits participants to purchase shares of our common stock through payroll deductions with up to 15% of their earnings. The purchase price of the shares will be not less than 85% of the lower of the fair market value of our common stock on the first day of an offering or on the date of purchase.

A participant may not transfer purchase rights under our 2018 ESPP other than by will, the laws of descent and distribution, or as otherwise provided under our 2018 ESPP.

In the event of a specified corporate transaction, such as a merger or sale of all or substantially all of our assets, a successor corporation may assume, continue, or substitute each outstanding purchase right. If the successor corporation does not assume, continue, or substitute for the outstanding purchase rights, the offering in progress will be shortened and the participants’ accumulated contributions will be used to purchase shares within 10 business days prior to the effective date of the corporate transaction.

Our 2018 ESPP will remain in effect until terminated by the administrator in accordance with the terms of the 2018 ESPP. Our board of directors has the authority to amend, suspend, or terminate our 2018 ESPP, at any time and for any reason.

Related Party Transactions

The following includes a summary of transactions since April 27, 2017 (inception) to which we have been a party, in which the amount involved in the transaction exceeded $120,000, and in which any of our directors, executive officers or, to our knowledge, beneficial owners of more than 5% of our voting securities or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest. Other than described below, there have not been, nor are there currently any proposed, transactions or series of similar transactions to which we have been or will be a party other than compensation arrangements, which include equity and other compensation, termination, change in control and other arrangements, which are described under “Executive compensation.”

Our Chief Executive Officer, Sean Brynjelsen, has a material ownership interest in several companies from which we have licensed or acquired product development and marketing rights. Set forth below is a tabular presentation of these arrangements, and the products and transactional agreements are more fully described in “Our Business-Products”:

Licensor/Seller	Product	Mr. Brynjelsen’s % Ownership Interest in Licensor/Seller
Andersen Pharma, LLC	DS-100	27%
Eyemax LLC	EM-100	33%
Selenix LLC	DS-200	50%

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We are required to pay to the above parties licensing fees, milestone payments and royalty payments. We believe the terms of the transactional agreements, including the licensing fees, milestone payments and royalty payments, approximate the terms and payments we could have obtained in an arms’ length transaction with an unaffiliated party.

In May 2017, in connection with our corporate formation, we issued to Imprimis, our former parent and an entity affiliated with Mark L. Baum, a member of our board of directors, 3,500,000 shares of our common stock in consideration of Imprimis’ payment of $3,500 to us.

In May 2017, we entered into a consulting agreement with Mr. Baum. Pursuant to the terms of his consulting agreement, Mr. Baum agreed to provide senior management advisory services to us through this offering. In consideration of his services, we granted a restricted stock award to Mr. Baum for 730,000 shares of our common stock under the 2017 Plan, all of which vested on April 30, 2018.

In May 2017, we entered into consulting agreements with three other executives of Imprimis pursuant to which the executives agreed to provide management advisory services to us through this offering in consideration of our grant of restricted stock awards to the executives for a total of 770,000 shares of our common stock under the 2017 Plan, all of which vested on April 30, 2018.

Limitation of Liability of Directors and Indemnification of Directors and Officers

The Delaware General Corporation Law provides that corporations may include a provision in their certificate of incorporation relieving directors of monetary liability for breach of their fiduciary duty as directors, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payment of a dividend or unlawful stock purchase or redemption, or (iv) for any transaction from which the director derived an improper personal benefit. Our amended and restated certificate of incorporation which will become effective upon the close of this offering provides that directors are not liable to us or our stockholders for monetary damages for breach of their fiduciary duty as directors to the fullest extent permitted by Delaware law. In addition to the foregoing, our amended and restated bylaws which will become effective upon the close of this offering provides that we may indemnify directors and officers to the fullest extent permitted by law.

The above provisions in our charter documents may have the effect of reducing the likelihood of derivative litigation against directors and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their fiduciary duty, even though such an action, if successful, might otherwise have benefited us and our stockholders. However, we believe that the foregoing provisions are necessary to attract and retain qualified persons as directors.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

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PRINCIPAL STOCKHOLDERS

The following table sets forth certain information regarding the beneficial ownership of our common stock as of the date of this prospectus by:

●	each person who is known by us to be the beneficial owner of more than five percent (5%) of our issued and outstanding shares of common stock;

●	each of our directors and executive officers; and

●	all directors and executive officers as a group.

The beneficial ownership of each person was calculated based on 13,318,354 shares of common stock issued and outstanding prior to the offering, including 6,218,980 shares issued and outstanding as of the date of this prospectus, and 7,099,374 shares issuable upon the conversion of our outstanding Series A Preferred stock outstanding as of June 30, 2018. The SEC has defined “beneficial ownership” to mean more than ownership in the usual sense. For example, a person has beneficial ownership of a share not only if he owns it, but also if he has the power (solely or shared) to vote, sell or otherwise dispose of the share. Beneficial ownership also includes the number of shares that a person has the right to acquire within 60 days of the date of this prospectus, pursuant to the exercise of options or warrants or the conversion of notes, debentures or other indebtedness. Two or more persons might count as beneficial owners of the same share. Unless otherwise indicated, the address for each reporting person is c/o Eton Pharmaceuticals, Inc. 21925 W. Field Parkway, Suite 235, Deer Park, Illinois 60010.

Name of Director or Executive Officer	Number of Shares	Percentage Owned Prior to Offering(1)	Percentage Owned After Offering(2)

Sean E. Brynjelsen(1)	1,024,422	7.7%	6.3%
W. Wilson Troutman(2)	37,500	*	*
Mark L. Baum (3)	784,745	5.9%	4.8%
Charles J. Casamento(4)	63,240	*	*
Paul V. Maier(3)	54,745	*	*
Norbert G. Riedel, Ph.D.(3)	54,745	*	*
Directors and executive officers as a group	2,019,397	15.2%	12.4%

*  Less than 1%.

Name and Address of 5% + Holders	Number of Shares	Percentage Owned Prior to Offering	Percentage Owned After Offering
Imprimis Pharmaceuticals, Inc.	3,500,000	26.3%	21.4%
12264 El Camino Real, Suite 350
San Diego, CA 92130

Peter Appel (5)	1,061,809	8.0%	6.5%
3505 Main Lodge Dr.
Coconut Grove, FL 33133

(1)	Includes (i) 1,000,000 shares issued pursuant to a restricted stock purchase agreement, of which 375,000 shares remain subject to forfeiture as of the date of this prospectus, and (ii) 24,422 common shares issuable upon conversion of 23,000 shares of Series A preferred stock. Does not include 200,000 shares issuable upon exercise of an unvested stock option.
(2)	Includes 37,500 shares issuable upon exercise vested stock options and excludes 212,500 shares issuable upon exercise of unvested stock options.

(3)	Includes 54,745 shares issued pursuant to a restricted stock purchase agreement, of which 13,686 shares remain subject to forfeiture as of the date of this prospectus. Excludes 25,000 shares issuable upon settlement of a restricted stock unit award.
(4)	Includes 54,745 shares issued pursuant to a restricted stock purchase agreement, of which 13,686 shares remain subject to forfeiture as of the date of this prospectus. Also, includes 8,495 common shares issuable upon conversion of 8,000 shares of Series A preferred stock. Excludes 25,000 shares issuable upon settlement of a restricted stock unit award.
(5)	Represents shares of our common stock issuable upon the conversion of 1,000,000 shares of Series A Preferred stock held by Mr. Appel.

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ESTIMATED USE OF PROCEEDS

We estimate that the net proceeds from our issuance and sale of 3,000,000 shares of our common stock in this offering will be approximately $15.8 million (or $18.3 million if the underwriters exercise in full their option to purchase additional shares), based on an initial public offering price of $6.00 per share, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

As of June 30, 2018, we had cash and cash equivalents of $8.9 million. We intend to use the net proceeds from this offering, together with our existing cash and cash equivalents, as follows:

●	approximately $10.7 million to fund clinical trials, product licensing opportunities and product development;

●	approximately $5.2 million to fund FDA filing fees;

●	approximately $2.0 million to fund laboratory expansion; and

●	the balance for other general corporate purposes, including general and administrative expenses and working capital.

The following table sets forth our estimates, as of the date of this prospectus, of the total dollar amount required to fund product development through FDA approval, including development activities, licensing payments, milestone payments, clinical trial or bioequivalence costs, and NDA filing fees, for each of our product candidates, other than CT-100, and the amount to be allocated to each of our current product candidates, other than CT-100, from our cash on hand and the net proceeds of this offering:

(in 000’s)	Allocation of Cash and Net Offering Proceeds	Total Estimated Expenditures Through Regulatory Approval
ET-103	$3.2	$5.5
DS-200	$4.5	$4.5
EM-100	$1.2	$1.2
DS-100	$1.6	$2.3
ET-101	$1.8	$1.8
ET-102	$2.2	$2.2
DS-300	$1.4	$1.4
Total	$15.9	$18.9

As noted in “Our Business-Products-Innovative Products-CT-100”, we are currently working with a clinical research organization to analyze the cost and protocol for CT-100’s clinical program. The product may be cost prohibitive for us, in which case we may seek to partner or license the product to a larger and more well-capitalized company. For this reason, as of the date of this prospectus, we are unable to estimate the amount required to fund CT-100 through regulatory approval and we do not intend to allocate a meaningful amount of our cash on hand or net proceeds of this offering towards CT-100. In addition, the above table reflects that we will require an additional $3.0 million of capital to fund our other product candidates through FDA approval, and we may require funds in excess of $3.0 million in order to do so. To the extent we require additional funds to develop CT-100 or complete the development of our other product candidates through regulatory approval, we will endeavor to do so through cash flow from operations, of which there can be no assurance. In the event we are unable to fund further development internally, we will endeavor to seek additional funds through various financing sources, including the sale of our equity and debt securities, licensing fees for our technology and joint ventures with industry partners. However, there can be no guarantees that such funds will be available on commercially reasonable terms, if at all. If such financing is not available on satisfactory terms, we may be unable to further pursue our product candidates.

Our expected use of net proceeds from this offering represents our current intentions based upon our present plans and business condition. As of the date of this prospectus, we cannot predict with complete certainty all of the particular uses for the net proceeds to be received upon the completion of this offering or the actual amounts that we will spend on the uses set forth above. We believe opportunities may exist from time to time to expand our current business through the acquisition or in- license of complementary product candidates. While we have no current agreements for any specific acquisitions or in-licenses at this time, we may use a portion of the net proceeds for these purposes.

The amounts and timing of our actual expenditures will depend on numerous factors, including the progress of our clinical trials and other development and commercialization efforts for our initial product candidates, as well as the amount of cash used in our operations. Based on our current operational plans and assumptions, we expect our cash and cash equivalents, together with the net proceeds from this offering, will be sufficient to fund our planned operations over, at least, the 24 months following the close of this offering.

However, we cannot estimate with certainty the amount of net proceeds to be used for the purposes described above. We may find it necessary or advisable to use the net proceeds for other purposes, and we will have broad discretion in the application of the net proceeds. Pending the uses described above, we plan to invest the net proceeds from this offering in short- and intermediate-term, interest-bearing obligations, investment-grade instruments, certificates of deposit or direct or guaranteed obligations of the government.

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CAPITALIZATION

The following table sets forth our capitalization as of June 30, 2018:

●	on an actual basis;

●	on a pro forma basis to give effect to (i) the automatic conversion of all outstanding shares of our preferred stock into an aggregate of 7,099,374 shares of common stock, which will occur upon the closing of this offering, resulting in the accretion of $866 of unaccreted issuance costs and the recognition of a beneficial conversion feature of $21,298; (ii) the exercise price of a certain outstanding warrant to purchase shares of our common stock becoming fixed upon the conversion of the preferred stock resulting in the reclassification of the warrant liability to equity upon the closing of this offering; and (iii) the filing and effectiveness of our amended and restated certificate of incorporation, which will occur immediately prior to the closing of this offering; and

●	on a pro forma as adjusted basis to reflect, in addition, our sale of 3,000,000 shares of common stock in this offering at the initial public offering price of $6.00 per share, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

You should read the information in this table together with our financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” appearing elsewhere in this prospectus.

	As of June 30, 2018
	Actual (unaudited)	Pro Forma (unaudited)	Pro Forma As Adjusted (unaudited)
Cash and cash equivalents	$8,946	$8,946	$24,952
Warrant liability	$1,016	$—	$—
Total redeemable convertible preferred stock – Series A; $0.001 par value, 10,000,000 shares authorized, 6,685,082 shares issued and outstanding, actual; no shares issued and outstanding, pro forma and pro forma as adjusted	20,432	—	—
Stockholders’ (deficit) equity:
Common stock, $0.001 par value, 50,000,000 shares authorized, 6,218,980 shares issued and outstanding, actual; 13,318,354 shares issued and outstanding, pro forma; 16,318,354 shares issued and outstanding, pro forma as adjusted	6	13	16
Additional paid-in capital	3,225	46,830	62,631
Accumulated deficit	(16,167)	(38,331)	(38,331)

Total stockholders’ (deficit) equity	(12,936)	8,512	24,316

Total capitalization	$8,512	$8,512	$24,316

The number of shares of our common stock to be outstanding after this offering is based on 6,218,980 shares of our common stock outstanding as of the date of this prospectus, plus 7,099,374 shares common stock issuable upon conversion of our Series A preferred stock as of June 30, 2018, and excludes:

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●	1,225,000 shares of our common stock issuable upon exercise of outstanding options, with an average weighted exercise price of $1.43 per share, granted pursuant to our 2017 Plan;

●	100,000 shares of common stock issuable upon the settlement of outstanding restricted stock units pursuant to the 2017 Plan;

●	approximately 1,289,548 shares of our common stock issuable upon exercise of outstanding warrants, with an average weighted exercise price of $1.61 per share as of June 30, 2018, which includes an estimated 689,548 shares of our common stock issuable upon exercise of a warrant issued to the underwriter as placement agent compensation in connection with the offering of our Series A preferred stock;

●	up to 450,000 shares issuable pursuant to the underwriter’s over-allotment option;

●	300,000 shares issuable upon exercise of a warrant to be issued to the underwriter as part of its compensation in connection with this offering (up to 345,000 shares if the overallotment option is exercised) at an exercise price of $7.50 per share;

•	956,020 shares of our common stock to be reserved for future issuance under our 2018 Plan; and

•	150,000 shares of common stock reserved for issuance under our 2018 ESPP.

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DILUTION

If you invest in our common stock, your interest will be diluted to the extent of the difference between the amount per share paid by purchasers of shares of common stock in this offering and the pro forma as adjusted net tangible book value per share of common stock immediately after the completion of this offering.

Our historical net tangible net book value (deficit) as of June 30, 2018 was $(12.9) million or $(2.08) per share of common stock based on our 6,218,980 common shares outstanding at June 30, 2018. Our historical net tangible book value (deficit) is the amount of our tangible net assets less our total liabilities and the carrying value of our preferred stock, which is not included within shareholders’ equity (deficit).

As of June 30, 2018, our pro forma net tangible book value was approximately $8.5 million, or $0.64 per share of common stock. Our pro forma net tangible book value per share represents the amount of our total tangible assets reduced by the amount of our total liabilities and divided by the total number of shares of our common stock outstanding as of June 30, 2018, after giving effect to the automatic conversion of all outstanding shares of our preferred stock into common stock immediately prior to the closing of this offering.

After giving effect to our sale in this offering of 3,000,000 shares of our common stock, at the initial public offering price of $6.00 per share, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of June 30, 2018 would have been approximately $24.3 million, or $1.49 per share of our common stock. This represents an immediate increase in pro forma as adjusted net tangible book value of $0.85 per share to our existing stockholders and an immediate dilution of $4.51 per share to investors purchasing shares in this offering.

The following table illustrates this dilution:

Initial public offering price per share		$6.00
Pro forma net tangible book value per share as of June 30, 2018, before giving effect to this offering	$0.64
Increase in pro forma net tangible book value per share attributable to new investors purchasing shares in this offering	0.85

Pro forma as adjusted net tangible book value per share, after giving effect to this offering		1.49

Dilution per share to new investors purchasing shares in this offering		$4.51

If the underwriters exercise their option to purchase additional shares of our common stock in full, the pro forma as adjusted net tangible book value after this offering would be $1.60 per share, the increase in pro forma net tangible book value per share would be $0.96 and the dilution per share to new investors would be $4.40 per share, in each case assuming an initial public offering price of $6.00 per share.

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The following table summarizes, on a pro forma as adjusted basis as described above, the difference between existing stockholders and new investors with respect to the number of shares of common stock purchased from us, the total consideration paid to us and the average price per share paid, before deducting underwriting discounts and commissions and estimated offering expenses:

	Shares Purchased		Total Consideration		Average Price
	Number	Percent	Amount	Percent	Per Share
Existing stockholders	13,318,354	81.6%	$20,055,246	52.7%	$2.82
New public investors	3,000,000	18.4	18,000,000	47.3	$6.00
Total	16,318,354	100.0%	$38,055,246	100.0%

To the extent that our outstanding warrants are exercised, investors will experience further dilution.

Except as otherwise indicated, the above discussion and tables assume no exercise of the underwriter’s over-allotment option. If the underwriter exercises its over-allotment option in full, our existing stockholders would own 79.4% and our new investors would own 20.6% of the total number of shares of our common stock outstanding upon the completion of this offering.

The foregoing tables and calculations are based on the number of shares of our common stock outstanding as of June 30, 2018, after giving effect to the automatic conversion of all outstanding shares of our preferred stock into common stock immediately prior to the closing of this offering, and excludes:

●	1,225,000 shares of our common stock issuable upon exercise of outstanding options, with an average weighted exercise price of $1.43 per share, granted pursuant to our 2017 Plan;

●	100,000 shares of common stock issuable upon the settlement of outstanding restricted stock units pursuant to the 2017 Plan;

●	approximately 1,289,548 shares of our common stock issuable upon exercise of outstanding warrants, with an average weighted exercise price of $1.60 per share, which includes an estimated 689,548 shares of our common stock issuable upon exercise of a warrant issued to the underwriter as placement agent compensation in connection with the offering of our Series A preferred stock;

●	up to 450,000 shares issuable pursuant to the underwriter’s over-allotment option;

●	300,000 shares issuable upon exercise of a warrant to be issued to the underwriter as part of its compensation in connection with this offering (up to 345,000 shares if the overallotment option is exercised) at an exercise price of $7.50 per share;

•	956,020 shares of our common stock to be reserved for future issuance under our 2018 Plan; and

•	150,000 shares of common stock reserved for issuance under our 2018 ESPP.

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DESCRIPTION OF SECURITIES

Common Stock

Upon the completion of this offering, our amended and restated certificate of incorporation will authorize us to issue up to 50,000,000 shares of common stock, $0.001 par value per share, and 10,000,000 shares of preferred stock, $0.001 par value per share, all of which shares of preferred stock will be undesignated. Our board of directors may establish the rights and preferences of the preferred stock from time to time. As of June 30, 2018, we had 6,218,980 shares outstanding of common stock, held by nine stockholders of record. As of June 30, 2018, after giving effect to the conversion of all of the outstanding shares of our Series A preferred stock into 7,099,374 shares of common stock, there would have been 13,318,354 shares of common stock issued and outstanding, held by 241 stockholders of record.

Holders of shares of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders generally. Stockholders are entitled to receive such dividends as may be declared from time to time by the board of directors out of funds legally available therefore, and in the event of liquidation, dissolution or winding up of the company to share ratably in all assets remaining after payment of liabilities. The holders of shares of common stock have no preemptive, conversion, subscription rights or cumulative voting rights.

Preferred Stock

As of June 30, 2018, there were 6,685,082 shares of Series A preferred stock outstanding. All currently outstanding shares of preferred stock will convert automatically into 7,099,374 shares of common stock immediately prior to the closing of this offering.

Upon the completion of this offering, our amended and restated certificate of incorporation will authorize us to issue up to 10,000,000 shares of preferred stock, $0.001 par value, all of which shall be undesignated. Our board of directors may, without further action by our stockholders, fix the rights, preferences, privileges, and restrictions of the preferred stock in one or more series and authorize their issuance. These rights, preferences, and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms, and the number of shares constituting any series or the designation of such series, any or all of which may be greater than the rights of our common stock. The issuance of our preferred stock could adversely affect the voting power of holders of our common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring, or preventing a change of control or other corporate action. Upon the completion of this offering, and after giving effect to the conversion of our Series A preferred stock, no shares of preferred stock will be outstanding, and we have no present plan to issue any shares of preferred stock.

Dividends

We do not anticipate the payment of cash dividends on our common stock in the foreseeable future.

Warrants

Upon the completion of this offering, we will have outstanding the following warrants to purchase shares of our common stock:

●	warrant to purchase 600,000 shares of our common stock exercisable at $0.01 per share. The warrants were issued on May 4, 2017 to Liquid Patent Advisors, LLC as consideration for consulting services; and
●	warrant issued to National Securities Corporation on June 26, 2017, as placement agent compensation in connection with our June 2017 placement of Series A preferred stock, to purchase shares of our common stock in an amount equal to 10% of the shares of common stock issuable upon conversion of 6,494,082 shares of our Series A preferred stock, at an exercise price equal to 50% of the initial public offering price. Assuming the conversion of all of our Series A preferred stock as of June 30, 2018, the placement agent warrant would entitle its holder to purchase 689,548 shares of our common stock.

The warrants contain provisions for the adjustment of the exercise price and the number of shares issuable upon the exercise of the warrants in the event of certain stock dividends, stock splits, reorganizations, reclassifications and consolidations. The holders of the shares issuable upon exercise of the warrants issued to Liquid Patent Advisors, LLC and National Securities Corporation are entitled to registration rights with respect to such shares as described in greater detail under the heading “— Registration Rights” below.

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Registration Rights

Following the completion of this offering, certain holders of an aggregate of 3,000,000 shares of our common stock, or their permitted transferees, are entitled to rights with respect to the registration under the Securities Act of their shares of common stock, including demand registration rights and piggyback registration rights. These rights are provided under the terms of a registration rights agreement between us and the investors. In any registration made pursuant to this agreement, all fees, costs and expenses of the registrations will be borne by us, and all selling expenses, including estimated underwriting discounts and selling commissions, will be borne by the holders of the shares being registered.

In connection with our June 2017 Series A preferred stock financing, we entered into the registration rights agreement, pursuant to which we will be required, upon the written request at any time more than 180 days after the completion of this offering by the holders of at least 50% of the shares that are entitled to registration rights under the registration rights agreement, to register, as soon as practicable, all or a portion of these shares for public resale. We are required to effect only one registration pursuant to this provision of the registration rights agreement. These demand registration rights terminate as to each investor when their shares subject to the registration rights agreement may be sold by the investor pursuant to Rule 144 under the Securities Act without regard to both the volume limitations for sales as provided in Rule 144.

In connection with our issuance to Liquid Patent Advisors, LLC and National Securities Corporation of warrants to purchase shares of our common stock, we entered into a registration rights agreement with Liquid Patent Advisors, LLC and National Securities Corporation pursuant to which we will be required, upon the written request at any time more than 180 days after the completion of this offering by the holders of at least 50% of the shares that are entitled to registration rights under that agreement and the registration rights agreement we entered into with the Series A preferred stock investors, as a group, to register, as soon as practicable, all or a portion of these shares for public resale. We are required to effect only one registration pursuant to this provision of the registration rights agreement. These demand registration rights terminate as to each stockholder when their shares subject to the registration rights agreement may be sold by the investor pursuant to Rule 144 under the Securities Act without regard to both the volume limitations for sales as provided in Rule 144.

In addition, the registration rights agreement contains piggyback registration rights with respect our capital stock held by these investors. These piggyback registration rights terminate with respect to each stockholder when their shares subject to the registration rights agreement may be sold by the stockholder pursuant to Rule 144 under the Securities Act without regard to both the volume limitations for sales as provided in Rule 144.

If we register any of our securities for our own account, after the completion of this offering, the holders of these shares are entitled to include their shares in the registration. Both we and the underwriters of any underwritten offering have the right to limit the number of shares registered by these holders for marketing reasons, subject to limitations set forth in the RRA with these investors.

Anti-Takeover Effects of Certain Provisions of Delaware Law and Our Charter Documents

The following is a summary of certain provisions of Delaware law, our amended and restated certificate of incorporation and amended and restated bylaws to be effective at the close this offering. This summary does not purport to be complete and is qualified in its entirety by reference to the corporate law of Delaware and our amended and restated certificate of incorporation and amended and restated bylaws to be effective at the close this offering.

Effect of Delaware Anti-Takeover Statute. We are subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a Delaware corporation from engaging in any business combination (as defined below) with any interested stockholder (as defined below) for a period of three years following the date that the stockholder became an interested stockholder, unless:

●	prior to that date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

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●	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares of voting stock outstanding (but not the voting stock owned by the interested stockholder) those shares owned by persons who are directors and officers and by excluding employee stock plans in which employee participants do not have the right to determine whether shares held subject to the plan will be tendered in a tender or exchange offer; or

●	on or subsequent to that date, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines “business combination” to include the following:

●	any merger or consolidation involving the corporation and the interested stockholder;

●	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

●	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

●	subject to limited exceptions, any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

●	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation, or who beneficially owns 15% or more of the outstanding voting stock of the corporation at any time within a three-year period immediately prior to the date of determining whether such person is an interested stockholder, and any entity or person affiliated with or controlling or controlled by any of these entities or persons.

Our Charter Documents. Our charter documents include provisions that may have the effect of discouraging, delaying or preventing a change in control or an unsolicited acquisition proposal that a stockholder might consider favorable, including a proposal that might result in the payment of a premium over the market price for the shares held by our stockholders. Certain of these provisions are summarized in the following paragraphs.

Effects of authorized but unissued blank check preferred stock. Our board of directors is authorized, without stockholder approval, to issue preferred stock in series and to fix and state the voting rights and powers, designation, preferences and relative, participating, optional or other special rights of the shares of each such series and the qualifications, limitations and restrictions thereof. Preferred stock may rank prior to our common stock with respect to dividends rights, liquidation preferences, or both, and may have full or limited voting rights. If issued, such preferred stock would increase the number of outstanding shares of our capital stock, adversely affect the voting power of holders of our common stock, and could have the effect of deterring or delaying an attempt to obtain control of us.

Classified Board. As described in “Management—Board Composition,” in accordance with our amended and restated certificate of incorporation effective upon the completion of this offering, our board of directors will be divided into three classes with staggered three-year terms.

Board Composition. In addition, our amended and restated certificate of incorporation and amended and restated bylaws will provide that the number of directors constituting our board of directors will be permitted to be set only by a resolution adopted by a majority vote of our entire board of directors, and that our directors may be removed only for cause. Our amended and restated certificate of incorporation and amended and restated bylaws will also provide that vacancies occurring on our board of directors and newly created directorships resulting from an increase in the authorized number of directors may be filled only by vote of a majority of the remaining members of our board of directors, even though less than a quorum. Our amended and restated certificate of incorporation and amended and restated bylaws will provide that our board of directors is expressly authorized to adopt, amend, or repeal our bylaws, and require a supermajority stockholder vote to amend our bylaws and certain provisions of our certificate of incorporation.

Advance Notice Provisions. Our amended and restated bylaws will provide advance notice procedures for stockholders seeking to bring business before our annual meeting of stockholders or to nominate candidates for election as directors at our annual meeting of stockholders. Our amended and restated bylaws will also specify certain requirements regarding the form and content of a stockholder’s notice. These provisions might preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders if the proper procedures are not followed. We expect that these provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.

Cumulative Voting. Our Certificate of Incorporation does not provide for cumulative voting in the election of directors, which would allow holders of less than a majority of the stock to elect some directors.

Special Meeting of Stockholders and Stockholder Action by Written Consent. A special meeting of stockholders may only be called by our president, board of directors or such officers or other persons as our board may designate at any time and for any purpose or purposes as shall be stated in the notice of the meeting.

Exclusive Forum. Unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf; (ii) any action asserting a claim of breach of a fiduciary duty owed to us or our stockholders by any of our directors, officers or other employees; (iii) any action asserting a claim against us or any of our directors, officers or other employees arising pursuant to any provision of Delaware law or our charter documents; or (iv) any action asserting a claim against us or any of our directors, officers or other employees governed by the internal affairs doctrine, but excluding actions to enforce a duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. In addition, unless we consent in writing to the selection of an alternative forum, the Federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. A court may determine that these choice of forum provisions are unenforceable, and to the extent they are enforceable, they may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees, which may discourage such lawsuits against us and our directors, officers and other employees, although our stockholders will not be deemed to have waived our compliance with federal securities laws and the rules and regulations thereunder.

Transfer Agent and Registrar

Upon the closing of this offering, the transfer agent and registrar for our common stock will be Computershare Trust Company, N.A. located at 250 Royall Street, Canton, MA 02021.

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SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no public market for shares of our common stock. Future sales of substantial amounts of shares of common stock, including shares issued upon the exercise of outstanding warrants and options, in the public market after this offering, or the possibility of these sales occurring, could adversely affect the prevailing market price for our common stock or impair our ability to raise equity capital.

Upon the completion of this offering, a total of 13,318,354 shares of common stock will be outstanding, assuming the automatic conversion of all outstanding Series A preferred stock into shares of common stock in connection with the completion of this offering. All 3,000,000 shares of common stock sold in this offering by us, plus any shares sold upon exercise of the underwriter’s over-allotment option, will be freely tradable in the public market without restriction or further registration under the Securities Act, unless these shares are held by “affiliates,” as that term is defined in Rule 144 under the Securities Act.

The remaining shares 13,318,354 of common stock will be “restricted securities,” as that term is defined in Rule 144 under the Securities Act. These restricted securities are eligible for public sale only if they are registered under the Securities Act or if they qualify for an exemption from registration under Rules 144 or 701 under the Securities Act, which are summarized below.

Subject to the lock-up agreements described below and the provisions of Rules 144 and 701 under the Securities Act, these restricted securities will be available for sale in the public market beginning more than 180 days after the date of this prospectus.

Rule 144

In general, under Rule 144 as currently in effect, once we have been subject to public company reporting requirements for at least 90 days, a person who is not deemed to have been one of our affiliates for purposes of the Securities Act at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least six months, including the holding period of any prior owner other than our affiliates, is entitled to sell such shares without complying with the manner of sale, volume limitation, or notice provisions of Rule 144, subject to compliance with the public information requirements of Rule 144. If such a person has beneficially owned the shares proposed to be sold for at least one year, including the holding period of any prior owner other than our affiliates, then such person is entitled to sell such shares without complying with any of the requirements of Rule 144.

In general, under Rule 144, as currently in effect, our affiliates or persons selling shares on behalf of our affiliates are entitled to sell upon expiration of the lock-up agreements described below, within any three-month period beginning 90 days after the date of this prospectus, a number of shares that does not exceed the greater of:

●	1% of the number of shares of common stock then outstanding; or

●	the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 701

Rule 701 generally allows a stockholder who purchased shares of our common stock pursuant to a written compensatory plan or contract and who is not deemed to have been one of our affiliates during the immediately preceding 90 days to sell these shares in reliance upon Rule 144, but without being required to comply with the public information, holding period, volume limitation, or notice provisions of Rule 144. Rule 701 also permits our affiliates to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. However, all holders of Rule 701 shares are required to wait until 90 days after the date of this prospectus before selling such shares pursuant to Rule 701.

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Lock-Up Agreements

We, our executive officers and directors and the holders of our common stock outstanding on the date of this prospectus have entered into lock-up agreements or otherwise agreed that we and they will not, subject to limited exceptions, (i) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any shares of our common stock outstanding as of the date of this prospectus, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, or (ii) enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any shares of common stock (regardless of whether any of these transactions are to be settled by the delivery of shares of common stock, in cash or otherwise), in each case without the prior written consent of the underwriter for a period of (i) 12 months after the date of this prospectus, with respect to all shares held by our officers and directors, except for 218,980 shares issued pursuant to restricted stock agreements and (ii) six months after the date of this prospectus with respect to the aforementioned 218,980 shares held by our officers and directors and all shares issuable upon conversion of our Series A preferred stock.

Registration Statements on Form S-8

We intend to file a registration statement on Form S-8 under the Securities Act to register all of the shares of common stock to be issued or reserved for issuance under our 2007 Stock Incentive plan. Shares covered by this registration statement will be eligible for sale in the public market, upon the expiration or release from the terms of the lock-up agreements and subject to vesting of such shares.

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UNDERWRITING

We are offering the shares of common stock described in this prospectus through the underwriter, National Securities Corporation, which is acting as lead managing underwriter of the offering.

We have agreed to enter into an underwriting agreement with the underwriter prior to the closing of this offering. Subject to the terms and conditions of the underwriting agreement, we will agree to sell to the underwriter, and the underwriter will agree to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus, as it may be supplemented, shares of common stock.

The underwriter is committed to purchase all of the common shares offered by us, other than those covered by the option to purchase additional shares described below, if they purchase any shares. The underwriting agreement provides that the underwriter’s obligations to purchase shares of our common stock are subject to conditions contained in the underwriting agreement. A copy of the underwriting agreement has been filed as an exhibit to the registration statement of which this prospectus forms a part.

We have been advised by the underwriter that the underwriter proposes to offer shares of our common stock directly to the public at the public offering price set forth on the cover page of this prospectus and to certain dealers that are members of the Financial Industry Regulatory Authority, or FINRA. Any securities sold by the underwriter to such securities dealers will be sold at the public offering price less a selling concession not in excess of $           per share. After the public offering of the shares, the offering price and other selling terms may be changed by the underwriter.

None of our securities included in this offering may be offered or sold, directly or indirectly, nor may this prospectus and any other offering material or advertisements in connection with the offer and sales of any of our common stock, be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons who receive this prospectus are advised to inform themselves about and to observe any restrictions relating to this offering of our common stock and the distribution of this prospectus. This prospectus is neither an offer to sell nor a solicitation of any offer to buy any of our common stock included in this offering in any jurisdiction where that would not be permitted or legal.

The underwriter has advised us that it does not intend to confirm sales to any accounts over which they exercise discretionary authority.

Underwriting Discount and Expenses

The following table summarizes the underwriting discount and commission to be paid to the underwriter by us.

	Without Over- Allotment	With Over- Allotment
Public offering price	$18,000,000	$20,700,000
Underwriting discount to be paid to the underwriter	$1,476,000	$1,697,400
Net proceeds, before other expenses	$16,524,000	$19,002,600

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In addition to the discount set forth in the above table, we have agreed to issue to the underwriter and its designees a warrant to purchase up to 10% of the shares of common stock sold in this offering and to pay $150,000 for their counsel’s fees as well as $50,000 for certain of their accountable expenses. The terms of the underwriter’s warrant are more fully described in this section under the caption, “Underwriter Warrants.”

Over-Allotment Option

In addition to the discount set forth in the above table, we have granted to the underwriter an option, exercisable not later than 45 days after the date of this prospectus, to purchase up to an additional 450,000 shares of our common stock (up to 15% of the shares firmly committed in this offering) at the public offering price, less the underwriting discount, set forth on the cover page of this prospectus. The underwriter may exercise the option solely to cover over-allotments, if any, made in connection with this offering. If any additional shares of our common stock are purchased pursuant to the over-allotment option, the underwriter will offer these additional shares of our common stock on the same terms as those on which the other shares of common stock are being offered hereby.

Determination of Offering Price Listing

We have applied to list our common stock on The NASDAQ Global Market under the symbol “ETON”. In order to meet the requirements for listing on that exchange, the underwriters have undertaken to sell a minimum number of shares to a minimum number of beneficial owners as required by that exchange.

Before this offering, there has been no public market for our common stock. There is no current market for our common stock. Our underwriter, National Securities Corporation, is not obligated to make a market in our securities, and even if it chooses to make a market, can discontinue at any time without notice. Neither we nor the underwriter can provide any assurance that an active and liquid trading market in our securities will develop or, if developed, that the market will continue.

The public offering price of the shares offered by this prospectus has been determined by negotiation between us and the underwriter. Among the factors considered in determining the public offering price of the shares were:

●      our history and our prospects;

●      the industry in which we operate;

●      our past and present operating results;

●      the previous experience of our executive officers; and

●      the general condition of the securities markets at the time of this offering.

The offering price stated on the cover page of this prospectus should not be considered an indication of the actual value of the shares. Upon the commencement of trading, the price of our shares will be subject to change as a result of market conditions and other factors, and we cannot assure you that the shares can be resold at or above the public offering price.

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Underwriter Warrants

In connection with this offering, we have agreed to issue to National Securities Corporation and its designees a warrant to purchase shares of our common stock equal to 10% of the shares of common stock sold in this offering. This warrant is exercisable at $7.50 per share (125% of the price of the common stock sold in this offering), expiring five years from the date of this prospectus. The warrant and the shares of common stock underlying the warrant have been deemed compensation by FINRA and are therefore subject to a six month lock-up pursuant to Rule 5110(g)(1) of FINRA. Additionally, National Securities Corporation has contractually agreed that it (or its permitted assignees under the Rule) will not sell, transfer, assign, pledge, or hypothecate this warrant or the securities underlying this warrant, nor will it engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of this warrant or the underlying securities for a period of twelve months from the effective date of the offering.

In connection with its role as placement agent in our offering of our Series A preferred stock, we issued to National Securities Corporation and its designees a warrant to purchase shares of our common stock in an amount equal to 10% of the shares of common stock issuable upon conversion of 6,494,082 shares of our Series A preferred stock. This warrant is exercisable at $3.00 per share (50% of the price of the common stock sold in this offering), expiring five years from June 26, 2017, the date the warrant was originally issued. In addition to the lock-up provisions summarized below, the warrant and the shares of common stock underlying the warrant have been deemed compensation by FINRA and are therefore subject to a six month lock-up pursuant to Rule 5110(g)(1) of FINRA. National Securities Corporation (or permitted assignees under the Rule) will not sell, transfer, assign, pledge, or hypothecate this warrant or the securities underlying this warrant, nor will it engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of this warrant or the underlying securities for a period of six months from the effective date of the offering.

Pursuant to our engagement agreement with Liquid Patent Advisors, LLC, on May 4, 2017, we issued to Liquid Patent Advisors, LLC warrants to purchase up to 600,000 shares of our common stock, exercisable at $0.01 per share, expiring after a term of five years. The warrants were issued in consideration of Liquid Patent Advisors’ provision of consulting services. The warrants provide its holders with certain registration and piggyback registration rights. The warrants also contain provisions for the adjustment of the exercise price and the number of shares issuable upon the exercise of the warrants in the event of certain stock dividends, stock splits, reorganizations, reclassifications, and consolidations. The principals of Liquid Patent Advisors hold investment banking positions with National Securities Corporation.

Lock-Up Agreements

In connection with our issuance of warrants to purchase shares of our common stock to Liquid Patent Advisors, LLC and National Securities Corporation, including the underwriter warrant to be issued to National Securities upon the completion of this offering, Liquid Patent Advisors and National Securities have agreed not to sell, transfer or pledge, or offering to do any of the same, directly or indirectly, the shares of common stock issuable upon exercise of such warrants for a period of 12 months following the close of this offering. We, all of our directors and officers and our former parent, Imprimis Pharmaceuticals, have agreed in connection with the present offering, that, without the prior written consent of National Securities Corporation, not to sell, transfer or pledge, or offer to do any of the same, directly or indirectly, any of our outstanding shares of common stock, for a period of 12 months following the close of this offering, except for 218,980 shares for which the lock-up period is 180 days. The holders of substantially all of our other common stock or securities exercisable for or convertible into our common stock outstanding immediately prior to this offering have agreed in connection with the present offering, that, without the prior written consent of National Securities Corporation, not to sell, transfer or pledge, or offer to do any of the same, directly or indirectly, any of our securities for a period 180 days following the close of this offering.

The number of shares of common stock outstanding upon the completion of this offering subject to the 180-day lock-up totals 218,980 shares, and the number of shares underlying options, warrants and restricted stock units subject to the 180-day lock-up totals 227,500 shares.

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Other than in respect of the warrants issued or to be issued to Liquid Patent Advisors, LLC and National Securities Corporation, the underwriter may consent to an early release from the lock-up period if, in its opinion, the market for the common stock would not be adversely impacted by sales and in cases of a financial emergency of an officer, director or other stockholder. We are unaware of any security holder who intends to ask for consent to dispose of any of our equity securities during the relevant lock-up periods.

Indemnification

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act relating to losses or claims resulting from material misstatements in or omissions from this prospectus, the registration statement of which this prospectus is a part, certain free writing prospectuses that may be used in the offering and in any marketing materials used in connection with this offering and to contribute to payments the underwriters may be required to make in respect of those liabilities.

Short Positions and Penalty Bids

The underwriter may engage in over-allotment, syndicate covering transactions, and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of the common stock, in accordance with Regulation M under the Exchange Act.

●      Over-allotment involves sales by the underwriter of shares in excess of the number of shares the underwriter is obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by an underwriter is not greater than the number of shares that it may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriter may close out any short position by either exercising its over-allotment option and/or purchasing shares in the open market.

●      Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriter will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which it may purchase shares through the over-allotment option. If an underwriter sells more shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if an underwriter is concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

●      Penalty bids permit an underwriter to reclaim a selling concession from a syndicate member when the shares originally sold by the syndicate member are purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result, the price of the common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the NASDAQ Global Market, and if commenced, they may be discontinued at any time.

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Neither we nor the underwriter make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, neither we nor the underwriter make any representation that the underwriter will engage in these transactions or that any transaction, once commenced, will not be discontinued without notice.

Electronic Distribution

A prospectus in electronic format may be made available on the Internet sites or through other online services maintained by the underwriter, or by its affiliates. In those cases, prospective investors may view offering terms online and, depending upon the underwriter, prospective investors may be allowed to place orders online. The underwriter may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriter on the same basis as other allocations.

Other than the prospectus in electronic format, the information on the underwriter’s website and any information contained in any other website maintained by the underwriter is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the underwriter in its capacity as underwriter and should not be relied upon by investors.

The underwriter’s compensation in connection with this offering is limited to the fees and expenses described above under “Underwriting Discount and Expenses.”

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LEGAL MATTERS

Greenberg Traurig, LLP, Irvine, California, will pass upon the validity of the shares of common stock offered by this prospectus. Certain legal matters will be passed upon for the underwriters by Jenner & Block, LLP, New York, New York.

EXPERTS

The financial statements as of December 31, 2017 and for the period from April 27, 2017 (inception) through December 31, 2017 included in this prospectus have been so included in reliance on the report (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 2 to the financial statements) of KMJ Corbin & Company LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act that registers the shares of our common stock to be sold in this offering. Our SEC filings are and will become available to the public over the Internet at the SEC’s website at www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 100 F Street N.E., Washington, D.C. 20549. You can also obtain copies of the documents upon the payment of a duplicating fee to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. Some items are omitted in accordance with the rules and regulations of the SEC. You should review the information and exhibits included in the registration statement for further information about us and the securities we are offering. Statements in this prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.

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ETON PHARMACEUTICALS, INC.

72

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of
Eton Pharmaceuticals, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Eton Pharmaceuticals, Inc. (the “Company”) as of December 31, 2017, the related statements of operations, redeemable convertible preferred stock and shareholders’ deficit and cash flows for the period from April 27, 2017 (inception) through December 31, 2017, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2017, and the results of its operations and its cash flows for the period from April 27, 2017 (inception) through December 31, 2017, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has an accumulated deficit of $8,639 as of December 31, 2017, has negative operating cash flows during the period ended December 31, 2017 of $4,718, and the Company’s redeemable convertible preferred stockholders can present a demand for payment of $20,055, plus all accrued but unpaid dividends, if the Company does not complete an initial public offering or alternative financing by December 31, 2018. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these factors are also described in Note 2. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ KMJ Corbin & Company LLP

We have served as the Company’s auditor since 2018.

Costa Mesa, California
May 18, 2018

Eton Pharmaceuticals, Inc.

Balance Sheets

(in thousands, except share and per share amounts)

	December 31, 2017	June 30, 2018 (unaudited)	Pro Forma June 30, 2018 (unaudited)
Assets
Current assets
Cash and cash equivalents	$13,156	$8,946	$8,946
Prepaid expenses	136	216	216
Total current assets	13,292	9,162	9,162

Other long-term assets, net	32	251	251
Property and equipment, net	119	233	233
Total assets	$13,443	$9,646	$9,646

Liabilities, redeemable convertible preferred stock and shareholders’ equity (deficit)
Accounts payable	$539	$868	$868
Accrued liabilities	254	266	266
Total current liabilities	793	1,134	1,134

Warrant liability	520	1,016	—

Total liabilities	1,313	2,150	1,134

Commitments and contingencies (Note 14)

Redeemable convertible preferred stock – Series A
$0.001 par value, 10,000,000 shares authorized as of December 31, 2017 and June 30, 2018 (unaudited); 6,685,082 shares issued and outstanding as of December 31, 2017 and June 30, 2018 (unaudited); aggregate liquidation preference of $20,698 and $21,298 as of December 31, 2017 and June 30, 2018 (unaudited), respectively; no shares issued and outstanding, pro forma as of June 30, 2018 (unaudited)	19,004	20,432	—

Shareholders’ equity (deficit)
Common stock $0.001 par value, 50,000,000 shares authorized as of December 31, 2017 and June 30, 2018 (unaudited); 6,000,000 shares issued and outstanding as of December 31, 2017; 6,218,980 shares issued and outstanding as of June 30, 2018 (unaudited); 13,318,354 shares issued and outstanding, pro forma as of June 30, 2018 (unaudited)	6	6	13
Additional paid-in-capital	1,759	3,225	46,830
Accumulated deficit	(8,639)	(16,167)	(38,331)
Shareholders’ equity (deficit)	(6,874)	(12,936)	8,512

Total liabilities, redeemable convertible preferred stock and shareholders’ equity (deficit)	$13,443	$9,646	$9,646

See notes to financial statements

F-2

Eton Pharmaceuticals, Inc.

 Statements of Operations

(in thousands, except per share amounts)

	Period From April 27, 2017 (Inception) Through December 31, 2017	Period From April 27, 2017 (Inception) to June 30, 2017 (unaudited)	Six Months Ended June 30, 2018 (unaudited)
Operating expenses:
Research and development expenses	$3,930	1,503	$2,981
General and administrative expenses	3,220	681	2,680
Total operating expenses	7,150	2,184	5,661

Loss from operations	(7,150)	(2,184)	(5,661)

Other income (expense):
Interest and other income, net	35	—	57
Change in fair value of warrant liability	(41)	—	(496)

Loss before income tax expense	(7,156)	(2,184)	(6,100)

Income tax expense	—	—	—

Net loss	(7,156)	(2,184)	(6,100)

Accrued dividends on redeemable convertible preferred stock	(643)	(40)	(600)
Deemed dividends for accretion of redeemable convertible preferred stock issuance costs	(840)	(51)	(828)

Net loss attributable to common shareholders	$(8,639)	$(2,275)	$(7,528)

Net loss per share attributable to common shareholders – basic and diluted	$(2.50)	$(0.69)	$(1.80)

Weighted average common shares outstanding – basic and diluted	3,453	3,285	4,172

Pro forma net loss per share attributable to common shareholders – basic and diluted (unaudited)	$(0.82)		$(0.51)
Pro forma weighted average common shares outstanding – basic and diluted (unaudited)	8,679		11,071

See notes to financial statements

Eton Pharmaceuticals, Inc.
Statements of Redeemable Convertible Preferred Stock and Shareholders’ Deficit

(in thousands, except share amounts)

	Redeemable Convertible Preferred Stock		Common Stock		Additional Paid-in- Capital	Accumulated Deficit	Total Shareholders’ Deficit

	Shares	Amount	Shares	Amount
Balances at April 27, 2017 (Inception)	—	$—	—	$—	$—	$—	$—

Common stock issued to founder	—	—	3,500,000	4		—	4

Stock-based compensation	—	—	2,500,000	2	1,759	—	1,761

Issuance of Series A redeemable convertible preferred stock, net of issuance costs	6,685,082	17,521	—	—	—	—	—

Accrued dividends on redeemable convertible preferred stock	—	643	—	—	—	(643)	(643)

Deemed dividends for accretion of redeemable convertible stock issuance costs	—	840	—	—	—	(840)	(840)

Net loss	—	—	—	—	—	(7,156)	(7,156)

Balances at December 31, 2017	6,685,082	19,004	6,000,000	6	1,759	(8,639)	(6,874)

Stock-based compensation	—	—	218,980	—	1,466	—	1,466

Accrued dividends on redeemable convertible preferred stock	—	600	—	—	—	(600)	(600)

Deemed dividends for accretion of redeemable convertible stock issuance costs	—	828	—	—	—	(828)	(828)

Net loss	—	—	—	—	—	(6,100)	(6,100)

Balances at June 30, 2018 (unaudited)	6,685,082	$20,432	6,218,980	$6	$3,225	$(16,167)	$(12,936)

See notes to financial statements

Eton Pharmaceuticals, Inc.

Statements of Cash Flows

(in thousands)

	Period From April 27, 2017 (Inception) Through December 31, 2017	Period From April 27, 2017 (Inception) to June 30, 2017	Six Months Ended June 30, 2018 (unaudited)
Cash flows from operating activities
Net loss	$(7,156)	(2,184)	$(6,100)

Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	13	—	23
Stock-based compensation expense	1,761	501	1,466
Change in fair value of warrant liability	41	—	496
Changes in operating assets and liabilities:
Prepaid expenses and other assets	(170)	(4)	(304)
Accounts payable	539	230	329
Accrued liabilities	254	14	12
Net cash used in operating activities	(4,718)	(1,443)	(4,078)

Cash used in investing activities
Purchases of property and equipment	(130)	(8)	(132)

Cash flows from financing activities
Proceeds from issuance of redeemable convertible preferred stock, net of issuance costs	18,000	18,000	—
Proceeds from issuance of common stock	4	4	—
Net cash provided by financing activities	18,004	18,004	—

Change in cash and cash equivalents	13,156	16,553	(4,210)

Cash and cash equivalents – beginning of period	—	—	13,156
Cash and cash equivalents – end of period	$13,156	$16,553	$8,946

Supplemental disclosure of cash flow information
Cash paid for interest	$—	$—	$—
Cash paid for income taxes	$—	$—	$—

Supplemental disclosures of non-cash financing activities
Accrued dividends on redeemable convertible preferred stock	$(643)	$(40)	$(600)
Deemed dividends for accretion of redeemable convertible preferred stock issuance costs	$(840)	$(51)	$(828)
Common stock warrant liability issued with redeemable convertible preferred stock financing	$(479)	$(479)	$—

See notes to financial statements

Eton Pharmaceuticals, Inc.

Notes to Financial Statements

(in thousands, except share and per share amounts)

Note 1 — Company Overview

Eton Pharmaceuticals, Inc. (“Eton” or the “Company”) was incorporated as a Delaware “C” corporation on April 27, 2017 and was initially set up as a wholly-owned subsidiary of Imprimis Pharmaceuticals, Inc. (“Imprimis”).

Eton raised $20.1 million in start-up capital through the sale of its Series A redeemable convertible preferred stock (“Series A Preferred”) in June 2017 (see Note 6) and a separate management team was then established for Eton with its corporate offices located in Deer Park, Illinois. Eton is a specialty pharmaceutical company focused on developing and commercializing prescription drug products utilizing the U.S. Food and Drug Administration’s (the “FDA”) 505(b)(2) regulatory pathway. The Company’s business model is to develop proprietary innovative product candidates that offer commercial and/or functional advantages to currently available alternatives.

The Company is subject to risks and uncertainties common to early-stage companies in the pharmaceuticals industry, including, but not limited to, development by competitors of new technological innovations, dependence on key personnel, protection of proprietary technology, compliance with government regulations and the ability to secure additional capital to fund operations. Product candidates currently under development may require significant additional research and development efforts, including extensive preclinical and clinical testing and regulatory approval prior to commercialization. These efforts require significant amounts of additional capital, adequate personnel and infrastructure and extensive compliance-reporting capabilities. Even if the Company’s drug development efforts are successful, it is uncertain when, if ever, the Company will realize significant revenue from product sales.

Note 2 — Liquidity Considerations and Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.

As of December 31, 2017 and June 30, 2018 (unaudited), the Company had an accumulated deficit of $8,639 and $16,167, respectively. In addition, for the period from April 27, 2017 (inception) to December 31, 2017 and for the six months ended June 30, 2018 (unaudited), the Company had net cash used in operating activities of $4,718 and $4,078, respectively. Per the terms of its Series A Preferred offering, the Company is obligated to pursue an initial public offering (“IPO”) or another alternate financing approved by the Series A Preferred shareholders that must be completed by December 31, 2018. If the IPO or alternate financing is not completed by December 31, 2018, the Series A Preferred shareholders can present a demand for payment of the $20,055 of initial proceeds from the Series A Preferred capital raise plus accrued dividends, which are cumulative and accrue at an annual rate of 6.00%. The Company cannot guarantee a successful completion of its IPO or alternate financing at this time, which raises substantial doubt about the Company’s ability to continue as a going concern. The future of the Company is dependent upon additional financing and revenue to fund its research and development activities, seek regulatory approvals for its product candidates and fund required ongoing general and administrative expenses.

In the event the Company does not complete an IPO, the Company expects to seek additional funding through private equity financings, debt financings, or other financial arrangements. The Company may not be able to obtain financing on acceptable terms, or at all, and the terms of any financing may adversely affect the holdings or the rights of the Company’s stockholders. If the Company is unable to obtain funding, the Company could be forced to delay, reduce or eliminate some or all of its product research and development programs or commercialization efforts, which could adversely affect its business prospects.

The financial statements do not include any adjustments to reflect the possible effects on the recoverability and classification of recorded assets and liabilities that may be necessary in the event the Company cannot continue as a going concern.

Note 3 — Summary of Significant Accounting Policies

Basis of Presentation

The Company has prepared the accompanying financial statements in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Unaudited Interim Financial Information

The accompanying balance sheet as of June 30, 2018, the statements of operations and cash flows for the periods ended June 30, 2017 and 2018, and the statement of redeemable convertible preferred stock and shareholders’ deficit for the six months ended June 30, 2018 are unaudited. The unaudited interim financial statements have been prepared on the same basis as the audited financial statements and, in the opinion of management, reflect all adjustments necessary for the fair presentation of the Company’s financial position as of June 30, 2018 and the results of its operations and its cash flows for the periods ended June 30, 2017 and 2018. The financial data and other information disclosed in these notes related to the periods ended June 30, 2017 and 2018 are also unaudited. The results for the periods ended June 30, 2018 are not necessarily indicative of results to be expected for the year ending December 31, 2018, any other interim periods, or any future year or period.

Eton Pharmaceuticals, Inc.
Notes to Financial Statements

(in thousands, except share and per share amounts)

Note 3 — Summary of Significant Accounting Policies (cont.)

Unaudited Pro Forma Information

The accompanying unaudited pro forma balance sheet as of June 30, 2018 has been prepared to give effect, upon the closing of a qualified IPO, to the automatic conversion of all outstanding shares of the Series A Preferred into shares of the Company’s common stock as if the Company’s proposed IPO had occurred on June 30, 2018. In addition, the exercise price of the warrant that has been recorded as a liability has been assumed to be fixed as if the proposed IPO had occurred on June 30, 2018, resulting in the reclassification of the warrant liability to shareholders’ equity.

In the accompanying statements of operations, the unaudited pro forma basic and diluted net loss per share attributable to common shareholders for the period ended December 31, 2017 and the period ended June  30, 2018 have been prepared to give effect, upon the closing of a qualified IPO, to the automatic conversion of all outstanding shares of the Series A Preferred into shares of the Company’s common stock as if the proposed IPO had occurred on the issuance date of the Series A Preferred for 2017 and January 1, 2018 for 2018. In addition, the exercise price of the warrant that has been recorded as a liability has been assumed to be fixed as if the proposed IPO had occurred on the issuance date of the Series A Preferred for 2017 and January 1, 2018 for 2018, resulting in the reclassification of the warrant liability to shareholders’ equity.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Significant estimates and assumptions reflected in these financial statements include, but are not limited to, the accrual of research and development expenses and the valuation of common stock, stock options, warrants and derivative instruments. Estimates are periodically reviewed in light of changes in circumstances, facts and experience. Changes in estimates are recorded in the period in which they become known. Actual results could differ from those estimates or assumptions.

Segment Information

The Company operates the business on the basis of a single reportable segment, which is the business of developing and commercializing prescription drug products. The Company’s chief operating decision-maker is the Chief Executive Officer, who evaluates the Company as a single operating segment.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. All cash and cash equivalents are held in United States financial institutions. Cash equivalents consist of an interest-bearing checking account. From time to time, amounts deposited exceed federally insured limits. The Company believes the associated credit risk to be minimal.

Property and Equipment

Property and equipment are stated at cost. Depreciation of property and equipment is computed utilizing the straight-line method based on the following estimated useful lives. Computer software and hardware is depreciated over three years. Furniture and fixtures is depreciated over five years. Leasehold improvements are amortized over their estimated useful lives or the remaining lease term, whichever is shorter.

Maintenance and repairs are charged to expense as incurred, while renewals and improvements are capitalized.

Deferred Offering Costs

The Company capitalizes certain legal, professional accounting and other third-party fees that are directly associated with in-process equity financings as deferred offering costs until such financings are consummated. After consummation of the equity financing, these costs are recorded in shareholders’ equity (deficit) as a reduction of proceeds generated as a result of the offering. Should the planned equity financing be abandoned, the deferred offering costs will be expensed immediately as a charge to operating expenses in the statements of operations. The Company recorded deferred offering costs of $0 and $202 as of December 31, 2017 and June 30, 2018 (unaudited), respectively, which is included in other long-term assets on the accompanying balance sheet.

Impairment of Long-Lived Assets

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized in the Company’s statement of operations for the amount by which the carrying amount of the asset exceeds the fair value of the asset. To date, the Company has not recorded any impairment of its long-lived assets.

Classification and Accretion of Redeemable Convertible Preferred Stock

The Company has classified the Series A Preferred outside of shareholders’ equity (deficit) because the shares contain certain redemption features that are not solely within the control of the Company. The carrying value of the Series A Preferred is accreted to its redemption value from the date of issuance through the earliest date of redemption.

Eton Pharmaceuticals, Inc.
Notes to Financial Statements

(in thousands, except share and per share amounts)

Note 3 — Summary of Significant Accounting Policies (cont.)

Leases

Leases are categorized as either operating or capital leases at inception. Operating lease costs are recognized on a straight-line basis over the term of the lease. An asset and a corresponding liability for the capital lease obligation are established for the cost of capital leases. The capital lease obligation is amortized over the life of the lease. The Company has not had any capital leases since its inception.

Patent Costs

All patent-related costs incurred in connection with filing and prosecuting patent applications are expensed as incurred due to the uncertainty about the recovery of the expenditure. Amounts incurred are classified as general and administrative expenses.

Significant Suppliers

The Company is dependent on third-party vendors for its product candidates. In particular, the Company relies, and expects to continue to rely, on a small number of vendors to manufacture key chemicals and process its product candidates for its development programs. These programs could be adversely affected by a significant interruption in the manufacturing process.

Research and Development Expenses

Research and development (“R&D”) expenses include both internal R&D activities and external contracted services. Internal R&D activity expenses include salaries, benefits, and stock-based compensation and other costs to support the Company’s R&D operations. External contracted services include product development efforts including certain product licensor milestone payments, clinical trial activities, manufacturing and control-related activities and regulatory costs. R&D expenses are charged to operations as incurred. The Company reviews and accrues R&D expenses based on services performed and relies upon estimates of those costs applicable to the stage of completion of each project. Significant judgments and estimates are made in determining the accrued balances at the end of any reporting period. Actual results could differ from the Company’s estimates.

Upfront payments and milestone payments made for the licensing of technology are expensed as research and development in the period in which they are incurred. Nonrefundable advance payments for goods or services to be received in the future for use in research and development activities are recorded as prepaid expenses and are expensed as the related goods are delivered or the services are performed.

Earnings (Loss) Per Share

Basic net loss per common share is computed by dividing net loss attributable to common shareholders for the period by the weighted average number of common shares outstanding during the period. Diluted net loss per share is computed by dividing the net loss attributable to common shareholders for the period by the weighted average number of common and common equivalent shares, such as Series A Preferred, stock options and warrants, outstanding during the period. Common stock equivalents are excluded from the computation where their inclusion would be anti-dilutive. No such adjustments were made for 2017 or 2018 as the Company reported a net loss for the period ended December 31, 2017 and for the periods ended June 30, 2017 and 2018 (unaudited) as including the effects of common stock equivalents in the diluted EPS calculation would have been antidilutive (See Note 10).

Warrant Liability

The Company estimates the fair value of certain warrants at each reporting period using Level 3 inputs. The estimates in valuation models are based, in part, on subjective assumptions, including but not limited to stock price volatility, the expected life of the warrants, the risk-free interest rate and the exercise price of the warrants, and could differ materially in the future. Changes in the fair value of the warrant liability during the period are recorded as a component of other income (expense). The Company will continue to adjust the fair value of the warrant liability at the end of each reporting period for changes in fair value until the earlier of the exercise or expiration of the applicable warrants.

Eton Pharmaceuticals, Inc.
Notes to Financial Statements

(in thousands, except share and per share amounts)

Note 3 — Summary of Significant Accounting Policies (cont.)

Stock-Based Compensation

The Company accounts for stock-based compensation under the provisions of the Financial Accounting Standards Board (the “FASB”) Accounting Standards Codification (“ASC”) — 718 Compensation — Stock Compensation. The guidance under ASC 718 requires companies to estimate the fair value of the stock-based compensation awards on the date of grant for employees and directors and record expense over the related service periods, which are generally the vesting period of the equity awards. Awards for consultants are accounted for under ASC 505-50 — Equity Based Payments to Non-Employees. Compensation expense is recognized over the period during which services are rendered by such consultants and non-employees until completed. At the end of each financial reporting period prior to completion of the service, the fair value of these awards is remeasured using the then-current fair value of the Company’s common stock and updated assumption inputs in the Black-Scholes option-pricing model (“BSM”).

The Company estimates the fair value of stock-based option awards to its employees and directors using the BSM. The BSM requires the input of subjective assumptions, including the expected stock price volatility, the calculation of expected term, forfeitures and the fair value of the underlying common stock on the date of grant, among other inputs. The risk-free interest rate was determined from the implied yields for zero-coupon U.S. government issues with a remaining term approximating the expected life of the options or warrants. Dividends on common stock are assumed to be zero for the BSM valuation of the stock options. The expected term of stock options granted is based on vesting periods and the contractual life of the options. Expected volatilities are based on comparable companies’ historical volatility, which management believes represents the most accurate basis for estimating expected future volatility under the current conditions. The Company accounts for forfeitures as they occur.

Income Taxes

As part of the process of preparing the Company’s financial statements, the Company must estimate the actual current tax liabilities and assess temporary differences resulting from differing treatment of items for tax and accounting purposes. These differences result in deferred tax assets and liabilities, which are included within the balance sheet. The Company must assess the likelihood that the deferred tax assets will be recovered from future taxable income and, to the extent the Company believes that recovery is not likely, a valuation allowance must be established. To the extent the Company establishes a valuation allowance or increase or decrease to this allowance in a period, the impact will be included in income tax expense in the statement of operations. As of December 31, 2017 and June 30, 2018 (unaudited) the Company had established a 100% valuation reserve against its deferred tax assets.

The Company accounts for income taxes under the provisions of FASB ASC 740 — Income Taxes. As of December 31, 2017, there was no unrecognized tax benefits included in the balance sheet that would, if recognized, affect the effective tax rate. The Company’s practice is to recognize interest and penalties related to income tax matters in income tax expense. The Company had no accrual for interest or penalties in its balance sheet at December 31, 2017 or June 30, 2018 (unaudited) and has not recognized interest and penalties in the statements of operations for the period ended December 31, 2017 or for the six months ended June 30, 2018 (unaudited). As of June 30, 2018 (unaudited), the Company is subject to taxation in the United States and Illinois. The Company’s tax losses from 2017 and 2018 (unaudited) are subject to examination by the federal and state tax authorities due to the carryforward of unutilized net operating losses.

The recently enacted Tax Cuts and Jobs Act (the “Tax Act”) significantly revised U.S. corporate income tax law by, among other things, reducing the corporate income tax rate to 21% and implementing a modified territorial tax system. In response to the Tax Act, the SEC issued Staff Accounting Bulletin (“SAB”) 118 which allows issuers to recognize provisional estimates of the impact of the Tax Act in their financial statements and adjust in the period in which the estimate becomes finalized, or in circumstances where estimates cannot be made, to disclose and recognize within a one-year measurement period.

Implementation of the Tax Act resulted in an approximate $733 charge for the revaluation of the Company’s net deferred tax assets offset by a corresponding $733 reduction in the valuation reserve for income taxes during the period ended December 31, 2017. No impact of the Tax Act has been recorded in 2018 (unaudited). In reaching these estimates, the Company utilized all available guidance and notices issued by the U.S. Department of the Treasury. These amounts are to be considered provisional and are not currently able to be finalized given the complexity of the underlying calculations. The Company will update and conclude its accounting as additional information is obtained, which is contingent on the timing of issuance of regulatory guidance.

Current accounting standards include guidance on the accounting for uncertainty in income taxes recognized in the financial statements. Such standards also prescribe a recognition threshold and measurement model for the financial statement recognition of a tax position taken, or expected to be taken, and provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. The Company believes that the ultimate deductibility of all tax positions is highly certain, although there is uncertainty about the timing of such deductibility. As a result, no liability for uncertain tax positions was recorded as of December 31, 2017 or June 30, 2018 (unaudited).

Eton Pharmaceuticals, Inc.
Notes to Financial Statements

(in thousands, except share and per share amounts)

Note 3 — Summary of Significant Accounting Policies (cont.)

Fair Value Measurements

We measure certain of our assets and liabilities at fair value. Fair value represents the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value accounting requires characterization of the inputs used to measure fair value into a three-level fair value hierarchy as follows:

Level 1 — Inputs based on quoted prices in active markets for identical assets or liabilities. An active market is a market in which transactions occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2 — Observable inputs that reflect the assumptions market participants would use in pricing the asset or liability developed based on market data obtained from sources independent from the entity.

Level 3 — Unobservable inputs that reflect the entity’s own assumptions about the assumptions market participants would use in pricing the asset or liability developed based on the best information available.

Fair value measurements are classified based on the lowest level of input that is significant to the measurement. The Company’s assessment of the significance of a particular input to the fair value measurement requires judgment, which may affect the valuation of the assets and liabilities and their placement within the fair value hierarchy levels. The determination of the fair values stated below takes into account the market for the Company’s financials, assets and liabilities, the associated credit risk and other factors as required. The Company considers active markets as those in which transactions for the assets or liabilities occur in sufficient frequency and volume to provide pricing information on an ongoing basis.

The carrying amounts of cash and cash equivalents, accounts payable and accrued liabilities approximate their fair values due to the short-term maturities of these instruments.

The fair values of the Company’s warrant liability at inception and for subsequent mark-to-market fair value measurements are based on management’s valuation model and expectations with respect to the method and timing of settlement. The Company has determined that the warrant liability fair values are classified as Level 3 measurements within the fair value hierarchy.

Impact of New Accounting Pronouncements

In July 2017, FASB issued ASU No. 2017-11 — Earnings Per Share (Topic 260), Distinguishing Liabilities from Equity (Topic 480); Derivatives and Hedging (Topic 815), and was issued in two parts, Part I, Accounting for Certain Financial Instruments with Down Round Features and Part II, Replacement of the Indefinite Deferral for Mandatorily Redeemable Financial Instruments of Certain Nonpublic Entities and Certain Mandatorily Redeemable Noncontrolling Interests with a Scope Exception. Part I of ASU No. 2017-11 addresses the classification analysis of certain equity-linked financial instruments (or embedded features) with down round features. When determining whether certain financial instruments should be classified as liabilities or equity instruments, a down round feature no longer precludes equity classification when assessing whether the instrument is indexed to an entity’s own stock. The amendments also clarify existing disclosure requirements for equity-classified instruments. As a result, a freestanding equity-linked financial instrument (or embedded conversion option) no longer would be accounted for as a derivative liability at fair value as a result of the existence of a down round feature. For freestanding equity classified financial instruments, the amendments require entities that present earnings per share in accordance with Topic 260 to recognize the effect of the down round feature when it is triggered. That effect is treated as a dividend and as a reduction of income available to common shareholders in basic EPS. The amendments in Part II of ASU 2017-11 recharacterize the indefinite deferral of certain provisions of Topic 480 that now are presented as pending content in the codification, to a scope exception. Part II amendments do not have an accounting effect. ASU 2017-11 is effective for annual and interim periods beginning after December 15, 2018, with early adoption permitted. The Company has early adopted this standard and all instruments with down round provisions are classified within equity.

In March 2016, the FASB issued ASU 2016-09 — Compensation - Stock Compensation, which simplifies the accounting for the tax effects related to stock-based compensation, including adjustments to how excess tax benefits and a company’s payments for tax withholdings should be classified, amongst other items. ASU 2016-09 is effective for financial statements issued for fiscal years beginning after December 15, 2016, and interim periods within those fiscal years with early adoption permitted. ASU 2016-09 was adopted by the Company for the period beginning April 27, 2017 and did not have an impact on the results of operations or cash flows.

Eton Pharmaceuticals, Inc.
Notes to Financial Statements

(in thousands, except share and per share amounts)

Note 3 — Summary of Significant Accounting Policies (cont.)

In February 2016, the FASB issued ASU 2016-02 (Topic 842) – Leases, which requires the lease rights and obligations arising from lease contracts, including existing and new arrangements, with terms more than 12 months to be recognized as assets and liabilities on the balance sheet. Recognition, measurement and presentation of expenses will depend on classification as a finance or operating lease. The amendments also require certain quantitative and qualitative disclosures about leasing arrangements. ASU 2016-02 is effective for reporting periods beginning after December 15, 2018 with early adoption permitted. While the Company is still evaluating ASU 2016-02, the Company expects the adoption of ASU 2016-02 will not have a material effect on the Company’s financial condition from the recognition of the lease rights and obligations as assets and liabilities. The Company is currently evaluating ASU 2016-02 to determine the effect on the Company’s results of operations and cash flows.

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606), which supersedes existing revenue recognition guidance under GAAP. The standard’s core principle is that a company will recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the Company expects to be entitled in exchange for those goods or services. The standard defines a five-step process to achieve this principle and will require companies to use more judgment and make more estimates than under the current guidance. The Company expects that these judgments and estimates will include identifying performance obligations in the customer contract, estimating the amount of variable consideration to include in the transaction price and allocating the transaction price to each separate performance obligation. ASU 2014-09 also requires additional disclosure about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts. In August 2015, the FASB issued ASU 2015-14, Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date, which delays the effective date of ASU 2014-09 such that the standard is effective for public entities for annual periods beginning after December 15, 2017, including interim periods within those fiscal years. Early adoption of the standard is permitted for annual periods beginning after December 15, 2016, including interim periods within those fiscal years. In March 2016, the FASB issued ASU No. 2016-08, Revenue from Contracts with Customers (Topic 606): Principal versus Agent Considerations, which further clarifies the implementation guidance on principal versus agent considerations in ASU 2014-09. In April 2016, the FASB issued ASU No. 2016-10, Revenue from Contracts with Customers (Topic 606): Identifying Performance Obligations and Licensing, clarifying the implementation guidance on identifying performance obligations and licensing. Specifically, the amendments in this update reduce the cost and complexity of identifying promised goods or services and improve the guidance for determining whether promises are separately identifiable. The amendments in this update also provide implementation guidance on determining whether an entity’s promise to grant a license provides a customer with either a right to use the entity’s intellectual property (which is satisfied at a point in time) or a right to access the entity’s intellectual property (which is satisfied over time). In May 2016, the FASB issued ASU No. 2016-12, Revenue from Contracts with Customers (Topic 606): Narrow-Scope Improvements and Practical Expedients, which clarifies the objective of the collectability criterion, presentation of taxes collected from customers, non-cash consideration, contract modifications at transition, completed contracts at transition and how guidance in ASU 2014-09 is retrospectively applied. In December 2016, the FASB issued ASU No. 2016-20, Technical Corrections and Improvements to Topic 606, Revenue from Contracts with Customers, which amends narrow aspects of the guidance in ASU 2014-09. ASU 2016-08, ASU 2016-10, ASU 2016-12 and ASU 2016-20 have the same effective dates and transition requirements as ASU 2014-09. In September 2017, the FASB issued ASU No. 2017-13, Revenue Recognition (Topic 605), Revenue from Contracts with Customers (Topic 606), Leases (Topic 840), and Leases (Topic 842), which provides additional clarification and implementation guidance related to ASU 2014-09 and has the same effective date and transition requirements as ASU 2014-09. The adoption of these standards did not have an impact on the Company’s financial position, results of operations or cash flows as the Company does not currently have any revenue-generating arrangements.

In June 2018, the FASB issued ASU 2018-07, Compensation – Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting, which simplifies the accounting for nonemployee share-based payment transactions. The amendments specify that Topic 718 applies to all share-based payment transactions in which a grantor acquires goods or services to be used or consumed in a grantor’s own operations by issuing share-based payment awards. ASU 2018-07 will be effective for financial statements issued for fiscal years beginning after December 15, 2018, and interim periods within those fiscal years with early adoption permitted (but no sooner than the adoption of Topic 606). The Company is currently evaluating ASU 2018-07 to determine the effect on the Company’s financial statements.

Eton Pharmaceuticals, Inc.
Notes to Financial Statements

(in thousands, except share and per share amounts)

Note 4 — Fair Value of Financial Assets and Liabilities

The following table presents information about the Company’s financial assets and liabilities measured at fair value on a recurring basis and indicates the level of the fair value hierarchy utilized to determine such fair values (in thousands):

	Fair Value Measurements
	as of December 31, 2017 Using:
	Level 1	Level 2	Level 3	Total
Liabilities:
Warrant liability	$—	$—	$520	$520

	Fair Value Measurements as of June 30, 2018 (unaudited) Using:
	Level 1	Level 2	Level 3	Total
Liabilities:
Warrant liability	$—	$—	$1,016	$1,016

During the periods ended December 31, 2017 and June 30, 2018 (unaudited), there were no transfers between Level 1, Level 2 and Level 3.

Valuation of Warrant Liability

The warrant liability in the table above is composed of the fair value of a warrant to purchase shares of common stock that were issued to the Company’s placement agent in connection with the Series A Preferred offering (see Note 6). The fair value of the warrant liability was determined based on significant inputs not observable in the market, which represents a Level 3 measurement within the fair value hierarchy. The Company used the BSM, which incorporates assumptions and estimates, to value the warrant. Estimates and assumptions impacting the fair value measurement include the fair value per share of the underlying shares of common stock, the remaining contractual term of the warrant, risk-free interest rate, expected dividend yield and expected volatility of the price of the underlying common stock. The Company determined the fair value per share of the underlying common stock by taking into consideration the most recent sales of its preferred stock, results obtained from third-party valuations and additional factors that are deemed relevant. The Company historically has been a private company and lacks company-specific historical and implied volatility information of its common stock. Therefore, it estimates its expected stock volatility based on the historical volatility of publicly traded peer companies for a term equal to the remaining contractual term of the warrant. The risk-free interest rate is determined by reference to the U.S. Treasury yield curve for time periods approximately equal to the remaining contractual term of the warrant. The Company estimated a 0% expected dividend yield based on the fact that the Company has never paid or declared dividends and does not intend to do so in the foreseeable future.

The following table provides a roll forward of the aggregate fair values of the Company’s warrant liability, for which fair value is determined using Level 3 inputs:

	Period From April 27, 2017 (Inception) Through December 31, 2017	Six Months Ended June 30, 2018 (unaudited)
Balance as of the beginning of the period	$—	$520
Initial fair value of warrant liability	479	—
Change in fair value	41	496
Balance as of the end of the period	$520	$1,016

Eton Pharmaceuticals, Inc.
Notes to Financial Statements
(in thousands, except share and per share amounts)

Note 5 — Property and Equipment

Property and equipment consist of the following:

	December 31, 2017	June 30, 2018 (unaudited)
Computer hardware and software	$46	$51
Furniture and fixtures	42	66
Equipment	—	80
Leasehold improvements	42	42
Construction in progress	—	23
	130	262
Less: accumulated depreciation	(11)	(29)
Property and equipment, net	$119	$233

Depreciation expense for the period ended December 31, 2017 and for the periods ended June 30, 2017 and 2018 (unaudited) was $11, $0 and $18, respectively.

Note 6 — Redeemable Convertible Preferred Stock — Series A

The Company has 10,000,000 authorized shares of $0.001 par value preferred stock as per its Certificate of Incorporation. In June 2017, the Company issued 6,685,082 Series A Preferred at a price of $3.00 per share and all shares remain outstanding as of December 31, 2017. The gross proceeds were $20,055 from the Series A Preferred stock offering. The Series A Preferred have the same voting rights as the Company’s common shares and bear a cumulative non-compounding dividend at a rate of 6.00% per annum on the original $3.00 per share issue price. The Series A Preferred shareholders or their permitted transferees, are entitled to rights with respect to the registration under the Securities Act of their shares that are converted to common stock, including demand registration rights and piggyback registration rights. These rights are provided under the terms of a registration rights agreement between the Company and the investors.

In the event that an IPO is not completed or alternative financing is not raised by December 31, 2018, the Company would be obligated to redeem the Series A Preferred, in cash, subject to extension upon the consent of the holders of a majority of the outstanding Series A Preferred. Upon any liquidation, dissolution, or winding-up of the Company, the holders of shares of Series A Preferred are entitled to receive a preferential distribution out of the assets available for distribution, including any accrued and unpaid dividends, before any distribution is made to shareholders of the Company’s common stock. The Series A Preferred shareholders do not participate in sharing earnings or losses of the Company. As of December 31, 2017, the liquidation value of the mezzanine Series A Preferred was $20,698 which consists of the issuance amount of $20,055 plus accrued dividends of $643. As of June 30, 2018 (unaudited), the liquidation value of the mezzanine Series A Preferred was $21,298 which consists of the issuance amount of $20,055 plus accrued dividends of $1,243.

The Series A Preferred will automatically convert to common shares if the Company raises additional equity capital financing via an IPO or possible alternate financings that are approved by a majority of the Series A Preferred shareholders. The conversion share calculation is based on the $3.00 initial issue price for the Series A Preferred plus any accrued but unpaid dividends and will automatically convert into shares of the Company’s common stock using a stated divisor conversion price equal to 50% of the IPO price to the public, or 50% of the share price for the approved alternate financing, as applicable, provided that the divisor conversion price shall not be less than $2.25 per share or greater than $3.00 per share. In addition, the Series A Preferred plus any accrued and unpaid dividends are also convertible into shares of Company’s common stock at the option of the preferred shareholders at a divisor conversion rate of $3.00 per share at any point up until ten days prior to a capital financing transaction by the Company. In accordance with relevant accounting literature, since the terms of the conversion option do not permit the Company to compute the additional number of shares that it would need to issue upon conversion of the Series A Preferred if the contingent event occurs, the Company will record the beneficial conversion amount as a deemed dividend only if the contingent event occurs.

As a result of the Series A Preferred having a possible cash redemption feature in the event that an IPO or alternate financing is not available by December 31, 2018, the Series A Preferred is classified as temporary equity and not included as part of Company’s shareholders’ equity (deficit). In accordance with that classification, the $2,534 of issuance costs associated with the Series A Preferred offering are being ratably accreted as a deemed dividend using the effective interest method over its expected term.

Eton Pharmaceuticals, Inc.

Notes to Financial Statements

(in thousands, except share and per share amounts)

Note 6 — Redeemable Convertible Preferred Stock — Series A (cont.)

The following is a reconciliation of the carrying value of the Series A Preferred:

	December 31, 2017	June 30, 2018 (unaudited)
Gross proceeds from Series A Preferred offering	$20,055	$20,055
Issuance costs - cash	(2,055)	(2,055)
Issuance costs – common stock warrants	(479)	(479)
Accrued dividends on Series A Preferred	643	1,243
Deemed dividends for accretion of Series A Preferred issuance costs	840	1,668
Balance as of the end of the period	$19,004	$20,432

Note 7 — Common Stock

The Company has 50,000,000 authorized shares of $0.001 par value common stock as per its Certificate of Incorporation. In May 2017, the Company issued 3,500,000 shares of its common stock to Imprimis, 1,500,000 shares of restricted stock to certain executives of Imprimis and 1,000,000 shares of restricted stock to the Chief Executive Officer of the Company. On January 1, 2018 (unaudited), the Company issued 54,745 restricted shares of its common stock to each of its four outside directors (218,980 total shares) as part of their compensation for board service to the Company in 2018. The restricted shares for the Imprimis executives vest over a 12-month period, the restricted shares to the Company’s Chief Executive Officer vest over a 24-month period and the restricted shares to the outside directors vest 25% at each quarter-end in 2018 and are 100% vested as of December 31, 2018. The Company accounted for the restricted stock awards in accordance with ASC 718 or ASC 505-50 and for the period April 27, 2017 (inception) through December 31, 2017 and for the periods ended June 30, 2017 and 2018 (unaudited) the Company recorded $1,403, $352 and $1,159, respectively, in stock-based compensation expense for these restricted stock awards (see Note 9).

Note 8 — Common Stock Warrants

In May 2017, the Company issued a warrant to purchase 600,000 shares of its common stock to consultants for business strategy and intellectual property advisory services. The warrant vested at issuance in May 2017 and has a $0.01 exercise price per warrant share and expires five years from the date of issuance. The Company used the BSM to value the warrant and the fair value at the date of issuance was $121 based on an expected term of five years, volatility of 85%, a risk-free interest rate of 1.8% and a 0% rate on expected dividends. The $121 amount for the consulting warrants was expensed as a component of the Company’s general and administrative expenses for the period ended December 31, 2017.

In conjunction with the closing of the Series A Preferred offering in June 2017 (See Note 6), the Company issued a warrant to purchase 649,409 shares of its common stock to the placement agent at an exercise price of $3.00 per share, provided, however, upon the conversion of the Series A Preferred the warrant shall adjust to entitle the holder to purchase shares of common stock equal to 10% of the shares of common stock issuable upon conversion of the Series A Preferred and the exercise price shall adjust to the conversion price of the Series A Preferred. This warrant vested at issuance in June 2017. The Company used the BSM to value the warrant and the fair value at the date of issuance was $479. The number of common shares issuable upon the conversion of this warrant is not fixed as it can vary by a factor of 1.000 to 1.333 common shares per warrant share in accordance with the IPO price, and the Company has therefore considered the warrant to be a derivative instrument. The $479 amount was recorded as a component of the issuance costs for the Series A Preferred. As of December 31, 2017, the fair value of the warrants was $520 and the $41 increase in value was recorded as a component of other income and expense. As of June 30, 2018 (unaudited), the fair value of the warrants was $1,016 and the $496 increase in value was recorded as a component of other income and expense. The fair value assumptions included an expected term of five years, expected volatility of 85%, a risk-free interest rate of 1.9% and estimate of the conversion rate. These warrants are classified as warrant liability on the Company’s balance sheets. The weighted average exercise price of the outstanding warrants as of both December 31, 2017 and June 30, 2018 (unaudited) was $1.56 per share.

The holders of these warrants or their permitted transferees, are entitled with rights with respect to the registration under the Securities Act of their shares that are converted to common stock, including demand registration rights and piggyback registration rights. These rights are provided under the terms of a registration rights agreement between the Company and the investors.

Eton Pharmaceuticals, Inc.

Notes to Financial Statements

(in thousands, except share and per share amounts)

Note 9 — Share-Based Payment Awards

The Company’s Board of Directors approved the Eton Pharmaceuticals, Inc. 2017 Equity Incentive Plan in May 2017 (the “Plan”) which authorizes the issuance of up to 5,000,000 shares of its common stock. The Company has granted under the Plan restricted stock awards, stock options and restricted stock units for its common stock as detailed in the tables below. The number of shares available for future issuance under the Plan as of December 31, 2017 and June 30, 2018 (unaudited) was 1,310,000 and 1,081,020, respectively.

Shares that are expired, terminated, surrendered or canceled without having been fully exercised will be available for future awards under the Plan. The exercise price for stock options granted is not less than the fair value of common shares as determined by the board of directors as of the date of grant. The Company’s board of directors values the Company’s common stock, taking into consideration its most recently available valuation of common stock performed by third parties as well as additional factors which may have changed since the date of the most recent contemporaneous valuation through the date of grant.

In May 2017, the Company issued 1,500,000 shares of restricted stock to certain executives of Imprimis and 1,000,000 shares of restricted stock to the Chief Executive Officer of the Company. On January 1, 2018 (unaudited), the Company issued 54,745 restricted shares of its common stock to each of its four outside directors (218,980 total shares). The restricted shares for the Imprimis executives vest over a 12-month period, the restricted shares to the Company’s Chief Executive Officer vest over a 24-month period and the restricted shares to the outside directors vest 25% at each quarter-end in 2018 and are 100% vested at December 31, 2018.

To date, all stock options issued have been non-qualified stock options (“NQSO’s”) and the exercise prices were set at the fair value for the shares at the dates of grant. Options typically have a ten-year life except for 50,000 of options awards to product consultants that expire within five years if the Company is not able to file certain product submissions to the FDA prior to the five-year expiration period. Furthermore, these option awards to the product consultants do not vest unless certain product submissions are made to the FDA, and accordingly, the Company has not recorded any expense for these contingently vesting option awards to the product consultants.

For the period ended December 31, 2017, the Company’s total stock-based compensation expense was $1,761. Of this amount, $1,735 was recorded in general and administrative expenses and $26 was recorded in research and development expenses. For the periods ended June 30, 2017 and 2018 (unaudited), the Company’s total stock-based compensation expense was $501 and $1,466, respectively. Of these amounts, $501 and $1,434 was recorded in general and administrative expenses and $0 and $32 was recorded in research and development expenses, respectively.

A summary of stock option activity is as follows:

	Shares	Weighted Average Exercise Price Per Share	Weighted Average Remaining Contractual Term (years)	Aggregate Intrinsic Value
Balance at April 27, 2017 (Inception)	—	$—
Issued	1,090,000	1.24
Exercised	—	—
Forfeited/Cancelled	—	—
Options outstanding as of December 31, 2017	1,090,000	1.24	9.7	$151
Issued	10,000	1.56
Exercised	—	—
Forfeited/Cancelled	—	—
Options outstanding as of June 30, 2018 (unaudited)	1,100,000	$1.24	9.2	$1,023

Options exercisable at December 31, 2017	—	$—	—	$—
Options vested and expected to vest at December 31, 2017	1,040,000	$1.23	9.7	$151

Options exercisable at June 30, 2018 (unaudited)	130,000	$0.21	8.8	$255
Options vested and expected to vest at June 30, 2018 (unaudited)	1,050,000	$1.23	9.2	$984

The aggregate intrinsic value of stock options is calculated as the difference between the exercise price of the stock options and the fair value of the Company’s common stock for those stock options that had strike prices lower than the fair value of the Company’s common stock.

Eton Pharmaceuticals, Inc.

Notes to Financial Statements
(in thousands, except share and per share amounts)

Note 9 — Share-Based Payment Awards (cont.)

The assumptions used to calculate the fair value of options granted during the periods ended December 31, 2017 and June 30, 2018 under the BSM were as follows:

	December 31, 2017	June 30, 2018
Expected dividends	—%	—%
Expected volatility	85%	85%
Risk-free interest rate	1.7% – 2.3%	2.8%
Expected term	5.8 - 10 years	6.3 years
Weighted average fair value	$0.91	$1.15

Expected Term — The Company has opted to use the “simplified method” for estimating the expected term of options granted to employees and directors, whereby the expected term equals the arithmetic average of the vesting term and the original contractual term of the option (generally 10 years). The expected term of options granted to non-employees equals the contractual life of the options.

Expected Volatility — Due to the Company’s limited operating history and a lack of Company specific historical and implied volatility data, the Company has based its estimate of expected volatility on the historical volatility of a group of similar companies that are publicly traded. The historical volatility data was computed using the daily closing prices for the selected companies’ shares during the equivalent period of the calculated expected term of the stock-based awards.

Risk-Free Interest Rate — The risk-free rate assumption is based on the U.S. Treasury instruments with maturities similar to the expected term of the Company’s stock options.

Expected Dividend — The Company has not issued any dividends in its history and does not expect to issue dividends over the life of the options and therefore has estimated the dividend yield to be zero.

Fair value of Common Stock — The fair value of the shares of common stock underlying the stock-based awards was determined by the board of directors, with input from management. Because there has been no public market for the Company’s common stock, the board of directors has determined the fair value of the common stock on the grant-date of the stock-based award by considering a number of objective and subjective factors, including enterprise valuations of the Company’s common stock performed by an unrelated third-party specialist, valuations of comparable companies, sales of the Company’s convertible preferred stock to unrelated third parties, operating and financial performance, the lack of liquidity of the Company’s capital stock, and general and industry-specific economic outlook. The board of directors intended all options granted to be exercisable at a price per share not less than the estimated per share fair value of common stock underlying those options on the date of grant.

A summary of activity for restricted stock awards and restricted stock units is as follows:

Restricted Stock Awards (“RSA’s”)	RSA Shares
As of April 27, 2017 (Inception)	—
Issued	2,500,000
Vested	—
Forfeited/Cancelled	—
Unvested as of December 31, 2017	2,500,000
Issued	218,980
Vested	(1,921,990)
Forfeited/Cancelled	—
Unvested as of June 30, 2018 (unaudited)	796,990

The weighted average grant date fair value of the restricted stock awards issued was $0.21 and $1.37 during the period ended December 31, 2017 and the six months ended June 30, 2018 (unaudited), respectively. The fair value of the restricted stock awards vested during the periods ended December 31, 2017 and June 30, 2018 (unaudited) was $0 and $2,556, respectively.

Eton Pharmaceuticals, Inc.

Notes to Financial Statements

(in thousands, except share and per share amounts)

Note 9 — Share-Based Payment Awards (cont.)

Restricted Stock Units (“RSU’s”)	RSU Shares
As of April 27, 2017 (Inception)	—
Issued	100,000
Vested	(50,000)
Forfeited/Cancelled	—
Unvested as of December 31, 2017	50,000
Issued	—
Vested	(50,000)
Forfeited/Cancelled	—
Unvested as of June 30, 2018 (unaudited)	—

The weighted average grant date fair value of the restricted stock units issued during the period ended December 31, 2017 was $1.38. The fair value of the restricted stock units vested during the periods ended December 31, 2017 and June 30, 2018 (unaudited) was $69 and $69, respectively.

As of December 31, 2017, there was a total of $926, $862 and $88 of unrecognized compensation costs related to non-vested stock option awards, restricted stock awards and restricted stock units, respectively. As of June 30, 2018 (unaudited), there was a total of $706, $288 and $0 of unrecognized compensation costs related to non-vested stock option awards, restricted stock awards and restricted stock units, respectively. There were no exercises of stock options during the periods ended December 31, 2017 and June 30, 2018 (unaudited).

Note 10 — Basic and Diluted Net Loss per Common Share and Unaudited Pro Forma Net Loss per Common Share

Basic and diluted net loss per share is computed using the weighted average number of shares of common stock outstanding during the period. Common stock equivalents (using the treasury stock and “if converted” method) from stock options, unvested RSAs and RSUs, warrants and convertible preferred stock at December 31, 2017 and June 30, 2018 (unaudited) were 6,977,547 and 9,164,685, respectively, and are excluded from the calculation of diluted net loss per share because the effect is anti-dilutive. Included in the basic and diluted net loss per share calculation were RSUs awarded to directors that had vested, but the issuance and delivery of the shares are deferred until the director retires from service as a director.

The following table shows the computation of basic and diluted net loss per common share:

	Period From April 27, 2017 (Inception) Through December 31, 2017	Six Months Ended June 30, 2018 (unaudited)
Net loss	$(7,156)	$(6,100)
Series A Preferred – dividends (accrued and deemed)	(1,483)	(1,428)

Net loss attributable to common shareholders	$(8,639)	$(7,528)

Weighted average common shares outstanding (basic and diluted)	3,453,213	4,171,775

Net loss per common share (basic and diluted)	$(2.50)	$(1.80)

Eton Pharmaceuticals, Inc.

Notes to Financial Statements
(in thousands, except share and per share amounts)

Note 10 — Basic and Diluted Net Loss per Common Share and Unaudited Pro Forma Net Loss per Common Share (cont.)

Unaudited Pro Forma Net Loss per Share Attributable to Common Shareholders

The unaudited pro forma basic and diluted net loss per share attributable to common shareholders for the period ended December 31, 2017 and the six months ended June 30, 2018 have been prepared to give effect to adjustments arising upon the closing of a qualified IPO. The unaudited pro forma net loss attributable to common shareholders used in the calculation of unaudited pro forma basic and diluted net loss per share attributable to common shareholders does not include the effects of the accretion of Series A Preferred to redemption value or the change in fair value of the warrant liability because the calculation gives effect to the automatic conversion of shares of Series A Preferred outstanding as of June  30, 2018 into the Company’s common stock as if the proposed IPO had occurred on the issuance date of the Series A Preferred for 2017 and January 1, 2018 for 2018.

The unaudited pro forma basic and diluted weighted average common shares outstanding used in the calculation of unaudited pro forma basic and diluted net loss per share attributable to common shareholders for the period ended December 31, 2017 and the six months ended June 30, 2018 have been prepared to give effect, upon a qualified IPO, to the automatic conversion of all outstanding shares of Series A Preferred into shares of the Company’s common stock as if the proposed IPO had occurred on the issuance date of the Series A Preferred.

Unaudited pro forma basic and diluted net loss per share attributable to common shareholders was calculated as follows (in thousands, except share and per share amounts):

	Period From April 27, 2017 (Inception) Through December 31, 2017 (unaudited)	Six Months Ended June 30, 2018 (unaudited)
Numerator
Net loss attributable to common shareholders	$(8,639)	$(7,528)
Accretion of Series A Preferred to redemption value	1,483	1,428
Change in fair value of warrant liability	41	496
Pro forma net loss attributable to common shareholders	$(7,115)	$(5,604)

Denominator
Weighted average common shares outstanding (basic and diluted)	3,453,213	4,171,775
Pro forma adjustment to reflect assumed automatic conversion of Series A Preferred into common stock upon the closing of the proposed initial public offering	5,225,867	6,899,371
Pro forma weighted average common shares outstanding – basic and diluted	8,679,080	11,071,146

Pro forma net loss per share attributable to common stockholders – basic and diluted	$(0.82)	$(0.51)

Note 11 — Related Party Transactions

Imprimis

Imprimis was issued 3,500,000 shares of the Company’s common stock at the formation of the Company at the $0.001 par value per share price as the paid-in-capital contribution from Imprimis. The Company and Imprimis have signed licensing agreements for two products developed by Imprimis whereby Imprimis has assigned the product rights to the Company. The Company will pay Imprimis a $50 milestone payment upon patent approval for each product and a royalty fee at a rate of six percent on the net sales of those two products. On December 26, 2017, one of the products had its patent approved and a $50 milestone fee was recognized as R&D expense by the Company in 2017 and paid to Imprimis in January 2018 (unaudited).

As part of the early start-up for the Company’s pharmaceutical business, key executives at Imprimis received 1,500,000 shares of restricted common stock in the Company for consulting services and certain Imprimis managers also received 130,000 common stock options from the Company. The restricted stock and stock options vest 100% after one year on April 30, 2018. The Company recorded stock-based compensation expense of $1,370 and $112 for the Imprimis restricted common stock and stock options, respectively, for the period ended December 31, 2017 as a component of its general and administrative expenses. The Company recorded stock-based compensation expense of $345 and $970 for the Imprimis restricted common stock and $28 and $80 for Imprimis stock options, respectively, for the periods ended June 30, 2017 and 2018 (unaudited) as a component of its general and administrative expenses.

Eton Pharmaceuticals, Inc.

Notes to Financial Statements

(in thousands, except share and per share amounts)

Note 11 — Related Party Transactions (cont.)

As part of the early start-up for the Company’s business operations, Imprimis provided ongoing financial and administrative services under a Management Services Agreement (“MSA”) at the rate of $10 per month. Notice was given in late August 2017 to terminate that MSA and the services were terminated as of September 30, 2017. For the period May through September 2017, the Company paid Imprimis $50 for the MSA- related services which was reflected as a component of the Company’s general and administrative expenses in 2017.

Additionally, the President and Chief Executive Officer of Imprimis is a member of the Company’s board of directors.

Chief Executive Officer

The Company’s Chief Executive Officer (“CEO”) has a partial interest in several companies that the Company is working on for product development and potential marketing if the products are approved by the FDA:

The Company acquired the exclusive rights to sell the EM-100 product in the U.S. pursuant to a Sales and Marketing Agreement dated August 11, 2017 between the Company and Eyemax LLC, an entity affiliated with our Chief Executive Officer. The Company also holds a right of first refusal to obtain the exclusive license rights for geographic areas outside of the U.S. Pursuant to the agreement, the Company is responsible for all costs of testing and FDA approval of the product, other than the FDA filing fee which will be paid by the licensor. The Company is also responsible for commercializing the product in the U.S. at its expense. The Company paid the licensor $250 upon execution of the agreement which was recorded as a component of research and development expense and will pay the licensor $250 upon FDA approval and $500 upon the first commercial sale of the product. The Company will also pay the licensor a royalty of 10% on the net sales of all products. The license agreement is for an initial term of ten years from the date of the agreement, subject to successive two-year renewals unless the Company elect to terminate the agreement. There were no amounts due under the terms of this agreement as of December 31, 2017 or June 30, 2018 (unaudited).

The Company acquired the exclusive rights to sell the DS-100 product in the U.S. pursuant to an Exclusive Development and Supply Agreement dated July 9, 2017 between the Company and Andersen Pharma, LLC, an entity affiliated with our Chief Executive Officer. The Company also holds an option to purchase the DS-100 product and all related intellectual property and government approvals at a price of one dollar. Pursuant to the agreement, the licensor is responsible for obtaining FDA approval at its expense and manufacturing the product for sale to the Company at its cost. The Company is responsible for commercializing the product in the U.S. at its expense. The Company paid the licensor $750 upon execution of the agreement which was recorded as a component of research and development expense and will pay the licensor $750 upon successful completion of a registration batch of product, $750 upon submission of an NDA and $750 upon FDA approval. The Company will also pay the licensor 50% of the net profit from the sale of the product. The license agreement is for an initial term of five years from the first commercial sale of the product, subject to successive two-year renewals unless either party elects to terminate the agreement. There were no amounts due under the terms of this agreement as of December 31, 2017 or June 30, 2018 (unaudited). The aforementioned option to purchase the product and all related intellectual property and government approvals was considered to represent variable interest in the affiliated entity. The affiliated entity was not considered to be a variable interest entity.

The Company acquired the DS-200 product and all related intellectual property and government approvals pursuant to an Asset Purchase Agreement dated June 23, 2017 between the Company and Selenix LLC, an entity affiliated with our Chief Executive Officer. Pursuant to the agreement, the Company paid the seller $1,500 which was recorded as a component of research and development expense and have agreed to pay $1,500 upon submission of the NDA and $1,000 upon FDA approval. The Company has also agreed to pay the seller 50% of the net profit from the sale of the product for the first ten years following the date of the agreement. There were no amounts due under the terms of this agreement as of December 31, 2017 or June 30, 2018 (unaudited).

The Company’s CEO owns 23,000 shares of the Company’s Series A Preferred through a family limited partnership as of December 31, 2017 and June 30, 2018 (unaudited).

Eton Pharmaceuticals, Inc.
Notes to Financial Statements

(in thousands, except share and per share amounts)

Note 12 — Income Taxes

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

The significant components of the Company’s deferred tax assets as of December 31, 2017 are as follows:

Net operating losses	$1,610
Stock-based expenses	102
Accruals and other	64
Total deferred tax assets	1,776
Valuation allowance	(1,776)
Net deferred tax assets	$—

Based on the uncertainty of future taxable income at this time management believes a 100% valuation reserve for the $1,776 deferred tax asset is appropriate.

A reconciliation of the statutory federal tax rate to effective tax rate is shown below:

Benefit at statutory rate	(34.0)%
Permanent items (primarily stock compensation)	4.2
State tax benefit	(5.5)
Federal rate change	10.2
Other items	0.2
Establishment of valuation allowance	24.9
Income tax expense	—%

The Company has a federal and state NOL carryforward of $5,648 as of December 31, 2017 which will expire in 2037 and 2039, respectively. The recently enacted Tax Act significantly revised U.S. corporate income tax law by, among other things, reducing the corporate income tax rate from 34% to 21% and implementing a modified territorial tax system. In response to the Tax Act, the SEC issued SAB 118 which allows issuers to recognize provisional estimates of the impact of the Tax Act in their financial statements and adjust in the period in which the estimate becomes finalized, or in circumstances where estimates cannot be made, to disclose and recognize within a one-year measurement period.

Implementation of the Tax Act resulted in an approximate $733 charge for the revaluation of the Company’s net deferred tax assets offset by a corresponding $733 reduction in the valuation reserve for income taxes during the period ended December 31, 2017. In reaching these estimates, the Company utilized all available guidance and notices issued by the U.S. Department of the Treasury. These amounts are to be considered provisional and are not currently able to be finalized given the complexity of the underlying calculations. The Company will update and conclude its accounting as additional information is obtained, which is contingent on the timing of issuance of regulatory guidance.

Note 13 — Employee Savings Plan

The Company established an employee savings plan pursuant to Section 401(k) of the Internal Revenue Code, effective January 1, 2018. The plan allows participating employees to deposit into tax deferred investment accounts up to 100% of their salary, subject to annual limits. The Company makes certain matching contributions to the plan in amounts up to 4% of the participants’ annual cash compensation, subject to annual limits. There were no Company contributions for the period ended December 31, 2017. Company contributions for the six months ended June 30, 2018 (unaudited) were $37.

Eton Pharmaceuticals, Inc.

Notes to Financial Statements

(in thousands, except share and per share amounts)

Note 14 — Commitments and Contingencies

Legal

The Company is subject to legal proceedings and claims that may arise in the ordinary course of business. The Company is not aware of any pending or threatened litigation matters at this time that may have a material impact on the operations of the Company.

Leases

On January 12, 2018 (unaudited), the Company signed an amended lease agreement to lease additional office space adjacent to its current corporate office space in Deer Park, Illinois. The amended lease runs through the end of March 2021 with $248 in total lease payments for the 2018-2021 period.

On March 7, 2018 (unaudited), the Company entered into a lease for laboratory space at a complex in Lake Zurich, Illinois. The lease commences on March 7, 2018 and runs through the end of February 2021 with $166 in total lease payments for the 2018-2021 period.

License and product development agreements

The Company has entered into various agreements in addition to those discussed above which are as follows:

The Company entered into a contract for development and production of its CT-100 product with an unaffiliated third party on November 7, 2017. Pursuant to the agreement, the third party is responsible for development and production of the product and for obtaining FDA approval and the Company is responsible for commercializing the product in the United States. The Company will pay the third party 30% of the net profits from the sale of the product. The initial term is for the first ten years following the first commercial sale of the product.

The Company acquired the exclusive rights to sell the DS-300 product in the U.S. pursuant to a Sales and Marketing Agreement dated November 17, 2017 with an unaffiliated third party. Pursuant to the agreement, the licensor is responsible for obtaining FDA approval, at its expense, and the Company is responsible for commercializing the product in the U.S. at its expense. The Company will pay the third party 50% of the net profit from the sale of the product. The initial term is for the first ten years following the first commercial sale of the product.

The Company entered into a contract with a clinical research organization (“CRO”) for clinical studies on its EM-100 product candidate and those studies are anticipated to be completed in 2018. The Company will pay milestones at each phase of completion and may provide a notice of termination at any point during the clinical study project. There were no milestones paid under this agreement in 2017.

The Company has entered into a contract for technical validation and engineering/registration batches for its DS-300 product which are projected to be completed in 2018. The Company may provide a notice of termination at any point during the project. There were no payments under this agreement in 2017.

The Company has entered into a contract for technical transfer, batch testing and stability studies for its DS-200 product projected to be completed in 2018. The Company may provide a notice of termination at any point during the project. There were no payments under this agreement in 2017.

Indemnifications

As permitted under Delaware law and in accordance with the Company’s bylaws, the Company is required to indemnify its officers and directors for certain events or occurrences while the officer or director is or was serving in such capacity. The Company is also party to indemnification agreements with its directors and officers. The Company believes the fair value of the indemnification rights and agreements is minimal. Accordingly, the Company has not recorded any liabilities for these indemnification rights and agreements as of December 31, 2017 or June 30, 2018 (unaudited).

Note 15 — Subsequent Events

For the financial statements as of December 31, 2017 and for the period then ended, the Company evaluated subsequent events through May 18, 2018, which was the date the financial statements were issued.

On January 1, 2018, the Company awarded 54,745 shares of restricted stock to each of its four outside Board of Director members for a total of 218,980 restricted stock shares. These shares vest 25% at each quarter-end in 2018 and are 100% vested by December 31, 2018.

On January 12, 2018, the Company signed an amended lease agreement to lease additional office space adjacent to its current corporate office space in Deer Park, Illinois. The new lease commences on April 1, 2018 and runs through the end of March 2021 with $248 in total lease payments over the three-year period.

On March 7, 2018, the Company entered into a lease for laboratory space at a complex in Lake Zurich, Illinois. The lease commences on March 7, 2018 and runs through the end of February 2021 with $166 in total lease payments over the three-year period.

Eton Pharmaceuticals, Inc.

Notes to Financial Statements

(in thousands, except share and per share amounts)

Note 16 — Subsequent Events (Unaudited)

For its interim financial statements as of June 30, 2018 and for the six months then ended, the Company evaluated subsequent events through September 25, 2018, the date on which those financial statements were issued.

3,000,000 Shares of Common Stock

Eton Pharmaceuticals, Inc.

PROSPECTUS

National Securities Corporation

, 2018

Through and including     , 2018 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the various expenses to be incurred in connection with the sale and distribution of our common stock being registered hereby, all of which will be borne by us (except any underwriting discounts and commissions and expenses incurred for brokerage, accounting, tax or legal services or any other expenses incurred in disposing of the shares). All amounts shown are estimates except the SEC registration fee.

SEC Filing Fee	$2,899.30
FINRA Fee	3,993.14
Underwriter’s Legal Fees and Expenses.	200,000.00
Nasdaq Fee	$125,000.00
Printing Expenses	7,000.00
Accounting Fees and Expenses	50,000.00
Legal Fees and Expenses	$285,000.00
Transfer Agent and Registrar Expenses	10,000.00
Miscellaneous	36,107.56

Total	$720,000.00

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

The following summary is qualified in its entirety by reference to the complete text of any statutes referred to below and our amended and restated certificate of incorporation and amended and restated bylaws which will become effective upon the close of this offering.

Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) permits a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

In the case of an action by or in the right of the corporation, Section 145 of the DGCL permits a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses that the Court of Chancery or such other court shall deem proper.

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Section 145 of the DGCL also permits a Delaware corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145 of the DGCL.

Article VI of our amended and restated certificate of incorporation states that to the fullest extent permitted by the DGCL our directors shall not be personally liable to us or to our stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL is amended after the date hereof to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of our directors shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Article XI of our amended and restated bylaws requires us, to the fullest extent permitted by applicable law, to provide indemnification of (and advancement of expenses to) our directors and officers, and authorizes us, to the fullest extent permitted by applicable law, to provide indemnification of (and advancement of expenses to) to other employees and agents (and any other persons to which the DGCL permits us to provide indemnification) through bylaw provisions, agreements with such directors, officers, employees, agents or other persons, vote of stockholders or disinterested directors or otherwise, subject only to limits created by the DGCL with respect to actions for breach of duty to our corporation, our stockholders and others.

Prior to the closing of this offering we plan to enter into an underwriting agreement, which will provide that the underwriters are obligated, under some circumstances, to indemnify our directors, officers and controlling persons against specified liabilities.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

Issuances of capital stock

The following list sets forth information regarding all unregistered securities sold by us since April 27, 2017 (inception) through the date of the prospectus that forms a part of this registration statement.

On May 1, 2017, we issued 3,500,000 shares of our common stock for aggregate consideration of $3,500.

In May 2017, we issued a warrant to purchase an aggregate of 600,000 shares of our common stock to Liquid Patent Advisors, LLC at an exercise price of $0.01 per share.

In June 2017, we issued an aggregate of 6,685,082 shares of our Series A preferred stock to 234 accredited investors at a purchase price of $3.00 per share for aggregate consideration of approximately $20.1 million.

In June 2017, we issued a warrant to National Securities Corporation, as placement agent compensation in connection with our June 2017 placement of Series A preferred stock, to purchase shares of our common stock equal to 10% of our common stock issuable upon conversion of out Series A preferred stock sold in the placement by National Securities Corporation, at an exercise price equal to 50% of the initial public offering.

We believe the offers, sales and issuances of the above securities by us were exempt from registration under the Securities Act by virtue of Section 4(a)(2) of the Securities Act as transactions not involving a public offering. The recipients of the securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were placed upon the stock certificates, notes and warrants issued in these transactions. All recipients had adequate access, through their relationships with us, to information about our Company. The sales of these securities were made without any general solicitation or advertising.

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The offers, sales and issuances of the securities described in the paragraphs above were exempt from registration under Section 4(a)(2) of the Securities Act and Regulation D promulgated under the Securities Act. Each of the purchasers represented to us that they acquired the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the securities issued in these transactions. The purchasers also represented to us that they were accredited investors as defined in Rule 501 promulgated under the Securities Act.

Stock Option Grants and our Common Stock Issuances to Employees, Directors and Consultants

The following list sets forth information regarding all unregistered securities granted by us pursuant to our 2017 Plan since April 27, 2017 (inception) through the date of the prospectus that forms a part of this registration statement.

From April 27, 2017 (inception) through the date of the prospectus that is a part of this registration statement, we have granted options under the 2017 Plan to purchase (i) an aggregate of 130,000 shares of our common stock to consultants, at an exercise price of $0.21 per share, (ii) an aggregate of 400,000 shares of our common stock to employees at an exercise price of $1.37 per share and (iii) an aggregate of 560,000 shares of our common stock to employees and consultants at an exercise price of $1.38 per share, 10,000 shares of our common stock to employees at an exercise price of $1.56 per share and 125,000 shares of our common stock to employees at an exercise price of $3.12 per share. Of these, no options have been cancelled without being exercised and no shares have been issued upon the exercise of stock options.

From May 2017 through the date of the prospectus that is part of this registration statement, we granted restricted stock awards under our 2017 Plan for an aggregate of 2,718,980 shares of our common stock to certain individuals as consideration for services provided to the Company.

In July and September 2017, we granted restricted stock unit awards under our 2017 Plan for an aggregate of 100,000 shares of our common stock to four of our directors as consideration for services provided to the Company.

ITEM 16.	EXHIBITS

Exhibit No.	Description of Document
1.1	Form of Underwriting Agreement
3.1**	Amended and Restated Certificate of Incorporation of the Registrant, as currently in effect
3.2**	Form of Amended and Restated Certificate of Incorporation of the Registrant effective immediately prior to the closing of this offering.
3.3**	Bylaws of the Registrant, as currently in effect.
3.4	Form of Amended and Restated Bylaws of the Registrant effective immediately prior to the closing of this offering.
4.1	Specimen Certificate representing shares of common stock of Registrant
4.2**	Warrant dated May 4, 2017 issued to Liquid Patent Advisors, LLC
4.3**	Warrant dated June 26, 2017 issued to National Securities Corporation
4.4	Form of Underwriter’s Warrant
5.1	Opinion of Greenberg Traurig, LLP regarding the validity of the common stock being registered
10.1**	Securities Purchase Agreement dated June 19, 2017 by and among the Registrant and the Buyers named therein
10.2**	Registration Rights Agreement dated June 19, 2017 by and among the Registrant and certain of its stockholders
10.3**	Asset Purchase and License Agreement (CT-100) dated May 9, 2017 between Imprimis Pharmaceuticals, Inc. and the Registrant
10.4**	Asset Purchase and License Agreement (CT-200) dated May 9, 2017 between Imprimis Pharmaceuticals, Inc. and the Registrant
10.5†**	Asset Purchase Agreement (DS-200) dated June 23, 2017 between Selenix, LLC and the Registrant
10.6†**	Exclusive Development and Supply Agreement (DS-100) dated July 9, 2017 between Andersen Pharma, LLC and the Registrant
10.7**	Exclusive Sales and Marketing Agreement (EM-100) dated August 11, 2017 between Eyemax, LLC and the Registrant
10.8†**	Development, Supply and Commercialization Agreement (CT-100) dated November 7, 2017 between Amphastar Pharmaceuticals, Inc. and the Registrant
10.9†**	Sales/Marketing Agreement (DS-300) dated November 17, 2017 by and among AL Pharma, Inc., SCS National, LLC, Dry Creek Project, LLC and the Registrant
10.10+**	Eton Pharmaceuticals, Inc. 2017 Stock Incentive Plan
10.11+**	Consulting Agreement by and between the Registrant and Mark L. Baum, dated as of May 1, 2017
10.12+**	Offer Letter Agreement by and between the Registrant and Sean E. Brynjelsen, dated as of May 17, 2017
10.13+**	Offer Letter Agreement by and between the Registrant and W. Wilson Troutman, dated as of June 27, 2017
10.14**	Exclusive License and Supply Agreement (ET-103) dated August 3, 2018 between the Registrant, Liqmeds Worldwide Limited and LM Manufacturing, Ltd.
10.15+**	2017 Equity Incentive Plan
10.16+**	2018 Equity Incentive Plan
10.17+**	2018 Employee Stock Purchase Plan
10.18**	Amendment No. 1 dated August 29, 2018 to Sales/Marketing Agreement (DS-300) dated November 17, 2017 between AL Pharma, Inc. and the Registrant
21.1**	List of Subsidiaries
23.1	Consent of KMJ Corbin & Company LLP, Independent Registered Public Accounting Firm
23.2	Consent of Greenberg Traurig, LLP (included in Exhibit 5.1)
24.1**	Power of Attorney

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* To be submitted by amendment

† Portions of this exhibit (indicated by asterisks) have been omitted pursuant to a request for confidential treatment and have been separately filed with the Securities and Exchange Commission.

+ Indicates management compensatory plan, contract or arrangement

** Previously filed

ITEM 17.	UNDERTAKINGS

The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant undertakes that:

(1)       For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus as filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)       For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Deer Park, Illinois on this 31st day of October 2018.

ETON PHARMACEUTICALS, INC.

/s/ Sean E. Brynjelsen
Sean E. Brynjelsen
Chief Executive Officer and Director
(Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Sean E. Brynjelsen	President,	October 31, 2018
Sean E. Brynjelsen	Chief Executive Officer
and Director
(Principal Executive Officer)

/s/ W. Wilson Troutman	Chief Financial Officer,	October 31, 2018
W. Wilson Troutman	Treasurer and Secretary
(Principal Financial and
Accounting Officer)

*
Mark L. Baum	Director	October 31, 2018

*
Charles J. Casamento	Director	October 31, 2018

*
Paul V. Maier	Director	October 31, 2018

*
Norbert G. Riedel, Ph.D.	Director	October 31, 2018

* By:	/s/ Sean E. Brynjelsen
Sean E. Brynjelsen
As Attorney-in-fact

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